Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

x

In re:	:	Chapter 11
:
THE CONTAINER STORE GROUP, INC., et al.,	:	Case No. 24-90627 (ARP)
:
Debtors. [1]	:	(Jointly Administered)
:
x

NOTICE OF FILING OF PLAN SUPPLEMENT TO THE PREPACKAGED JOINT PLAN
OF REORGANIZATION OF THE CONTAINER STORE GROUP, INC. AND ITS
DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Pursuant to the Order (I) Scheduling Combined Hearing to Consider (A) Final Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Form of Ballot, and (C) Confirmation of Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, and Notice of Commencement; (IV) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (V) Conditionally Waiving Requirement of Filing Schedules of Assets and Liabilities, Statements of Financial Affairs, and 2015.3 Reports; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; (VII) Conditionally Approving the Disclosure Statement; and (VIII) Granting Related Relief [Docket No. 81] (the “Solicitation Order”), in connection with the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 19] (as may be amended, supplemented, or modified from time to time, the “Plan”),2 the above-captioned debtors and debtors in possession (collectively, the “Debtors”) hereby file this Plan Supplement, which contains drafts of the following documents (which remain subject to ongoing negotiations among the Debtors and interested parties in accordance with the Plan and Transaction Support Agreement), each as may be modified, amended, or supplemented from time to time:

Exhibit	Plan Supplement Document
A	Restructuring Steps Memorandum
B	New Organizational Documents
B-1	Second Amended and Restated Bylaws of The Container Store Group, Inc.
B-2	Second Amended and Restated Certificate of Incorporation of The Container Store Group, Inc.
B-3	Amended and Restated Limited Liability Company Agreement
C	Exit Term Loan Facility Credit Agreement
D	Exit ABL Facility Credit Agreement
E	Governance Term Sheet
F	Schedule of Retained Causes of Action
G	Directors and Officers of the Reorganized Debtors
H	Rejected Executory Contract/Unexpired Lease List

[1]	The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: The Container Store Group, Inc. (5401); The Container Store, Inc. (6981); C Studio Manufacturing Inc. (4763); C Studio Manufacturing LLC (5770); and TCS Gift Card Services, LLC (7975). The Debtors’ mailing address is 500 Freeport Parkway, Coppell, TX 75019.

[2]	Capitalized terms used but not otherwise defined herein shall have their meanings given to them in the Plan.

The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth therein in full. The documents and designations contained in this Plan Supplement are integral to, and considered part of, the Plan. The Plan Supplement has not yet been approved by the Court. If the Plan is confirmed, the Plan Supplement will also be approved by the Court pursuant to the order confirming the Plan.

Subject to the terms and conditions of the Plan and the Transaction Support Agreement, the Debtors reserve the right to alter, modify, or supplement any document that is part of, or add any document to, the Plan Supplement. To the extent that the Debtors make any material amendment or modification to any documents that are part of the Plan Supplement (each, a “Revised Plan Supplement Document”) prior to the Combined Hearing, the Debtors shall file with the Court a blackline comparing the Revised Plan Supplement Document against the relevant Plan Supplement document attached hereto for the convenience of the Court and all parties in interest. None of the information contained herein or in any Revised Plan Supplement Document shall be deemed final or binding on the Debtors prior to the Effective Date of the Plan.

The Plan Supplement, the Plan, the Disclosure Statement, and related materials can be obtained free of charge at the Debtors’ public restructuring website maintained by Kurtzman Carson Consultants, LLC d/b/a Verita Global (the “Solicitation Agent”) at www.veritaglobal.net/thecontainerstore or by contacting the Solicitation Agent at (888) 251-3046 (U.S. / Canada, toll-free), (310) 751-2615 (International, toll), or www.veritaglobal.net/thecontainerstore/inquiry. In addition, such documents are available for inspection for a fee on the Court’s electronic case filing system at www.txs.uscourts.gov using a PACER password (to obtain a PACER password, go to the PACER website at http://pacer.psc.uscourts.gov).

Any objections to the adequacy of the Disclosure Statement or confirmation of the Plan must be filed on or before January 21, 2025 at 4:00 p.m. (prevailing Central Time). Any objections to the Disclosure Statement or confirmation of the Plan must be: (a) in writing, (b) filed with the Clerk of the Court together with proof of service thereof; (c) set forth the name of the objecting party, and the nature and amount of any Claim or Interest asserted by the objecting party against the Debtors’ estates or property of the Debtors; (d) state the legal and factual basis for such objection; and (e) conform to the applicable Bankruptcy Rules and Bankruptcy Local Rules. Objections not timely filed and served in the manner set forth herein may not be considered by the Court and may be overruled without further notice.

2

A hearing to consider the adequacy of the Disclosure Statement and confirmation of the Plan (the “Combined Hearing”) will be held on January 24, 2025 at 1:00 p.m. (prevailing Central Time) before the Honorable Alfredo R. Pérez, United States Bankruptcy Judge, in Courtroom No. 400 of the United States Bankruptcy Court for the Southern District of Texas, 515 Rusk, Houston, Texas 77002. In the event of a timely filed objection that is not settled by the parties, the Court shall hear such objection at the Confirmation Hearing. The Confirmation Hearing may be continued from time to time by the Court or the Debtors without further notice other than by such adjournment being announced in open court or by a notice of adjournment filed with the Court and served on other parties entitled to notice.

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO YOUR RIGHTS UNDER THE PLAN OR ABOUT ANYTHING STATED HEREIN, OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, PLEASE CONTACT THE SOLICITATION AGENT AT THE NUMBER OR EMAIL ADDRESS SPECIFIED ABOVE. PLEASE NOTE THAT THE SOLICITATION AGENT CANNOT PROVIDE LEGAL ADVICE.

3

Dated:	January 14, 2025		Respectfully submitted,
Houston, Texas
/s/ Timothy A. (“Tad”) Davidson II
HUNTON ANDREWS KURTH LLP
Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)
Ashley L. Harper (Texas Bar No. 24065272)
Philip M. Guffy (Texas Bar No. 24113705)
600 Travis Street, Suite 4200
Houston, TX 77002
Telephone: (713) 220-4200
		Email:	taddavidson@HuntonAK.com
ashleyharper@HuntonAK.com
pguffy@HuntonAK.com

- and -

LATHAM & WATKINS LLP
George A. Davis (NY Bar No. 2401214)
Hugh Murtagh (NY Bar No. 5002498)
Tianjiao (TJ) Li (NY Bar No. 5689567)
Jonathan J. Weichselbaum (NY Bar No. 5676143)
1271 Avenue of the Americas
New York, NY 10020
Telephone: (212) 906-1200
		Email:	george.davis@lw.com
hugh.murtagh@lw.com
tj.li@lw.com
jon.weichselbaum@lw.com

Ted A. Dillman (CA Bar No. 258499)
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Telephone: (213) 485-1234
		Email:	ted.dillman@lw.com

Proposed Co-Counsel for the Debtors and Debtors in Possession

Certificate of Service

I certify that on January 14, 2025, a true and correct copy of the foregoing document was served by the Electronic Case Filing System for the United States Bankruptcy Court for the Southern District of Texas on those parties registered to receive electronic notices.

/s/ Timothy A. (“Tad”) Davidson II
Timothy A. (“Tad”) Davidson II

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EXHIBIT A

Restructuring Steps Memorandum

Restructuring Transactions Steps Memorandum

This restructuring transactions steps memorandum (this “Restructuring Transaction Steps Memorandum”) sets forth a description of certain of the Restructuring Transactions to be effectuated prior to or on the Effective Date in connection with the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates under Chapter 11 of the Bankruptcy Code [Docket No. 19] (as may be amended, modified, or supplemented from time to time in accordance with its terms, the “Plan”).1 Until the Effective Date, this Restructuring Transaction Steps Memorandum is subject to modification in accordance with the terms of the Plan.2 To the extent there is any inconsistency between this Restructuring Transactions Steps Memorandum and the Plan (without reference to this Restructuring Transaction Steps Memorandum), the Plan shall govern (except as set forth in the last sentence of Step 4 below). This is the Restructuring Transaction Steps Memorandum under, as defined in, and for all purposes of, the Plan.

Unless otherwise specified, the following Restructuring Transactions shall occur at, or within the ranges of, the times and in the order set forth below:

1.	No less than one (1) Business Day immediately preceding the Effective Date, The Container Store, Inc., a Texas corporation (“TCS”), forms a new Delaware limited liability company and a wholly-owned subsidiary of TCS (“New TopCo”). New TopCo authorizes and issues to TCS the New Equity Interests required to consummate the Plan. The transactions described in this Step 1 are referred to as the “Step 1 Transactions”. Upon consummation of the Step 1 Transactions, TCS owns all of the issued and outstanding New Equity Interests. New TopCo shall constitute Reorganized Parent under, as defined in, and for all purposes of, the Plan.

2.	On the Effective Date, (a) Parent contributes newly issued shares of its common stock, $0.01 par value per share (“New Parent Shares”), to TCS as a contribution to the capital of TCS and in exchange for no additional shares of capital stock of TCS, and (b) immediately following TCS’s receipt of the New Parent Shares, TCS contributes the New Parent Shares to New TopCo as a contribution to the capital of New TopCo. The transactions described in this Step 2 are referred to as the “Step 2 Transactions”.

3.	On the Effective Date, but immediately following the consummation of the Step 2 Transactions, TCS distributes (a) to the Holders of Allowed DIP Term Loan Claims (or, where applicable, their respective designees under the Plan) (i) the Exit Term Loans and (ii) 64% of the New Equity Interests, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed DIP Term Loan Claims and (b) to the Holders of Allowed Prepetition Term Loan Claims (or, where applicable, their respective designees under the Plan) 36% of the New Equity Interests, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Prepetition Term Loan Claims, in each case of the foregoing, on the terms and subject to the conditions set forth in the Plan. The transactions described in this Step 3 are referred to as the “Step 3 Transactions”.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

[2]	This Restructuring Transactions Memorandum is subject to modification to maximize tax efficiency.

Upon the consummation of the Step 3 Transactions, (A) the Holders of Allowed Prepetition Term Loan Claims (and/or their respective designees under the Plan) and Allowed DIP Term Loan Claims (and/or their respective designees under the Plan), collectively own all of the issued and outstanding New Equity Interests, (B) TCS does not own any New Equity Interests and shall be deemed to have withdrawn from, and shall cease to be a member of, New TopCo for all purposes, including for all purposes of the Delaware Limited Liability Company Act and the limited liability company agreement of New TopCo, and (C) New TopCo shall have become a partnership for U.S. federal income tax purposes in accordance with IRS Rev. Rul. 99-5, 1999-1 C.B. 434. In addition, concurrently with the consummation of the Step 3 Transactions, without any further action on the part of (or notice provided to) New TopCo, the Debtors, the Reorganized Debtors, any recipient of New Equity Interests or any other Person, (x) the initial limited liability company agreement of New TopCo (the “Initial LLC Agreement”) will be deemed amended and restated, and replaced in its entirety, by the Amended and Restated Limited Liability Agreement of [●] (the “A&R LLC Agreement”), (y) the A&R LLC Agreement will be deemed effective, valid, binding, and enforceable in accordance with its terms, and (z) all recipients of New Equity Interests pursuant to the Step 3 Transactions shall be deemed signatories to the A&R LLC Agreement and bound thereby in all respects even if any such recipient has not actually executed and delivered a counterpart thereof.

For U.S. federal income tax purposes, each recipient of New Equity Interests pursuant to the Step 3 Transactions shall be deemed to receive its pro rata share of the New Parent Shares and to immediately contribute such New Parent Shares to New TopCo in exchange for New Equity Interests, consistent with IRS Rev. Rul. 99-5, 1999-1 C.B. 434.

4.	On the Effective Date, but immediately following the consummation of the Step 3 Transactions, all Existing Equity Interests in Parent are cancelled, released, and extinguished, and will be of no further force or effect, all for no consideration or distributions. Anything in the Plan (without reference to this Restructuring Transaction Steps Memorandum) to the contrary notwithstanding, the New Parent Shares shall not constitute Existing Equity Interests and will not receive the treatment accorded to Existing Equity Interests set forth in the Plan.

It is the intention of the Debtors, Reorganized Debtors, and Holders of Claims and Interests that the order of the steps contained in this Restructuring Transaction Steps Memorandum be treated for U.S. federal and all applicable state and local tax purposes as occurring independently and in the order and timing set forth above. The Debtors, Reorganized Debtors, and Holders of Claims and Interests agree, and shall be deemed to have agreed, to file all tax returns consistently with, and take no position that is inconsistent with, such order, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

This Restructuring Transaction Steps Memorandum is subject to ongoing review, revision, and modification and this Restructuring Transaction Steps Memorandum may be amended, modified, or revised as permitted by the Plan or any order of the Bankruptcy Court.

EXHIBIT B

New Organizational Documents

EXHIBIT B-1

Second Amended and Restated Bylaws of The Container Store Group, Inc.

SECOND AMENDED AND RESTATED BYLAWS

of

THE CONTAINER STORE GROUP, INC.

(Effective as of [●], 2025)

ARTICLE I

Offices

1.            Business Offices. The Container Store Group, Inc. (the “Corporation”) may have one or more offices at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or as the business of the Corporation may require.

2.            Registered Office. The registered office of the Corporation shall be as set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”), unless changed as provided by the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE II

Stockholders’ Meetings

1.            Annual Meetings. An annual meeting of stockholders of the Corporation for the election of directors shall be held in each year on such date and at such time as the Board of Directors shall designate. At any such annual meeting, the stockholders entitled to vote thereon shall elect directors of the Corporation and shall transact such other business as may properly come before the meeting; provided, however, that no annual meeting of stockholders need be held if directors are elected by written consent of the stockholders entitled to vote thereon in lieu of an annual meeting, in accordance with Section 211 of the DGCL.

2.            Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors or the Chief Executive Officer of the Corporation, and shall be called by the Chief Executive Officer of the Corporation or the Secretary of the Corporation when directed to do so by the Board of Directors or upon the written request (which shall state the purpose or purposes therefor) delivered to the Corporation by the holders of not less than twenty percent (20.0%) of the issued and outstanding shares of common stock of the Corporation (“Common Stock”). The record date for determining the holders of shares of Common Stock entitled to request a special meeting of stockholders shall be the date on which the first demand for a special meeting is made. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice provided pursuant to Section 4 of this Article II.

3.            Place of Meetings. Meetings of stockholders may be held (i) at any place within or outside the State of Delaware designated by the Board of Directors or, in the case of a special meeting called at the request of the stockholders holding the requisite percentage of shares of Common Stock, the stockholders that requested such meeting to be called as set forth in the written request therefor, and/or (ii) if the Board of Directors or such stockholders so determine, by means of remote communication. Any stockholder participating in a meeting by remote communication is deemed to be present in person at the meeting. In the absence of any such designation by the Board of Directors or such stockholders, stockholder meetings shall be held at the principal place of business of the Corporation.

4.            Notice of Meetings. Not less than ten (10) nor more than sixty (60) days prior to each annual or special meeting of the Corporation’s stockholders, written notice of the meeting shall be given to each stockholder entitled to vote at such meeting (unless such notice is waived by such stockholder as provided in Article IV of these Bylaws); provided, however, that if greater notice is required by the DGCL, the applicable provisions of the DGCL shall govern. All notices shall be in writing and shall be deemed to have been effectively given, delivered, provided or received (i) when personally delivered to the stockholder to be notified; (ii) if given by electronic transmission in the manner provided in Section 232 of the DGCL, in accordance with Section 232 of the DGCL; (iii) three (3) business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the stockholder to be notified; or (iv) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the stockholder to be notified with next-business day delivery guaranteed, in each case to such stockholder at its address or electronic mail address set forth in the stock records of the Corporation. The notice of any meeting shall state the place (and/or any means of remote communication), if any, date and time of the meeting, and, in the case of a notice of a special meeting, shall also state the purpose or purposes of the meeting, in each case consistent with these Bylaws.

5.            Stockholders List. A complete record of the stockholders entitled to vote at each meeting of stockholders (or an adjourned meeting described in Section 9 of this Article II), arranged by class of shares and, within each class, in alphabetical order, showing the address of each stockholder and the number of shares of each class of stock registered in the name of such stockholder, shall be prepared by the officer or agent of the Corporation who has charge of the stock transfer books of the Corporation, provided that if the record date for determining the stockholders entitled to vote at any meeting of stockholders is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such record of stockholders shall be available for inspection by any stockholder entitled to vote at the meeting beginning ten (10) days before the meeting and continuing through the day before the meeting, subject to the requirements of the DGCL, either on a reasonably accessible electronic network, provided, that the information required to gain access to such network is provided with the notice of the meeting, or during ordinary business hours at the principal place of business of the Corporation.

6.            Organization. Any director selected by the Board of Directors or, in the absence of such selection, the Chief Executive Officer (or, in the Chief Executive Officer’s absence, any Vice President), shall call meetings of stockholders to order and act as chairperson of such meetings. In the absence of said officers, any stockholder entitled to vote at the meeting, or any proxy of any such stockholder, may call the meeting to order and a chairperson shall be elected by the affirmative vote of holders of a majority of the voting power of the shares of Common Stock present in person or represented by proxy and entitled to vote at such meeting. The Secretary or any Assistant Secretary of the Corporation or any person appointed by the chairperson may act as secretary of such meetings.

7.            Agenda and Procedure. The Board of Directors shall have the responsibility of establishing an agenda for each meeting of stockholders, subject to the rights of stockholders to raise matters for consideration which may otherwise properly be brought before an annual meeting although not included within the agenda. The chairperson shall be charged with the orderly conduct of all meetings of stockholders.

8.            Quorum. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, the DGCL or other applicable law, at any annual or special meeting of stockholders, the holders of shares of stock representing a majority of the voting power of the then issued and outstanding shares of stock entitled to vote on a matter at the meeting, either present in person or represented by proxy, shall constitute a quorum with respect to action on such matter, and action may be taken with respect to any matter presented at the meeting only if a quorum exists with respect to such matter.

9.            Adjournment. When a meeting is for any reason adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

10.            Voting.

a.            Except as otherwise required by law or otherwise provided in the Certificate of Incorporation, and subject to the rights of holders of any series of preferred stock of the Corporation (if any), (i) at every meeting of stockholders (or with respect to corporate action which may be taken without a meeting), every holder of record of stock of the Corporation entitled to vote on any matter at such meeting shall be entitled, with respect to such matter, to one (1) vote for each share of such stock held of record by such stockholder on the record date designated therefor pursuant to Section 3 of Article IX of these Bylaws (or the record date established pursuant to statute in the absence of such designation), (ii) whenever directors are to be elected by vote of stockholders, they shall be elected in accordance with the provisions of Section 1 of Article III of these Bylaws, and (iii) whenever any corporate action, other than the election of directors, is to be taken by vote of stockholders, such corporate action shall be authorized by the affirmative vote of holders of a majority of the voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote with respect to such corporate action.

b.            At any meeting of stockholders, a stockholder may vote such stockholder’s shares either in person or by proxy. A stockholder may appoint a proxy in person or through an attorney-in-fact and such appointment may be transmitted by any written statement of appointment permitted by the DGCL. The appointment of a proxy shall be effective for the period expressly specified in the appointment form.

c.            The voting rights of fiduciaries, beneficiaries, pledgors, pledgees and joint, common and other multiple owners of shares of stock shall be as provided from time to time by the DGCL and any other applicable law.

d.            Shares of stock of the Corporation held of record by another corporation or entity that are entitled to vote may be voted by such officer, agent or proxy as the bylaws or other organizational documents of such other corporation or entity may prescribe, or, in the absence of any applicable provision, as the board of directors or similar governing body of such other corporation or entity may determine.

11.            Inspectors. The chairperson of any meeting of stockholders may at any time appoint one (1) or more inspectors to serve at such meeting. Such inspectors shall decide upon the qualifications of voters, including the validity of proxies, accept and count the votes for and against the questions presented, report the results of such votes, and subscribe and deliver to the secretary of the meeting a certificate stating the number of shares of stock issued and outstanding and entitled to vote thereon and the number of shares of stock voted for and against the questions presented. The voting inspectors need not be stockholders of the Corporation, and any director or officer of the Corporation may be an inspector on any question other than a vote for or against such director’s or officer’s election to any position with the Corporation or on any other question in which such officer or director may be directly interested.

ARTICLE III

Board of Directors

1.            Election; Term. Except as may otherwise be provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. On the effective date of these Bylaws (the “Effective Date”), the number of directors constituting the whole Board of Directors shall be two (2). After the Effective Date, the number of directors constituting the whole Board of Directors shall be determined by the stockholders from time to time, but in no event shall the number of directors constituting the whole Board of Directors be less than one. Each director shall be elected by vote of holders of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at any meeting at which a quorum is present called for the purpose of electing directors. Each director shall be elected to serve and to hold office until the next succeeding annual meeting and until such director’s successor shall be elected and shall qualify, or until such director’s earlier death, resignation or removal.

2.            Qualification. Each director must be a natural person at least eighteen (18) years of age on the date of election but need not be a stockholder.

3.            Annual Meetings. On the same day as, and immediately following, each annual stockholders’ meeting, the Board of Directors shall meet for the purpose of organization, election of officers and the transaction of any other business.

4.            Regular Meetings. Regular meetings of the Board of Directors shall be held at such time or times as may be determined by the Board of Directors and specified in the notice of such meetings.

5.            Special Meetings. Special meetings of the Board of Directors may be called by any of the directors.

6.            Place of Meetings. Any meeting of the Board of Directors may be held at such place or places as shall from time to time be determined by the Board of Directors or, in the case of a special meeting of the Board of Directors, by the director(s) calling such meeting, and as shall be designated in the notice of the meeting. If no other place is designated in the notice of the meeting, such meeting shall be held at the Corporation’s principal executive offices.

7.            Quorum. A quorum for meetings of the Board of Directors will require the attendance of at least a majority of the total number of directors. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the express provisions of the DGCL, the Certificate of Incorporation or these Bylaws requires a different vote, in which case such express provisions shall govern and control.

8.            Notice of Meetings. Notice of each meeting of the Board of Directors, whether annual, regular or special, shall be given to each director (unless such notice is waived by such director as provided in Article IV of these Bylaws). Unless a longer period is required by the DGCL, if such notice is given either (i) by personally delivering written notice to a director, (ii) by personally telephoning such director or (iii) by email transmission at the email address of such director on the books and records of the Corporation, it shall be so given at least 24 hours prior to the meeting. Unless a longer period is required by the DGCL, if such notice is given by depositing a written notice by overnight courier service, postage prepaid, directed to such director at that person’s residence or place of business, it shall be so given at least two (2) days prior to the meeting. The notice shall state the date and time of the meeting, but need not, unless otherwise required by the DGCL, state the purposes of the meeting.

9.            Meetings by Telecommunication. One (1) or more members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by any means of communication, including teleconference or similar remote communications, by which all persons participating in such meeting can hear each other at substantially the same time or by any other means permitted by the DGCL. Any director or committee member participating in a meeting by any such means of communication is deemed to be present in person at such meeting.

10.            Organization, Agenda and Procedure. The directors shall choose a director to act as chairperson to preside over the meetings of the Board of Directors. The Secretary, any Assistant Secretary, or any other person appointed by any such chairperson shall act as secretary of each meeting of the Board of Directors. The procedure for such meetings shall be as determined by such chairperson. All proposed agenda topics to be reviewed at the annual meetings and the regular meetings shall be delivered to each director prior to, or at the time that, notice of such meeting is provided to such director.

11.            Resignation. Any director of the Corporation may resign at any time by giving written notice of such director’s resignation to the Board of Directors, the Chief Executive Officer, any Vice President or the Secretary of the Corporation. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

12.            Vacancies. Vacancies on the Board of Directors shall be filled by the stockholders of the Corporation.

13.            Committees. The Board of Directors may from time to time designate from among its members any committee deemed appropriate or necessary by the Board of Directors (each such committee to consist of one (1) or more directors). The Board of Directors may designate a chairperson of each such committee from among its members. Each such committee, to the extent provided in the resolution establishing such committee and except as otherwise prescribed by the DGCL, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; provided, however, that no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend, or repeal these Bylaws. Any or all members of any such committee may be removed, with or without cause, by resolution of the Board of Directors. Rules governing the procedures for meetings of each committee shall be as established by the Board of Directors.

ARTICLE IV

Waiver of Notice by Stockholders and Directors; Action
of Stockholders and Directors by Consent

1.            Waiver of Notice. A stockholder or director may waive any notice required by the DGCL, the Certificate of Incorporation, or these Bylaws, whether before or after the date or time stated in the notice as the date or time when any action will occur or has occurred. Any such waiver shall be in writing, be signed by the stockholder or director entitled to the notice, and be delivered to the Secretary of the Corporation for inclusion in the minutes or filing with the corporate records, but such delivery and filing shall not be conditions of the effectiveness of the waiver. Attendance of a stockholder (in person or by duly authorized proxy) at a meeting of stockholders, or attendance by a director at a meeting of the Board of Directors, (i) shall be deemed a waiver of objection to lack of required notice or defective notice of the meeting, unless the stockholder or the director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting, and (ii) shall be deemed a waiver of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, or of a matter without special notice required by the DGCL, the Certificate of Incorporation, or these Bylaws, unless the stockholder or director expressly objects to considering the matter when it is presented and does not thereafter vote for or assent to action taken at the meeting with respect to such matter.

2.            Action By Written Consent Without a Meeting.

a.            Unless the Certificate of Incorporation or the DGCL expressly requires that such action be taken solely at a stockholders’ meeting, any action required or permitted to be taken at an annual or special meeting of the stockholders of the Corporation may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware or its principal place of business, or to an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Such action shall be effective as of the time the last writing necessary to effect the action is received by the Corporation, unless all writings necessary to effect the action specify a later time, in which case the later time shall be the time of the action; provided, however, such action shall not be effective if the last writing necessary to effect the action is delivered to the Corporation later than sixty (60) days after the date the first such written consent was delivered to the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent.

b.            Unless otherwise required by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, or by electronic transmission. Such action shall be effective as of the time the last director signs a writing, or transmits an electronic transmission, describing the action taken unless before such time the Secretary has received a written revocation of the consent of any other director, and any action so taken shall be effective at the time taken unless the directors specify a different effective time.

ARTICLE V

Officers

1.            Election, Authority and Tenure. The officers of the Corporation shall consist of such officers as designated by the Board of Directors from time to time, including, without limitation, a Chief Executive Officer (who shall also be the President), a Chief Financial Officer, a Secretary and a Treasurer, each of whom shall be appointed by the Board of Directors. The Board of Directors may expressly delegate to any such officer the power to appoint or remove subordinate officers, agents or employees. Any two or more offices may be held by the same person. Each officer so appointed shall continue in office until a successor shall be appointed and shall qualify, or until the officer’s earlier death, resignation or removal. Each officer shall be a natural person who is eighteen (18) years of age or older.

2.            Resignation, Removal and Vacancies. Any officer may resign at any time by giving written notice of resignation to the Corporation to the attention of the Board of Directors, the Chief Executive Officer or the Secretary. Such resignation shall take effect when the notice is received by the Corporation unless the notice specifies a later date, and acceptance of the resignation shall not be necessary to render such resignation effective unless such resignation so states. The Board of Directors may at any time terminate, remove or modify the authority of any officer, with or without cause. If any office becomes vacant for any reason, the vacancy may be filled by the Board of Directors. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer’s predecessor in office and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer’s earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal of an officer shall not affect the officer’s contract rights, if any, with the Corporation, and the resignation of an officer does not affect the Corporation’s contract rights, if any, with the officer.

3.            Compensation. Officers of the Corporation shall be entitled to such salaries, emoluments, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors or in such manner as the Board of Directors shall provide.

4.            Chief Executive Officer. The Chief Executive Officer, if any, shall (i) have general and active management of the business of the Corporation, and preside over the day-to-day business operations of the Corporation; (ii) see that all orders and resolutions of the Board of Directors are carried into effect; and (iii) perform all duties as may from time to time be assigned by the Board of Directors. The Chief Executive Officer shall also be the President of the Corporation.

5.            Chief Financial Officer. The Chief Financial Officer, if any, shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer, if any, and shall perform such duties and have such powers and responsibilities as are incident to the office of Chief Financial Officer. In addition, the Chief Financial Officer shall have, along with the Chief Executive Officer, if any, responsibility for the day-to-day business operations of the Corporation.

6.            Vice Presidents. The Vice Presidents, if any, shall perform such duties and possess such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer, if any. In the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of the election or appointment of the Vice Presidents) shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

7.            Secretary. The Secretary, if any, shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer, if any. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of Secretary, including, without limitation, the duty and power to give notice of all meetings of stockholders and the Board of Directors, the preparation and maintenance of minutes of the directors’ and stockholders’ meetings and other records and information required to be kept by the Corporation under these Bylaws and for authenticating records of the Corporation, and to be custodian of the corporate seal and to affix and attest to the same on documents, the execution of which on behalf of the Corporation is authorized by these Bylaws or by the action of the Board of Directors.

8.            Treasurer. The Treasurer, if any, shall perform such duties and shall have such powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer, if any. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer, including, without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board of Directors, making proper accounts thereof, and to render as required by the Board of Directors statements of all such transactions as Treasurer and of the financial condition of the Corporation.

9.            Assistant Secretaries and Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, if any, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer, if any, or the Board of Directors. In the absence, inability or refusal of the Secretary or the Treasurer to act, the Assistant Secretaries or Assistant Treasurers, respectively, in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the Secretary or Treasurer, as the case may be.

ARTICLE VI

Execution of Instruments; Borrowing; Checks and
Endorsements; Deposits; Proxies

1.            Execution of Instruments. The Chief Executive Officer, the Chief Financial Officer or any Vice President shall have the power to execute and deliver on behalf of and in the name of the Corporation any instrument requiring the signature of an officer of the Corporation, except as otherwise provided in these Bylaws or when the execution and delivery of the instrument shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Unless authorized to do so by these Bylaws or by the Board of Directors or incident to the powers of the office of any particular officer, no officer, agent or employee shall have any power or authority to bind the Corporation in any way, to pledge its credit or to render it liable pecuniarily for any purpose or in any amount.

2.            Borrowing. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, unless authorized by the Board of Directors or a committee designated by the Board of Directors so to act. Such authority may be general or confined to specific instances. When so authorized, an officer may (i) effect loans at any time for the Corporation from any bank or other entity and for such loans may execute and deliver promissory notes or other evidences of indebtedness of the Corporation; and (ii) mortgage, pledge or otherwise encumber any real or personal property, or any interest therein, owned or held by the Corporation as security for the payment of any loans or obligations of the Corporation, and to that end may execute and deliver for the Corporation such instruments as may be necessary or proper in connection with such transaction.

3.            Checks and Endorsements. All checks, drafts or other orders for the payment of money, obligations, notes or other evidences of indebtedness, bills of lading, warehouse receipts, trade acceptances and other such instruments shall be signed or endorsed for the Corporation by such officers or agents of the Corporation as shall from time to time be determined by resolution of the Board of Directors, which resolution may provide for the use of electronic signatures.

4.            Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the Corporation’s credit in such banks or other depositories as shall from time to time be determined by resolution of the Board of Directors, which resolution may specify the officers or agents of the Corporation who shall have the power, and the manner in which such power shall be exercised, to make such deposits and to endorse, assign and deliver for collection and deposit checks, drafts and other orders for the payment of money payable to the Corporation or its order.

5.            Proxies. The Board of Directors may (i) from time to time appoint one (1) or more agents of the Corporation, in the name and on behalf of the Corporation, (a) to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, association or other entity whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, association or other entity, or (b) to consent in writing to any action by such other corporation, association or other entity; and (ii) instruct the person so appointed (a) as to the manner of casting such votes or giving such consent, and (b) to execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, all such written proxies or other instruments as may be deemed necessary or proper.

ARTICLE VII

Shares of Stock

1.            Certificates of Stock. The shares of stock of the Corporation may, but need not, be represented by certificates. Unless the DGCL or another law expressly provides otherwise, the fact that the shares of stock are not represented by certificates shall have no effect on the rights and obligations of stockholders. If the shares of stock are represented by certificates, such certificates shall be signed by any two (2) authorized officers of the Corporation, and may, but need not, be sealed with the corporate seal of the Corporation. Any or all of the signatures on the certificate may be by facsimile or electronic signature. In case any officer of the Corporation who shall have signed, or whose facsimile or electronic signature shall have been placed on, any certificate shall cease for any reason to be such officer before such certificate shall have been issued or delivered by the Corporation, such certificate may nevertheless be issued and delivered by the Corporation as though the person who signed such certificate, or whose facsimile or electronic signature shall have been placed thereon, had not ceased to be such officer of the Corporation. Every certificate representing shares of stock (if any) issued by the Corporation shall state the number of shares of stock owned by the holder in the Corporation, shall designate the class of stock to which such shares belong, and shall otherwise be in such form as is required by law and as the Board of Directors shall prescribe.

2.            Shares Without Certificates. The Board of Directors may authorize the issuance of any class or series of shares of stock of the Corporation without certificates. Such authorization shall not affect shares of stock already represented by certificates until they are surrendered to the Corporation or its transfer agent. Within a reasonable time following the issue or transfer of shares of stock without certificates, the Corporation shall send, or direct its transfer agent to send, the stockholder a complete written statement of the information required on certificates by the DGCL.

3.            Record. A record shall be kept of the name of each person or entity holding the shares of stock represented by each certificate for shares of stock of the Corporation issued, the number and class of shares of stock represented by each such certificate, the date thereof and, in the case of cancellation, the date of cancellation. The person or other entity in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof, and thus a holder of record of such shares of stock, for all purposes as regards the Corporation.

4.            Transfer of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such registered holder’s attorney thereunto authorized, and on the surrender of the certificate or certificates (if any) for such shares of stock properly endorsed. The stock record book and other transfer records shall be in the possession of the Secretary or of a transfer agent for the Corporation.

5.            Transfer Agents and Registrars; Regulations. The Corporation, by resolution of the Board of Directors, may from time to time appoint a transfer agent and a registrar, under such arrangements and upon such terms and conditions as the Board of Directors deems advisable, but until and unless the Board of Directors appoints some other person, firm or corporation as its transfer agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary of the Corporation shall be the transfer agent of the Corporation without the necessity of any formal action of the Board of Directors, and the Secretary, or any person designated by the Secretary, shall perform all of the duties of such transfer agent. The Board of Directors may make such rules and regulations as it may deem expedient and as are not inconsistent with the Certificate of Incorporation and these Bylaws concerning the issue, transfer and registration of shares of stock of the Corporation.

6.            Lost, Destroyed or Mutilated Certificates. In case of the alleged loss, destruction or mutilation of a certificate representing stock of the Corporation, a new certificate may be issued in place thereof, in such manner and upon such terms and conditions as the Board of Directors may prescribe, and shall be issued in such situations as required by the DGCL.

ARTICLE VIII

Fiscal Year

The fiscal year of the Corporation shall be established by the Board of Directors.

ARTICLE IX

Corporate Books and Records

1.            Books and Records. The books and records of the Corporation may be kept at such place or places as may be from time to time designated by the Board of Directors. The Corporation shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of the proceedings of its stockholders and the Board of Directors (and any committee of the Board of Directors), and the names and places of residence of its officers.

2.            Addresses of Stockholders. Each stockholder shall furnish to the Secretary of the Corporation or the Corporation’s transfer agent an address or e-mail address to which notices from the Corporation, including notices of meetings, may be directed, and if any stockholder shall fail so to designate such an address or e-mail address, it shall be sufficient for any such notice to be directed to such stockholder at such stockholder’s address or e-mail address last known to the Secretary or the Corporation’s transfer agent.

3.            Fixing Record Date.

a.            In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date for notice, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a record date, such record date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the record date for making such determination.

b.            In order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

c.            In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days prior to such action.

If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is delivered to the Corporation in accordance with applicable law; (iii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when prior action by the Board of Directors is required, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iv) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of this Section 3 at the adjourned meeting.

4.            Audits of Books and Accounts. The Corporation’s books and accounts shall be audited at such times and by such auditors as shall be specified and designated by the Board of Directors.

ARTICLE X

Amendments

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any or all of these Bylaws, or to adopt new bylaws; provided, however, that any or all of these Bylaws may also be amended or repealed, or new bylaws may also be made, in any such case by the stockholders.

EXHIBIT B-2

Second Amended and Restated Certificate of
Incorporation of The Container Store Group, Inc.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE CONTAINER STORE GROUP, INC.

The Container Store Group, Inc., a corporation organized and existing under and by virtue of the provisions of, and subject to the requirements of, the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

The name of the corporation is The Container Store Group, Inc. (the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 29, 2007 under the name “TCS Holdings, Inc.” and was subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation on November 6, 2013 (as amended, amended and restated, supplemented or otherwise modified prior to the filing of this Second Amended and Restated Certificate of Incorporation, the “Current Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Certificate of Incorporation”), which amends and restates the Current Certificate of Incorporation in its entirety, has been duly adopted without the need for approval of the Board of Directors of the Corporation or the stockholders of the Corporation pursuant to the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, which was approved by an order of the United States Bankruptcy Court for the Southern District of Texas, Houston Division, entered on [●], 2025 in jointly administered chapter 11 cases captioned In re: The Container Store Group, Inc., et al., Case No. 24-90627 (ARP), and in accordance with Section 303 of the General Corporation Law. This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

The Current Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is The Container Store Group, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is c/o Cogency Global, Inc., 850 New Burton Rd #201, Dover, Delaware, 19904. The name of the registered agent of the Corporation at such address is Cogency Global, Inc.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 5,000 shares of common stock, par value of $0.01 per share. Notwithstanding anything herein to the contrary, the Corporation shall not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction (a) shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) shall only have such force and effect to the extent and for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (c) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

FIFTH: The election of directors need not be by written ballot.

SIXTH: The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the bylaws of the Corporation (the “Bylaws”), except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide.

SEVENTH: To the fullest extent permitted by the General Corporation Law, including, without limitation, Section 102(b)(7) of the General Corporation Law, no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided that nothing contained in this Article Seventh shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

EIGHTH: To the fullest extent permitted by Section 145 of the General Corporation Law, the Corporation shall indemnify any and all officers and directors of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in and covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any officer or director of the Corporation may be entitled under any bylaw, agreement, vote of stockholders or otherwise, both as to action or inaction in his or her official capacity and as to action or inaction in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law and any other applicable law, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware (together with the Court of Chancery, the “Delaware Courts” and, individually, a “Delaware Court”)) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Delaware Court having personal jurisdiction over the indispensable parties named as defendants therein. If any action or proceeding the subject matter of which is within the scope of this Article Tenth is filed in a court other than a Delaware Court (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Delaware Courts in connection with any action brought in any such court to enforce this Article Tenth (an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s Amended and Restated Certificate of Incorporation, to be made, executed and acknowledged by its duly authorized officer this [●] day of [●], 2025, as directed by and provided for in the Order of the United States Bankruptcy Court for the Southern District of Texas, dated [●], 2025, confirming the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code under chapter 11 of the Bankruptcy Code.

THE CONTAINER STORE GROUP, INC.

By:
Name:
Title:

EXHIBIT B-3

Amended and Restated Limited Liability Company Agreement

[●]

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

-i-

6.5	Place of Meetings	36
6.6	Notice of Meetings	36
6.7	Meetings by Remote Communication	36
6.8	Quorum; Acts of Managers	37
6.9	Organization, Agenda and Procedures	37
6.10	Waiver of Notice	37
6.11	Managers’ Action By Written Consent	37
6.12	Removal	38
6.13	Resignation	38
6.14	Vacancies	38
6.15	Committees	39
6.16	Compensation of Managers	39
6.17	Subsidiary Governing Bodies	40
6.18	Affiliate Transactions	40
6.19	Required Manager Approval and Approval of Board and Majority Members for Certain Actions	40
6.20	Observers	40

Article 7 OFFICERS; POWERS OF OFFICERS		42

7.1	Election and Tenure	42
7.2	Resignation, Removal and Vacancies	42
7.3	Chairperson	42
7.4	Chief Executive Officer	42
7.5	Chief Financial Officer	42
7.6	Controller	43
7.7	Vice Presidents	43
7.8	Secretary	43
7.9	Treasurer	43
7.10	Assistant Secretaries and Assistant Treasurers	43
7.11	Salaries	43
7.12	Borrowing	44
7.13	Checks and Endorsements	44
7.14	Deposits	44
7.15	Proxies	44

Article 8 EXCULPATION AND INDEMNIFICATION		45

8.1	Exculpation	45
8.2	Indemnification	46
8.3	No Member Liability	48
8.4	Settlements	48
8.5	Business Opportunities; Fiduciary Duties	48
8.6	Subrogation	50
8.7	Insurance	51
8.8	Amendments	51

-ii-

Article 9 TRANSFERS		51

9.1	Restrictions on Transfers	51
9.2	Transfer Agents; Regulations	58
9.3	Drag-Along Transactions	58
9.4	Tag-Along Transactions	64
9.5	Appointment of Purchaser Representative	67
9.6	Preemptive Rights	67
9.7	Right of First Offer	69
9.8	Transfers Among Members	72

Article 10 FISCAL YEAR; BOOKS OF ACCOUNT; REPORTS		72

10.1	Fiscal Year	72
10.2	Books and Records	72
10.3	Tax Information	72
10.4	Tax Elections and Accounting	73
10.5	Company Representative	73
10.6	Required Records	74
10.7	Audits of Books and Accounts	75

Article 11 CAPITAL		75

11.1	Capital Contributions	75
11.2	No Right to Return of Contribution	75
11.3	Additional Capital Contributions	75
11.4	Loans to the Company; No Interest on Capital	75
11.5	Creditor’s Interest in the Company	76
11.6	Capital Accounts	76
11.7	Return of Capital	77

Article 12 ALLOCATION OF PROFITS AND LOSSES		77

12.1	Profits and Losses	77
12.2	Special Allocations	77
12.3	Curative Allocations	79
12.4	Limitation on Allocation of Losses	79
12.5	Other Allocation Rules	79
12.6	Tax Allocations: Code Section 704(c)	80

Article 13 DISTRIBUTIONS		80

13.1	Distributions	80
13.2	Limitations on Distributions	81
13.3	No Other Distributions	81
13.4	Withholding Tax	82

-iii-

Article 14 WITHDRAWALS; ACTION FOR PARTITION		83

14.1	Waiver of Partition	83
14.2	Covenant Not to Withdraw or Dissolve	83

Article 15 DISSOLUTION AND LIQUIDATION		83

15.1	Events Causing Dissolution	83
15.2	Liquidation and Winding Up	84
15.3	No Deficit Restoration Obligation	84

Article 16 AMENDMENTS		84

16.1	Amendments	84

Article 17 INFORMATION RIGHTS		86

17.1	Information Rights	86
17.2	Delivery of Information	87
17.3	Termination of Information Rights	87

Article 18 REPRESENTATIONS AND WARRANTIES OF THE MEMBERS		87

18.1	Representations and Warranties of the Members	87
18.2	Survival of Representations and Warranties	90

Article 19 MISCELLANEOUS		90

19.1	Entire Agreement	90
19.2	Counterparts	90
19.3	Severability	90
19.4	Successors and Assigns	91
19.5	Notices	91
19.6	Headings	91
19.7	Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial	91
19.8	No Third Party Beneficiaries	92
19.9	Binding Effect	92
19.10	Additional Actions and Documents	92
19.11	Injunctive Relief	92
19.12	Assignment	93
19.13	Redaction	93
19.14	Spousal Consent	93
19.15	Financial Crimes Matters	93
19.16	Termination	93

-iv-

Article 20 CONFIDENTIALITY		94

20.1	Confidentiality	94
20.2	Permitted Disclosure of Confidential Information	94

Article 21 IPO		96

21.1	IPO Approval	96
21.2	Required Actions	97
21.3	Registration Rights Agreement	97

SCHEDULES AND EXHIBITS

Schedule A	Actions Requiring Approval of Majority Members
Schedule B	Initial Officers

Exhibit A	Form of AI Questionnaire
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Transferee Confidentiality Agreement

-v-

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[●]

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented, amended and restated or otherwise modified from time to time, together with all schedules, exhibits and annexes hereto, this “Agreement”) of [●] (the “Company”), is made as of [●], 2025 (the “Effective Date”), by and among (a) the Company and (b) each of the members of the Company from time to time (each, a “Member” and, collectively, the “Members”).

WHEREAS, on [●], 2025, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101, et seq. (as amended from time to time, the “Act”), by filing with the Secretary of State of the State of Delaware a Certificate of Formation of the Company (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Certificate of Formation”);

WHEREAS, on [●], 2025, the sole member of the Company, The Container Store, Inc. (the “Initial Member”), entered into a Limited Liability Company Agreement of the Company dated as of [●], 2025 (as amended, supplemented, amended and restated or otherwise modified prior to the Effective Date, together with all schedules, exhibits and annexes thereto, the “Initial LLC Agreement”); and

WHEREAS, on the Effective Date, the Plan of Reorganization became effective and, pursuant thereto, or as contemplated thereby, (a) all issued and outstanding “Common Units” (as defined in the Initial LLC Agreement) were distributed by the Initial Member to the recipients thereof as set forth in, or as contemplated by, the Plan of Reorganization, (b) the Initial LLC Agreement was amended and restated in its entirety as set forth in, and replaced by, this Agreement, (c) each of the Persons that received such Common Units became a party to this Agreement as a “Member” hereunder, became fully bound by, and subject to, all of the covenants, terms, conditions and provisions of this Agreement as a “Member” party hereto, and is deemed to have signed this Agreement, and (d) the Initial Member ceased to own any Equity Interests in the Company and withdrew as a member of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and other obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1
DEFINITIONS AND RULES OF CONSTRUCTION

1.1            Certain Definitions. As used herein:

“Accredited Investor” means an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the adjustments set forth herein and the following adjustments:

(a)            credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or pursuant to the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)            debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations to the extent relevant thereto and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under common control with the specified Person, and shall also include (a) any Related Fund of such Person and (b) in the case of a specified Person who is an individual, any Family Member or Personal Representative of such Person. The term “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract or otherwise).

“AI Questionnaire” means an Accredited Investor Questionnaire in the form of Exhibit A attached hereto.

“Allocation Year” means the Fiscal Year or any portion of the Fiscal Year for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article 12.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and any other bribery, fraud, kickback or other similar applicable laws or regulations of any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations of any Governmental Authority that relate to money laundering, counter-terrorist financing, or record keeping and reporting requirements in any jurisdiction in which the Company or any of its Subsidiaries is located or doing business.

“Award Agreement” means any agreement, contract or other instrument or document evidencing or governing an award issued under any Management Incentive Plan, including any award consisting of Class B Units or any award that is convertible, exercisable or exchangeable for or into, or which provides for the delivery of, Class B Units.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

“BOI Laws” means the Corporate Transparency Act, 31 U.S.C. § 5336, and all rules, regulations and guidance promulgated thereunder or in connection therewith, and any beneficial ownership reporting law, rule, regulation or guidance of any state or other applicable jurisdiction, as each may be amended, supplemented, updated or replaced from time to time.

“Business Day” means any day other than a day which is a Saturday, Sunday or legal holiday on which banks in the City of New York are authorized or obligated by law to close.

“Capital Account” means the capital account maintained for each Member pursuant to Section 11.6, as the same may be credited or debited in accordance with the terms hereof.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Code Section 752), including any initial capital contribution and additional capital contribution of such Member under Section 11.1.

“Chairperson” means, as of any time of determination, the chairperson of the Board as of such time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Minimum Gain” means “partnership minimum gain” as set forth in Treasury Regulations Section 1.704-2(d).

“Competitor” means, as of any time of determination, (a) any Person that is identified by name on the Restricted List as of such time of determination, which may include one or more Investment Funds, (b) any Person that is engaged in competition with the Company or any of its Subsidiaries as of such time, as reasonably determined by the Board, and (c) any Person that is an Affiliate of any Person referred to in clause (a) or clause (b) that is reasonably identifiable as an Affiliate of any such Person on the basis of such Affiliate’s name; provided, that, solely with respect to clause (b), a Competitor shall not include (i) any Investment Fund or (ii) any Entity that is formed by an Investment Fund and whose only assets are or will be (after giving effect to any proposed or contemplated transfer or assignment of Units or other securities or indebtedness of the Company or any of its Subsidiaries), directly or indirectly, Units or other securities or indebtedness of the Company or any of its Subsidiaries (it being understood that a Person described in clause (i) or clause (ii) may be a Competitor under clause (a) or clause (c)).

“Covered Person” means (a) any Member, (b) any Affiliate of a Member, (c) any Person serving or having served as a Manager or a member of any committee of the Board, (d) any Person serving or having served as an officer of the Company, (e) any Observer, (f) the Company Representative and any Affiliate of the Company Representative, and (g) any Person who is or was a partner, shareholder, member, officer, director, manager, fund adviser, investment adviser, investment manager, controlling person, employee, consultant, counsel, representative or agent of a Member or the Company Representative or any Affiliate of a Member or the Company Representative (other than the Company or any of its Subsidiaries), in each of the foregoing cases, in any such Person’s capacity as such.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis. If any asset shall have a zero adjusted basis for U.S. federal income tax purposes, Depreciation shall be determined utilizing any reasonable method determined by the Board.

“Designating Group” means any of the following groups of Members: (a) the Golub Members, (b) the LCM Members and (c) any group of Members (which may be a single Member) that acquires a Designation Right pursuant to Section 6.2(e); provided, that any group of Members described in any of clauses (a)-(c) of this definition will cease to be a “Designating Group” once the Members in such group do not have a Designation Right.

“Designating Members” means, as of any time of determination, the Members that are included in any Designating Group as of such time; and “Designating Member” means any one of the Designating Members.

“Designation Right” means the right of any Designating Group to designate any Managers pursuant to Section 6.2(b) or Section 6.2(e), as applicable.

“Distribution” means any distribution by the Company to any Member (in its capacity as such), including distributions payable in cash, property or securities and including by means of distribution, redemption, repurchase or liquidation, except that none of the following shall be a Distribution: (a) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of all outstanding Units of any class or series, and (b) any repurchases by the Company of Units from a Management Holder following termination of his or her employment with the Company or any of its Subsidiaries or termination of his or her service as a Manager or any member of any Subsidiary Governing Body.

“Entity” means any corporation, partnership, limited liability company, limited liability partnership, joint stock company, joint venture, estate, association, trust, unincorporated organization or association, business trust, tenancy in common or other legal entity.

“Equity Interests” means, with respect to any Person, any capital stock (including common stock and preferred stock), limited liability company interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person (however designated).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excepted Transaction” means (a) any transaction or agreement entered into, consummated or effected on the Effective Date pursuant to the Definitive Documents (as defined in the Transaction Support Agreement) and (b) any transaction expressly permitted or required by this Agreement, including (i) any Distributions pursuant to Article 13 or Article 15, and (ii) issuances of Additional Securities in accordance with Section 9.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Issuance” means any issuance of Additional Securities (a) by means of a pro rata distribution to all holders of any class or series of Units, (b) pursuant to any Management Incentive Plan or other compensation, incentive or similar plan, agreement or arrangement approved by the Board to managers, officers, employees or consultants of the Company or any of its Subsidiaries in connection with their service as managers or directors of the Company or any of its Subsidiaries, their employment by the Company or any of its Subsidiaries, or their retention by the Company or any of its Subsidiaries, (c) in a public offering of equity securities of the Company or any of its Subsidiaries or any Reorganized Issuer, (d) pursuant to the conversion, exchange or exercise of any options, warrants or other securities granted after the Effective Date so long as the initial sale, issuance or grant of such options, warrants or other securities complied with the terms of Section 9.6, (e) as consideration for an acquisition (whether by equity sale, merger, recapitalization, asset purchase or otherwise) by the Company or any of its Subsidiaries of another Person (or portion thereof) so long as such Additional Securities are only issued to the counterparty to such acquisition (or to such counterparty’s Affiliates) and in no event to any Member or any Affiliate of a Member, (f) in connection with the financing or refinancing of any indebtedness or debt securities of the Company or any of its Subsidiaries (including as an equity kicker in connection therewith) where such lender or investor is not then a Member or an Affiliate of a Member, unless such Member or such Affiliate is a Participating Lender in a Specified Financing, or (g) in connection with a joint venture, partnership or strategic alliance by the Company or any of its Subsidiaries with another Person so long as such Additional Securities are only issued to such Person (or to such Person’s Affiliates) and in no event to any Member or an Affiliate of a Member.

“Excluded ROFO Transfer” means, with respect to any Member, any Transfer of Units made by such Member: (a) to any Affiliate of such Member, (b) in the case of any Member that is an investment fund, account or other investment vehicle, as an in-kind distribution to its partners, members or accountholders (including any such distribution that is made in connection with a winding up or liquidation of such Member), (c) in the case of any Member that is a nominee, investment manager, advisor or subadvisor for a beneficial owner of Units, to such beneficial owner or to a Person that will serve as a nominee, investment manager, advisor or subadvisor for such beneficial owner with respect to such Units, (d) that does not exceed, taken together with all other Units transferred by such Member and all of its Affiliates at any time during the twelve (12) month period ending on the date of such Transfer (excluding (x) Transfers made pursuant to Section 9.3, (y) Transfers made pursuant to Section 9.4 and such Member and/or any such Affiliate is a Tag-Along Seller and (z) Transfers made in compliance with Section 9.7 (other than any Excluded ROFO Transfer described in this clause (d))), one percent (1.0%) of the issued and outstanding Class A Units as of the date of such Transfer, (e) in connection with a Drag-Along Transaction pursuant to Section 9.3 and such Member is a Dragged Member or a Selling Member, (f) in connection with a Tag-Along Transaction pursuant to Section 9.4 and such Member is a Tag-Along Seller, and (g) to the Company following termination of such Member’s employment with the Company or any of its Subsidiaries or termination of such Member’s service as a Manager or any member of any Subsidiary Governing Body.

“Excluded Tag-Along Transfer” means, with respect to any Member, any Transfer of Class A Units made by such Member: (a) to any Affiliate of such Member, (b) in the case of any Member that is an investment fund, account or other investment vehicle, as an in-kind distribution to its partners, members or accountholders (including any such distribution that is made in connection with a winding up or liquidation of such Member), (c) in the case of any Member that is a nominee, investment manager, advisor or subadvisor for a beneficial owner of Class A Units, to such beneficial owner or to a Person that will serve as a nominee, investment manager, advisor or subadvisor for such beneficial owner with respect to such Class A Units, (d) in connection with a Drag-Along Transaction pursuant to Section 9.3 and such Member is a Dragged Member or a Selling Member, (e) in connection with a Tag-Along Transaction pursuant to Section 9.4 and such Member is a Tag-Along Seller, and (f) to ROFO Members pursuant to Section 9.7.

“Existing Lenders” means, with respect to any Specified Financing, holders of indebtedness or debt securities of the Company or any of its Subsidiaries immediately prior to the consummation of such Specified Financing.

“Fair Market Value” means, with respect to any property or asset, the amount at which a willing buyer would pay to a willing seller for such property or asset in an arms’ length transaction, where neither party is under any compulsion to buy or sell, and both such parties are ready, willing and able to engage in such transaction and well informed about such property or asset, as reasonably determined by the Board.

“Family Member” means, with respect to any individual, (a) any Related Person of such individual or (b) any trust, limited partnership, limited liability company or other Entity, the sole owners or beneficiaries of which are such individual and/or one or more of such individual’s Related Persons.

“FinCEN” means the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, or any successor bureau or agency.

“Fiscal Quarter” means each quarterly accounting period as may be established by the Board or as required by the Code.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time consistently applied.

“Golub Members” means, collectively, any Affiliates of Golub Capital LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of Golub Capital LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the Golub Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the Golub Members that own or hold a majority of the Class A Units owned or held by all of the Golub Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Golub Member as of such time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)            the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(b)            the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the times set forth in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(5); provided, however, that adjustments pursuant to this paragraph (b) shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c)            the Gross Asset Value of any Company asset distributed to a Member shall be the gross Fair Market Value of such asset on the date of distribution;

(d)            the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 12.2(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the adjustment pursuant to paragraph (b) hereof is made in connection with the transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)            if the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Holder Managers” means the individuals designated by any Designating Group to serve as a Manager pursuant to the Designation Right of such Designating Group; and each such individual shall be referred to, individually, as a “Holder Manager”.

“Hurdle Amount” means, in respect of any Class B Unit that is intended to be treated as a “profits interest”, an amount determined by the Board, which amount shall not be less than the amount necessary to cause such Class B Unit to constitute a “profits interest” in the Company within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

“Independent Manager” means any Manager who is neither (a) an employee of the Company or any of its Subsidiaries, nor (b) an employee of any Member or any Affiliate of any Member as of the time such Manager is designated or appointed to the Board or at any time three (3) months prior to such time.

“Interest” means all or any part of a Member’s equity, ownership, membership, profit or other right, title and interest in the Company in such Member’s capacity as a Member, including all of such Member’s rights in Profits, Losses and Distributions and all of such Member’s rights under this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Fund” means a bona fide investment fund or other investment vehicle, such as a hedge fund, private equity fund, an account, a share trust, an investment trust, an investment company, a pension fund or an insurance company, in each case, the business, operations or assets of which are held for investment purposes and the investments in which are professionally managed.

“IPO” means the first underwritten public offering of the common equity securities of the Company (or any successor or Subsidiary of the Company, including any Reorganized Issuer) following the Effective Date pursuant to an effective registration statement under the Securities Act filed with the SEC that results in such common equity being listed on a national securities exchange or quoted on the Nasdaq Stock Market.

“Joinder Agreement” means a Joinder Agreement in the form of Exhibit B attached hereto.

“LCM Members” means, collectively, any Affiliates of LCM Asset Management LLC that own or hold Class A Units, so long as any such Affiliate remains an Affiliate of LCM Asset Management LLC. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the LCM Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the LCM Members that own or hold a majority of the Class A Units owned or held by all of the LCM Members at such time. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a LCM Member as of such time.

“Liens” means any lien, encumbrance, claim, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interest, title defect, hypothecation, easement, right of way, restrictive covenant, encroachment, right of first refusal, preemptive right, judgment, conditional sale or other title retention agreement and all other impositions, imperfections, defects, limitations or restrictions of any nature or kind whatsoever.

“Major Member” means each Member that, as of the Effective Date (immediately after giving effect to the consummation of the Restructuring Transactions to occur on or as of the Effective Date, including all payments and distributions to be made on or as of the Effective Date), owns or holds (together with its Affiliates) at least five percent (5.0%) of the issued and outstanding Class A Units as of the Effective Date (immediately after giving effect to the consummation of the Restructuring Transactions to occur on or as of the Effective Date, including all payments and distributions to be made on or as of the Effective Date); provided, however, that any such Member will permanently cease to be a “Major Member” once such Member owns or holds (together with its Affiliates) less than five percent (5.0%) of the issued and outstanding Class A Units at any time after the Effective Date; provided, that if any such Member owns or holds (together with its Affiliates) less than five percent (5.0%) of the issued and outstanding Class A Units at any time after the Effective Date as a result of the sale or issuance of Additional Securities pursuant to Section 9.6(d), then such Member shall not cease to be a Major Member as a result of such sale or issuance unless such Member owns or holds (together with its Affiliates) less than five percent (5.0%) of the issued and outstanding Class A Units after the consummation of the sale or issuance of Additional Securities to Other Preemptive Members pursuant to Section 9.6(d), if any.

“Majority Members” means, as of any time of determination, Members that collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Units as of such time; provided, that, solely for purposes of determining “Majority Members” under Section 15.1(a), the reference to “Class A Units” set forth in the portion of this definition preceding this proviso shall be deemed to be a reference to “Class A Units and Class B Units (treated as one class of Units)”.

“Majority Specified Members” means, as of any time of determination, Specified Members as of such time who collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Units owned or held by all Specified Members as of such time.

“Management Holders” means (a) members of the Board or any of the Subsidiary Governing Bodies and (b) employees of or consultants to the Company or any of its Subsidiaries, in any such case who are selected by the Board (or any applicable committee thereof) to participate in any Management Incentive Plan.

“Management Incentive Plan” means any management incentive plan established by the Board to provide incentives to Management Holders in the form of Class B Units or other equity or equity-based awards, as may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Manager” means a manager serving on the Board at any given time.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Sections 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Treasury Regulations Sections 1.704-2(i)(1) and (2).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Permitted Liens” means Liens that are imposed (a) by this Agreement or (b) under applicable securities laws.

“Person” means an individual, an Entity, or a Governmental Authority.

“Personal Representative” means the legal representative (including a guardian, executor, administrator or conservator) of a deceased or incompetent Member that is an individual.

“Plan Asset Regulation” means the regulation issued by the U.S. Department of Labor at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan of Reorganization” means the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, as confirmed by the Bankruptcy Court on [●], 2025, and including all exhibits and supplements thereto.

“Profits” and “Losses” means, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)            any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)            any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c)            in the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) or paragraph (c) in the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Company asset for purposes of computing Profits or Losses;

(d)            gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition thereof;

(f)            to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(g)            notwithstanding any other provision of this definition of “Profits” and “Losses,” any items that are specially allocated under this Agreement shall not be taken into account in computing Profits or Losses.

“Regulations” or “Treasury Regulations” means the income tax regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

“Related Fund” means, with respect to any Person, any fund, account or investment vehicle that is controlled, managed or advised by (a) such Person, (b) an Affiliate of such Person or (c) the same investment manager, advisor or subadvisor that controls, manages or advises such Person or an Affiliate of such investment manager, advisor or subadvisor.

“Related Person” means, with respect to any individual, any of such individual’s parents, spouse, siblings, children and grandchildren.

“Required Manager Approval” means the affirmative vote of 66-2/3% or more of the votes of all of the Managers present and entitled to vote at a meeting of the Board at which a quorum is present; provided, that the votes of the CEO Manager shall be excluded for all purposes of this calculation. For the avoidance of doubt, if there is a meeting of the Board and (a) five (5) Managers are present and entitled to vote at such meeting, then Required Manager Approval shall require the affirmative vote of at least three (3) Managers (excluding the CEO Manager), and (b) four (4) Managers (including the CEO Manager) are present and entitled to vote at such meeting, then Required Manager Approval shall require the affirmative vote of at least two (2) Managers (excluding the CEO Manager). The Required Manager Approval may also be provided by written consent if a consent or consents in writing is/are signed by the Managers holding not less than the total number of votes that would be necessary to authorize the action by Required Manager Approval at a meeting of the Board at which all Managers then in office were present and voted.

“Restricted List” means a schedule or list of disqualified transferees as determined by the Board, as such schedule or list may be amended, supplemented, updated or modified from time to time by the Board. Any reference in this Agreement to the Restricted List as of any time of determination shall mean the schedule or list referred to in the immediately preceding sentence that was most recently provided by the Company to the Members that own or hold Class A Units, including by posting any such schedule or list to the website referred to in Section 17.2.

“Restructuring Transactions” has the meaning given to such term in the Plan of Reorganization.

“ROFO Transaction” means a Transfer of all or any portion of a Member’s Units to any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than a Transfer that constitutes an Excluded ROFO Transfer.

“Sale Transaction” means the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (a) all or substantially all of the consolidated assets of the Company and its Subsidiaries (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share or unit exchange, consolidation or other business combination) of at least a majority of the aggregate voting power of the Voting Securities of any direct and/or indirect Subsidiary or Subsidiaries of the Company if substantially all of the consolidated assets of the Company and its Subsidiaries are held by such Subsidiary or Subsidiaries) or (b) at least a majority of the then-issued and outstanding Class A Units (whether directly or indirectly or by way of any merger, share or unit exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership) to (in either case of clause (a) or clause (b)) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“Sanctions” means any economic, trade, or financial sanctions laws, regulations, embargoes, restrictive measures or other similar measures enacted, administered, imposed or enforced by any Sanctions Authority.

“Sanctions Authority” means any relevant Governmental Authority in the United States, the United Kingdom, the European Union or its member States, or other relevant jurisdiction, including but not limited to: the U.S. Treasury Department’s Office of Foreign Asset Control (OFAC), the U.S. State Department, the United Nations Security Council, and His Majesty’s Treasury.

“Sanctioned Person” means, at any time of determination, any Person that is the target of Sanctions as of such time or owned or controlled, directly or indirectly, by a Person that is the target of Sanctions as of such time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Member” means, as of any time of determination, any Member that owns or holds (together with its Affiliates) five percent (5.0%) or more of the issued and outstanding Class A Units as of such time.

“Specified Financing” means any financing or refinancing of any indebtedness or debt securities of the Company or any of its Subsidiaries that is consummated with any Existing Lender or any Affiliate of any Existing Lender (collectively, “Participating Lenders”) pursuant to an opportunity that was made available to such Existing Lender on account of any class of indebtedness or debt securities held by such Existing Lender; provided, that each Existing Lender that holds indebtedness or debt securities of such class, in its capacity as such, has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of the indebtedness or debt securities on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such financing or refinancing) as such Participating Lenders (it being understood that first-out loans and second-out loans are different classes of loans).

“Specified Members” means, as of any time of determination, Members that do not have a Designation Right as of such time. Any consent, approval, decision (including any decision as to whether a Person, action or thing is acceptable), determination, designation, identification, direction, specification, request, removal, instruction or other action to be provided, granted, given, made, performed, rendered or otherwise taken by the Specified Members pursuant to this Agreement at any time shall be provided, granted, given, made, performed, rendered or otherwise taken by the Majority Specified Members; provided, however, that for purposes of designating the Independent Designee pursuant to Section 6.2(b)(iii) or filling a vacancy on the Board resulting from the Independent Designee ceasing to serve as a member of the Board (which vacancy shall be filled pursuant to Section 6.14), the Specified Members may act by either (a) the vote of Specified Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Specified Members called for purposes of authorizing, approving or otherwise considering any such action, or (b) Majority Specified Members acting by written consent. For the avoidance of doubt, a Person that does not own or hold Class A Units as of any time of determination shall not constitute a Specified Member as of such time.

“Subsidiary” means, as of any time of determination and with respect to any specified Person, any limited liability company, partnership, limited partnership, joint venture, association, or other Entity (a) more than a majority of the aggregate voting power of the Voting Securities of which is, as of such time, directly or indirectly owned by such Person, or (b) in which such Person, directly or indirectly, owns more than fifty percent (50.0%) of the equity economic interest thereof.

“Subsidiary Governing Body” means the board of directors, the board of managers or other governing body (including any committee of any such governing body) of each Subsidiary of the Company.

“Super-Majority Members” means, as of any time of determination, Members that collectively own or hold at least sixty-six percent (66.0%) of the issued and outstanding Class A Units as of such time.

“Tag-Along Transaction” means any transaction or series of related transactions involving a Transfer (excluding any Excluded Tag-Along Transfer) by one or more Members of Class A Units that represent, in the aggregate, forty percent (40.0%) or more of all of the Class A Units that are issued and outstanding at the time of such transaction (or, in the case of a series of related transactions, at the time of the first transaction in such series of related transactions) to any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

“Transaction Support Agreement” has the meaning given to such term in the Plan of Reorganization.

“Transfer” means any direct or indirect sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Units (including (x) a disposition under judicial order, legal process, execution, attachment, foreclosure or enforcement of a Lien and (y) the granting of any option or entering into any agreement for the future sale, transfer or other disposition of Units), whether voluntary or involuntary, whether of record, constructively or beneficially, whether with or without consideration, and whether by operation of law or otherwise, including by recapitalization, merger, consolidation, division, liquidation, dissolution, dividend, distribution or otherwise. Notwithstanding the foregoing, any transaction in which a Member lends, borrows or sells with an agreement to repurchase any Units to or from brokers, banks, or other financial institutions for the purpose of effecting margin transactions, or pledges, hypothecates, grants a security interest in, lien on or otherwise encumbers Units in connection with such Member’s or any of its Affiliates’ financing arrangements, in any such case in the ordinary course of business of such Member, shall not constitute a Transfer of Units for purposes of this Agreement; provided, however, that any foreclosure (including the retention of Units in satisfaction of any obligations) on Units by any such broker, bank or other financial institution in accordance with such margin transactions and financing arrangements shall be deemed a Transfer of Units for purposes of this Agreement. The terms “Transferee,” “Transferring,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” means any bank, trust company or other Person (including the Company or one of its Affiliates, or any officer of the Company) as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Units or any other Interests.

“United States” or “U.S.” means the United States of America.

“Voting Securities” means, with respect to any Person, the Equity Interests of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

Additional Definitions. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location
“Acceptance Notice”	9.4(b)
“Act”	Recitals
“Additional Securities”	9.6(a)
“Affiliate Transaction”	6.18
“Agreement”	Preamble
“Assistant Treasurers”	7.10
“Assistant Secretaries”	7.10
“BB Act”	10.5(a)
“Board”	6.1(a)
“BOI Reports”	4.7(a)
“CEO Manager”	6.2(b)(v)
“Certificate of Formation”	Recitals
“Chief Executive Officer”	7.4
“Chief Financial Officer”	7.5
“Class A Units”	5.1
“Class B Units”	5.1
“Company”	Preamble
“Company Representative”	10.5(a)
“Company Securities”	21.3
“Confidential Information”	20.1
“Confidentiality Period”	20.1
“control”	Definition of “Affiliate”
“Controller”	7.6
“Conversion Units”	9.1(a)(ii)

Defined Term	Location
“Corporate Conversion”	21.2
“Counterparty”	9.8
“Counterparty Excluded Information”	9.8
“Damages”	8.2(a)
“Designation Notice”	6.2(d)
“Drag-Along Transaction”	9.3(a)
“Drag-Along Transaction Documents”	9.3(b)(iv)
“Drag Notice”	9.3(a)
“Dragged Members”	9.3(a)
“Effective Date”	Preamble
“e-mail”	19.5
“Fiscal Year”	10.1
“flow-through entity”	18.1(g)
“Identified Person”	8.5(a)
“Indebtedness”	5.8
“Independent Designee”	6.2(b)(iii)
“Initial LLC Agreement”	Recitals
“Initial Member”	Recitals
“Initiating Holders”	9.4(a)
“Investment Documents”	9.3(b)(v)
“Meeting”	6.20(a)
“Member”	Preamble
“Member Beneficial Ownership Information”	4.7(b)

Defined Term	Location
“Observer”	6.20(a)
“Observer Member”	6.20(a)
“Offered Units”	9.7(a)
“Offering Member”	9.7(a)
“Opportunity”	8.5(a)
“Other Entity”	8.2(a)
“Other Preemptive Members”	9.6(d)
“Participating Lenders”	Definition of “Specified Financing”
“Preemptive Members”	9.6(a)
“Preemptive Rights Notice”	9.6(a)
“Principal Office”	2.4
“Pro Rata Portion”	9.6(a)
“Proceeding”	8.2(a)
“Proposed Terms”	9.7(a)
“Purchase Notice”	9.7(b)
“Register of Members”	4.1
“Registered Holder”	21.3
“Regulatory Allocations”	12.3
“Related Companies”	8.5(c)
“Reorganized Issuer”	21.2
“Representatives”	20.2(a)(i)
“Right of First Offer”	9.7(b)
“ROFO Member”	9.7(a)
“ROFO Notice”	9.7(a)

Defined Term	Location
“ROFO Period”	9.7(b)
“ROFO Portion”	9.7(c)
“Sale Notice”	9.4(a)
“Secretary”	7.8
“Selling Members”	9.3(a)
“Specified Insurance”	8.7
“Specified Preemptive Members”	9.6(d)
“Surviving Entity”	9.3(b)(v)
“Tag-Along Sellers”	9.4(a)
“Tag-Along Transaction Documents”	9.4(c)
“Taxing Authority”	13.4
“Third Party Purchaser”	9.3(a)
“Transfer Notice”	9.1(c)
“Treasurer”	7.9
“Unit Reclassification”	5.2(a)
“Units”	5.1
“Vice Presidents”	7.7

1.2            Rules of Construction. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)            All references in this Agreement to Articles, Sections, clauses, Schedules and Exhibits shall be deemed to refer to Articles, Sections, clauses, Schedules and Exhibits to, or contained in, this Agreement.

(b)            All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)            The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation” (regardless of whether such words or similar words actually appear).

(d)            When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(e)            Any reference in this Agreement to Units being owned or held “collectively” by more than one Member and/or other Persons shall not require that such Members and/or other Persons own or hold such Units jointly or otherwise require that all such Members and/or other Persons have ownership interests in, or rights to, all such Units, but rather is intended to describe Units that are owned by all such Members or other Persons in combination with one another.

(f)            Any reference in this Agreement to “$” or “dollars” shall mean United States dollars.

(g)            Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(h)            The words “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Article 2
GENERAL

2.1            Limited Liability Company Agreement. The Members agree to continue the Company as a limited liability company under and pursuant to the provisions of the Act, and agree that this Agreement (a) constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(9) of the Act, (b) shall be effective as of the Effective Date and (c) shall govern the rights, duties and obligations of the Members and the Managers, except as otherwise expressly required by the Act.

2.2            Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, “[●]” or under such other name or names as the Board may determine from time to time.

2.3            Term. The term of the Company commenced on [●], 2025 and shall continue perpetually until a certificate of cancellation with respect to the Certificate of Formation shall be filed with the Secretary of State of the State of Delaware and become effective, and the Company is dissolved in accordance with Article 15.

2.4            Business Offices. The location of the principal place of business of the Company shall be [●], or such other place as the Board may from time to time determine (the “Principal Office”). The Company may have one or more offices at such place or places, either within or outside the State of Delaware, as the Board may from time to time determine or as the business of the Company may require.

2.5            Registered Office and Agent. The Company’s registered agent and registered office in the State of Delaware is Cogency Global, Inc., located at 850 New Burton Rd #201, Dover, Delaware, 19904. At any time and from time to time, the Board may change the Company’s registered agent and registered office in the State of Delaware.

2.6            Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or as the Board determines to be desirable. Any officer or other authorized person of the Company, each as duly authorized by the Board, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.7            No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement (except for tax purposes as set forth in the next sentence of this Section 2.7), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that, to the extent an election described in the next sentence is not made, the Company shall be treated as a partnership (other than a ”publicly traded partnership” taxable as a corporation under Code Section 7704) for U.S. federal and, if applicable, state and local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, except as otherwise required by law. Without prior Required Manager Approval and the prior approval or written consent of the Board and the Majority Members, the Company shall not make an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3 (or any successor regulation or provision) or, to the extent applicable, state or local income tax purposes.

Article 3
PURPOSE OF THE BUSINESS

The purpose and character of the business of the Company shall be to undertake and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act, and engaging in any and all activities necessary, advisable, convenient or incidental thereto.

Article 4
MEMBERS; MEETINGS

4.1            Members. The name of each Member, its address, contact information, Capital Contributions, and class or series and number of Units shall be reflected in a register held and maintained by the Transfer Agent (the “Register of Members”). The Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members from time to time to reflect the change in any of the information contained therein (including the withdrawal of one or more Members, the admission of one or more additional Members, additional Capital Contributions, forfeitures of Units, Transfers and the issuance of additional Units) only to the extent that the actions resulting in such changes were taken pursuant to, and in accordance with, the terms and conditions of this Agreement, and, if applicable, any applicable Management Incentive Plan and Award Agreement, and that any consents of the Members to such actions required hereunder, if any, were obtained. Any reference in this Agreement to the Register of Members shall be deemed to be a reference to the Register of Members, as amended and updated from time to time. If the Transfer Agent is any Person other than the Company or one if its Affiliates or officers, and such Transfer Agent will not include any particular information in the Register of Members, then the Company shall maintain a register or other record to reflect such information and shall amend and update such register or other record from time to time to reflect any change in any of the information contained therein to the same extent that the Register of Members would be required to be amended and updated by the Transfer Agent pursuant to this Agreement if such information was set forth therein and the Company served as the Transfer Agent, and any requirement or reference in this Agreement that such information shall be, or is, included or set forth in the Register of Members shall instead be a reference to any such register or other record.

4.2            Substituted Members and Additional Members.

(a)            In connection with a Transfer of Units that is permitted pursuant to, and is effected in compliance with, the applicable terms of this Agreement, the Transferee of the Units subject to such Transfer shall become a substitute Member, effective on the date of such Transfer (which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer set forth herein), entitled to all of the rights (excluding any rights of a Member that are not assignable or otherwise transferable pursuant to the terms of this Agreement), and subject to all of the obligations and restrictions, of the transferor Member to the extent of the Units so Transferred. Upon the substitution of a transferee Member, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect the substitution of such transferee Member. Any duly substituted Member shall be considered a “Member” for all purposes of this Agreement and the Act. Notwithstanding the requirement that substituted Members execute a Joinder Agreement pursuant to Section 9.1(c), this Agreement shall bind all holders of Units, regardless of whether any such holder executes this Agreement or a Joinder Agreement and by acceptance of Units each holder agrees to be so bound.

(b)            Subject to the provisions of this Agreement (including Section 9.6 hereof), the Board may, from time to time in its sole discretion (and without the requirement of any consent or approval of any Member), admit additional Persons as Members and issue to such Persons Units on such terms and conditions (including the Capital Contributions required, the series and class of Units to be issued, the number of Units to be issued and, if applicable, the vesting schedule of such Units and any forfeiture provisions applicable thereto) as the Board shall determine in its sole discretion. The admission of an additional Member to the Company, and the issuance to such Person by the Company of Units in connection with such admission as a Member, shall be subject to the satisfaction of the following conditions: (i) such additional Member shall have become a party to this Agreement by executing and delivering to the Company a Joinder Agreement (duly completed) and such other written documentation as the Board may require in connection with such admission and issuance (including an AI Questionnaire and an IRS Form W-9 or appropriate IRS Form W-8, as applicable), (ii) such issuance of Units shall not require the Company to register any Units under the Exchange Act (as a result of the number of holders of Units or otherwise), unless, at the time of such issuance, the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act, (iii) the compliance with all applicable laws and regulations (including securities laws) relating to such admission and issuance, (iv) such issuance of Units shall not cause the Company to be treated as an association taxable as a corporation or as a “publicly traded partnership” for U.S. federal income tax purposes, (v) such issuance of Units shall not cause the Company to be required to register as an “investment company” under the Investment Company Act, (vi) such issuance of Units shall not cause the underlying assets of the Company to be deemed “plan assets” as defined under and pursuant to the Plan Asset Regulation or constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (vii) such additional Member shall not be a Competitor or a Sanctioned Person. Upon the admission of a new Member, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect the addition of such new Member. Any duly admitted new Member shall be considered a “Member” for all purposes of this Agreement and the Act. Notwithstanding the requirement that additional Members execute a Joinder Agreement, this Agreement shall bind all holders of Units, regardless of whether any such holder executes this Agreement or a Joinder Agreement, and by acceptance of Units each holder agrees to be so bound.

4.3            Member Meetings.

(a)            Meetings. Meetings of the Members may be called for any purpose at any time by the Board or by Members who collectively own or hold at least twenty percent (20.0%) of the issued and outstanding Class A Units (determined as of the time that such meeting is called). Anything in this Agreement to the contrary notwithstanding, no regular, special or other meetings of the Members are required to be held.

(b)            Place of Meetings. Member meetings may be held (i) at any place within or outside the State of Delaware designated by the Board or the Members calling any such meeting, and/or (ii) if the Board or the Members calling any such meeting so determine, by means of remote communication in accordance with Section 4.3(k). In the absence of any other designation by the Board or the Members calling any such meeting, Member meetings shall be held at the Principal Office.

(c)            Notice of Meetings. Not less than five (5) Business Days prior to any Member meeting, notice of the place, if any, the purpose and the date and time of such meeting shall be delivered by the Secretary to each Member entitled to vote at such meeting in accordance with Section 19.5. Presence of a Member (in person or by duly authorized proxy) at a meeting shall constitute waiver of notice by such Member, except where a Member (in person or by duly authorized proxy) participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and does not at such meeting vote for or assent to action taken at such meeting.

(d)            Quorum. The holders of more than fifty percent (50.0%) of the aggregate voting power of the then-issued and outstanding Units entitled to vote on a matter to be presented at a Member meeting, either present in person or represented by proxy, shall constitute a quorum with respect to action on such matter, and action may be taken with respect to any matter presented at the meeting only if a quorum exists with respect to such matter.

(e)           Voting. Every Member entitled to vote its Units on any matter to be presented at a Member meeting shall be entitled, with respect to such matter, to one (1) vote for each such Unit held of record by such Member on the record date designated for such meeting. Whenever any action is to be taken with respect to any matter by vote of the Members, such action shall be authorized by the affirmative vote of holders of a majority of the aggregate voting power of the then-issued and outstanding Units entitled to vote on such matter, unless the express provisions of this Agreement require a different vote (including any provision of this Agreement that requires any matter to be approved by the Majority Members, the Specified Members or the Super-Majority Members), in which case such express provisions shall govern and control.

(f)            Adjournment. Notwithstanding any other provision of this Agreement, if a quorum is not present at any Member meeting, such meeting may be adjourned by announcement of the chairperson of the meeting or by affirmative vote of the holders of a majority of the aggregate voting power of the Units that are present in person or represented by proxy at such meeting and are entitled to vote on one or more matters to be presented at such meeting. Notice of an adjournment need not be given to the Members if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted which might have been transacted at the original meeting. However, if the adjournment is for more than thirty (30) days from the date of the original meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting shall be given in accordance with Section 4.3(c) to each Member of record entitled to vote at such adjourned meeting.

(g)            Record Date. Unless otherwise determined by the Board, the date on which notice of a Member meeting is first sent shall be the record date for the determination of Members entitled to notice of or to vote at such meeting (including any adjournment thereof). The record date for determining Members entitled to express consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

(h)            Proxies. Each Member may authorize another Person or Persons to act for him, her or it by proxy by an instrument executed in writing and delivered to the Company in accordance with Section 19.5 before or at the time of the meeting or execution of a written consent, as the case may be. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one such Person is present, then such powers may be exercised by that Person; or if an even number of such Persons attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Units that are the subject of such proxy are to be voted with respect to such issue. The appointment of a proxy shall be effective for eleven (11) months from the date of such appointment unless a different period is expressly specified in the appointment form. A proxy may only be voted or acted upon by its holder in accordance with written instructions of the Member granting such proxy. Except as otherwise limited therein, proxies shall entitle the individuals authorized to vote at a meeting thereby to vote at any adjournment or postponement of such meeting. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Subject to the above, any proxy may be revoked if an instrument revoking it or a proxy bearing a later date is delivered to the Company in accordance with Section 19.5.

(i)             Conduct of Member Meetings. The Chairperson or, in the Chairperson’s absence, the Chief Executive Officer (or, in the Chief Executive Officer’s absence, any Vice President) shall call meetings of the Members to order and act as chairperson of such meetings. In the absence of said officers, any Member entitled to vote at the meeting, or any proxy of any such Member, may call the meeting to order and a chairperson shall be elected by the affirmative vote of holders of a majority of the voting power of the Units present in person or represented by proxy and entitled to vote on any matter to be presented at such meeting. The Secretary or any Assistant Secretary or any person appointed as secretary of a meeting of the Members by the chairperson at any meeting of the Members may act as secretary of such meeting. The chairperson of any Member meeting shall determine the order of business and the procedure at such meeting, including such regulation of the manner of voting and the conduct of discussion.

(j)            Action by Written Consent. Notwithstanding anything contained in this Agreement to the contrary, any action required or permitted by applicable law to be taken at any Member meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members that own or hold Units representing not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all the Members entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with Section 19.5. An action by written consent of the Members shall become effective as of the time the last written consent necessary to effect the contemplated action is received by the Company, unless all consents necessary to effect the contemplated action specify a later time, in which case the later time shall be the effective time of such action. Prompt notice (and in any event within ten (10) Business Days after receipt of the written consent by the Company) of the taking of Member action without a meeting by less than unanimous written consent shall be given by the Company to those Members who have not consented in writing and were entitled to vote on the matters that were the subject of such action. Without limiting the foregoing, any provision of this Agreement that requires any matter to be approved by, or permits any action to be taken by, any of the Majority Members, the Specified Members or the Super-Majority Members may be approved or taken by such applicable Members by written consent.

(k)            Meetings by Remote Communication. One or more, or all, Members may participate in any meeting of the Members through the use of any means of remote communication by which all Persons participating can hear each other at the same time. Any Member participating in a meeting by any such means of remote communication is deemed to be present in person at such meeting, except as set forth in Section 4.3(c).

4.4            Authority of the Members.

(a)            Notwithstanding Section 18-402 of the Act, except as expressly authorized in writing by the Board or this Agreement (including Article 7 hereof), no Member, nor any officer, employee or agent of any Member, as such, shall have the authority or power to manage the Company or to act for the Company for any purpose, or to engage in any transaction, make any commitment, enter into any contract or incur any obligation or responsibility (whether as principal, surety or agent) on behalf of, or in the name of, the Company, or bind the Company, or hold itself out to any third party as acting for or on behalf of the Company, all such powers being vested in the Board. To the fullest extent permitted by applicable law, any attempted action in contravention of this Section 4.4 shall be null and void ab initio and not binding upon the Company. The Company shall not be responsible or liable for any indebtedness or obligation (including any legal and other professional fees or disbursements) of any Member incurred or arising either before or after the Effective Date, except as provided in Article 8.

(b)            Except (i) for the Company Representative acting, subject to the terms hereof, in its capacity as such, (ii) pursuant to a duly authorized proxy in accordance with Section 4.3(h), and (iii) as set forth in Section 9.3, no Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, any other Member. No Member shall, by virtue of being a Member, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before, on or after the Effective Date.

4.5            Limitation on Liability. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising under contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. The immediately preceding sentence shall constitute a compromise to which all the Members have consented within the meaning of the Act. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on a Covered Person.

4.6            AI Questionnaire. If any Member that is an Accredited Investor on the date on which such Member became a party to this Agreement shall thereafter cease to be an Accredited Investor, then such Member shall promptly (but in any event no later than ten (10) Business Days after the date on which such Member ceased to be an Accredited Investor) inform the Company in writing of such fact. In addition, the Company shall have the right, at any time and from time to time, to request that any Member complete, execute and deliver to the Company an AI Questionnaire. The Company shall make any such request in writing delivered to the applicable Member in accordance with Section 19.5. If any Member receives any such request, then such Member shall promptly (but in any event no later than ten (10) Business Days after the date on which such Member receives such written request) complete, execute and deliver to the Company an AI Questionnaire. Nothing in this Section 4.6 shall amend, alter or otherwise modify the restriction against Transferring Units to any Person that is not an Accredited Investor pursuant to Section 9.1(a)(vii).

4.7            Beneficial Ownership Reporting. The Members agree to cooperate in a commercially reasonable manner in connection with the compliance by the Company or any of its Subsidiaries with all applicable BOI Laws, including making any adjustments and/or amendments to this Section 4.7 that may be reasonably necessary or appropriate in consideration of additional guidance issued by FinCEN or any other Governmental Authority in respect of the implementation of BOI Laws. Without limitation of the preceding sentence.

(a)            The Board shall make or cause to be made any beneficial ownership or related filings or reports (“BOI Reports”) required pursuant to any BOI Laws for the Company or any of its Subsidiaries. The Board shall be entitled to rely on the Member Beneficial Ownership Information provided by the Member(s) pursuant to clause (b) (if any). Each Member shall be entitled to review the portion of the BOI Report (or a summary thereof) of the Company or any of its Subsidiaries that relates to such Member upon reasonable request made at least fifteen (15) days before such BOI Report is due; provided, that a Member’s entitlement to review the portion of the BOI Report relating to such Member will be limited if such review would result in a delay in the filing of the BOI Report beyond its due date. For the avoidance of doubt, the Board shall make the final determination regarding the reporting requirements applicable to the Company and its Subsidiaries under BOI Laws, including the applicability of reporting under the BOI Laws to the Company and its Subsidiaries, the application of an exemption from such reporting for the Company or any of its Subsidiaries, the timing for filing a BOI Report, the contents of a BOI Report, and the need to update any BOI Report.

(b)            Each Member shall be responsible for (i) initially determining whether there are any reportable “beneficial owners” under any applicable BOI Laws in respect of the Company or any of its Subsidiaries as a result of such Member’s direct or indirect ownership and/or control of the Company or any such Subsidiary, (ii) providing “FinCEN identifiers” and such other identifying information as shall be required to comply with any applicable BOI Laws (the “Member Beneficial Ownership Information”) in respect of any such beneficial owners to the Company and the Board as is needed to enable the Company or any of its Subsidiaries to timely comply with its disclosure obligations under any applicable BOI Laws, and (iii) promptly responding to any information and other requests by the Company or the Board in connection with the Company’s or any of its Subsidiaries’ compliance with all applicable BOI Laws, including the Board’s independent assessment to identify reportable beneficial owners under applicable BOI Laws. Each Member further represents, warrants and agrees that (x) within a reasonable time after a request by the Company, but no later than five (5) Business Days after the Company makes such request, it will provide the Company and the Board with all of such Member’s applicable Member Beneficial Ownership Information; provided, that if the Company requires a response within five (5) Business Days of such request, then the Company will provide notice to such Member in such request and such Member will use commercially reasonable efforts to provide the requested Member Beneficial Ownership Information within the timeframe set forth in such request, (y) it will notify the Company and the Board promptly of any updates to or changes to any of its Member Beneficial Ownership Information that would reasonably be expected to require an updated BOI Report in respect of the Company or any of its Subsidiaries under any applicable BOI Laws, and (z) it will use reasonable efforts to ensure that any filings or profiles associated with any Member Beneficial Ownership Information that it has provided in connection with the application for a “FinCEN identifier” will be kept current as and to the extent required by any applicable BOI Laws. Each Member authorizes the disclosure by the Company or any of its Subsidiaries of its Member Beneficial Ownership Information provided pursuant to this clause (b) to the extent necessary to comply with any applicable BOI Laws.

(c)            To the extent legally permissible and reasonably practicable, the Members shall keep the Company promptly informed of each notice or other communication received from FinCEN or any other Governmental Authority concerning any BOI Reports relating to the Company and/or any of its Subsidiaries, and shall consult in a reasonable manner with the Company prior to communicating with FinCEN or any other Governmental Authority concerning any BOI Reports or compliance with any applicable BOI Laws by the Company and/or any of its Subsidiaries.

(d)            Each Member agrees, severally and not jointly, to indemnify and hold harmless the Company, its Subsidiaries, the Board and the other Members from and against any and all liability, damage, cost or expense (including reasonable attorneys’ fees) incurred by them that directly results from any default by such Member in its representations, warranties and agreements under this Section 4.7.

Article 5
CAPITAL STRUCTURE

5.1            Units. All of the Interests shall be issued in unit increments (each, a “Unit” and, collectively, the “Units”). The Units shall initially be divided into the following classes: (a) Class A Voting Common Units (the “Class A Units”) and (b) Class B Limited-Voting Common Units (the “Class B Units”). The rights and privileges associated with the Units are as set forth in this Agreement and, in the case of the Class B Units, in any applicable Management Incentive Plan and Award Agreement. References herein to any class or series of Units shall apply to limited liability company interests or other Equity Interests of the Company issued to Members in respect of, in exchange for, or in substitution of, such class or series of Units by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, split-up, sale of assets, distribution to unitholders or combination of such class or series of Units or any other change in the Company’s capital structure (including shares or interests of a surviving corporation or other Entity or successor into which units or interests of the Company are exchanged).

5.2            Issuance of Units.

(a)            Effective as of the Effective Date, each of the “Common Units” (as defined in the Initial LLC Agreement) that were transferred and delivered by the Initial Member to the recipients thereof as set forth in the Plan of Reorganization, are hereby reclassified as one (1) Class A Unit (the “Unit Reclassification”) such that, effective as of the Effective Date immediately following the Unit Reclassification, there are [●] Class A Units issued and outstanding, all of which are duly authorized and validly issued, fully paid and non-assessable, and free and clear of any Liens, other than Permitted Liens and Liens created by the applicable Member. Except for the [●] Class A Units referred to in the immediately preceding sentence, no other Units or Interests, or options, warrants or other securities that are convertible into, or exchangeable or exercisable for, Units or Interests shall be issued or outstanding on, or immediately after, the Effective Date after giving effect to the consummation of the Restructuring Transactions to occur on or as of the Effective Date and the consummation of the Unit Reclassification.

(b)            Subject to compliance with its obligations under Section 9.6 hereof (to the extent applicable), the Board may from time to time cause the Company to authorize, create and/or issue additional Units (of existing or new classes or series) or other equity or equity-based securities of the Company (including creating additional classes or series thereof having such ranking, powers, designations, preferences, rights and obligations as may be determined by the Board in its sole discretion, including ranking, powers, preferences, rights and obligations different from, senior or junior to or more or less favorable than existing classes or series of Units or other equity or equity-based securities of the Company). Such Units or other equity or equity-based securities may be issued for any amount and form of consideration as the Board may determine, including cash or other property, tangible or intangible, received or to be received by the Company or any of its Subsidiaries, or services rendered or to be rendered to the Company or any of its Subsidiaries. In connection with the foregoing, the Board shall have the power to make such amendments or modifications to this Agreement (including any amendment and restatement of this Agreement) in order to provide for such additional Units or equity or equity-based securities (including any Class B Units), and such ranking, powers, designations, preferences, rights and obligations as the Board in its discretion deems necessary or appropriate to give effect to such authorization, creation and/or issuance (including amending this Agreement to incorporate the terms of such class or series of Units or other equity or equity-based securities of the Company, including economic and governance rights which may be different from, senior or junior to or more or less favorable than the other existing classes or series of Units or other equity or equity-based securities of the Company), all without further vote or action of the Members; provided, however, that if any such amendments or modifications would otherwise require any vote or consent pursuant to any of clauses (i)-(x) of Section 16.1(a) (other than immaterial amendments or modifications), then such vote or consent shall be obtained as a condition to any such amendment or modification.

(c)            The Class B Units may be issued from time to time by the Company pursuant to grants to Management Holders under the terms of any Management Incentive Plan; provided, that no Units other than Class B Units can be designated as incentives under any Management Incentive Plan. In addition to the terms and conditions set forth in this Agreement that are applicable to the Class B Units, the Class B Units shall be subject to all of the terms and conditions set forth in any applicable Management Incentive Plan and/or Award Agreement, including any terms relating to vesting and forfeiture, repurchase or redemption rights of the Company and restrictions on Transfer. The Members and the Company agree that in the event of any conflict or inconsistency between the terms of any Management Incentive Plan or any Award Agreement and this Agreement, the terms of this Agreement shall control; provided, however, that any Management Incentive Plan or any Award Agreement may impose greater restrictions on, and/or grant lesser rights to, the Class B Units and the holders thereof than the restrictions and rights set forth in this Agreement. Class B Units may be treated as “profits interests” provided (i) such Class B Units have a Hurdle Amount which shall not be less than the amount that would be distributed to the Members pursuant to Section 15.2(b) in a hypothetical liquidation of the Company if the Company were to sell all of its assets for their Fair Market Value on the date of grant and distribute all of the proceeds from such sale in accordance with Section 15.2, and (ii) such Class B Units are issued to employees and service providers of the Company or any of its Subsidiaries.

(d)            Each Member hereby acknowledges that (i) certain of the Class B Units may be issued in the form of profits interests granted in connection with services rendered or to be rendered by the recipients thereof, (ii) the holder of any such Class B Units shall file an election under Code Section 83(b) with respect to such profits interests and provide a copy of such election to the Company, (iii) the Company may be required to adjust the Capital Account of Members and/or make special allocations of Profits and Losses (and related tax items) to appropriately account for the issuance of such profits interests, and (iv) the Company may be required to make special forfeiture allocations of gross items of deduction or loss (including, as may be permitted by or under Treasury Regulations to be adopted, notional items of income, gain, deduction or loss) in accordance with the Treasury Regulations to be adopted under Code Sections 704(b) and 83 or as determined by the Board to account for forfeitures, repurchases or redemptions of Class B Units that have not vested. The Company is authorized and directed to elect the liquidation valuation safe harbor as may be permitted pursuant to or in accordance with any finally promulgated successor rules to proposed Treasury Regulations Section 1.83-3(l) (and any successor provision) and IRS Notice 2005-43, and the Company and each of the Members (including any person to whom an interest in the Company is transferred in connection with the performance of services) agree to comply with all requirements of such safe harbor with respect to all Units in the Company transferred in connection with the performance of services while such election remains effective.

(e)            Upon the issuance of any Class B Units issued in the form of profits interests, the Board shall specify the Hurdle Amount applicable to such Units. Upon the issuance of any Class B Units issued in the form of profits interests, the Company and the Members will (i) treat such Class B Units as outstanding for tax purposes, (ii) treat each holder of such Class B Units as a partner of the Company for tax purposes with respect to such Class B Units, (iii) file all tax returns and reports consistently with the foregoing, and neither the Company nor any of the Members will deduct any amount (as wages, compensation or otherwise) for the fair market value of such Class B Units for U.S. federal income tax purposes, and (iv) treat such Class B Units as “profits interests” under Revenue Procedure 93-27, I.R.B. 1993-24 (June 9, 1993) and Revenue Procedure 2001-43, I.R.B. 2001-34 (August 2, 2001), and the provisions of this Agreement shall be interpreted and applied consistently therewith. The initial Capital Account of each Member in respect of Class B Units owned or held by such Member that are intended to be “profits interests” shall be equal to zero. Each Member that owns or holds Class B Units agrees to take into account its distributive share of all items of income, gain, loss, deduction and credit associated with such Class B Units in computing its U.S. federal income tax liability for the entire period during which it holds the Class B Units as if such Class B Units were fully vested.

5.3            Certificated Units. If the Board so elects, the Units shall be certificated in such form as the Board may from time to time determine. Such certificates shall be signed by any two (2) authorized officers of the Company, and may, but need not, be sealed with the seal of the Company. Any or all of the signatures on the certificate may be by facsimile or electronic signature. In case any officer of the Company who shall have signed, or whose facsimile or electronic signature shall have been placed on, any certificate evidencing Units shall cease for any reason to be such officer before such certificate shall have been issued or delivered by the Company, such certificate may nevertheless be issued and delivered by the Company as though the person who signed such certificate, or whose facsimile or electronic signature shall have been placed thereon, had not ceased to be such officer of the Company.

5.4            Voting Rights.

(a)            Except as otherwise provided by non-waivable provisions of applicable law or this Agreement, the holders of Class A Units (in their capacity as such) shall have full voting rights and powers to vote on all matters submitted to the Members for vote, consent or approval (including the matters listed on Schedule A attached hereto), and each holder of Class A Units shall be entitled to one (1) vote for each Class A Unit held of record by such holder on any matter submitted to the Members for approval.

(b)            Except as provided in Section 15.1(a), or as otherwise provided by non-waivable provisions of applicable law, the holders of Class B Units (in their capacity as such) shall have no right to vote on any matter submitted to the Members for vote, consent or approval, and the Class B Units shall not be included in determining the number of Units voting or entitled to vote on such matters (including for purposes of determining whether a quorum is present at any meeting of the Members or whether the requisite number of Member consents have been received for purposes of determining whether an action has been properly authorized by written consent of the Members).

(c)            Except as this Agreement expressly provides otherwise or as otherwise expressly provided by non-waivable provisions of applicable law, no holders of Units shall be entitled to any voting rights, and any action which would otherwise be subject to the vote or consent of Members under the Act may be taken by the Company by approval of the Board.

5.5            Record. The Company shall keep and maintain, or cause to be kept and maintained, a record of the name of each Person holding Units, the class or series and number of Units held by each such Person, any Transfer thereof and, in case any Unit is represented by a certificate and such certificate is cancelled, the date of cancellation thereof. Unless otherwise determined by the Board, the Register of Members shall serve as such record. The Person in whose name Units are registered on the Register of Members or such other record as determined by the Board shall be deemed the owner thereof, and thus a holder of record of such Units, for all purposes as regards the Company.

5.6            No Appraisal Rights. The Members agree that no appraisal rights, dissenter’s rights or other similar rights shall be available with respect to the Units, and waive all such rights in connection with any amendment of this Agreement or the Certificate of Formation, any merger or consolidation in which the Company is a constituent party, any conversion of the Company to another business form, any division of the Company into two or more other Entities, any transfer to or domestication in any jurisdiction by the Company, the sale of all or substantially all of the Company’s assets or otherwise.

5.7            Lost, Destroyed or Mutilated Certificates. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder in customary form will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Units, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Units represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

5.8            Creditor Relationships. Anything in this Agreement to the contrary notwithstanding (including Section 6.18), the Company and each of the Members hereby agree and acknowledge that certain Members and/or their Affiliates are also holders of indebtedness and debt securities of, and guarantees thereof by, the Company and its Subsidiaries (collectively, “Indebtedness”), and in such capacity may have interests that are divergent from the Company, its Subsidiaries and/or the other Members, and that under no circumstances will any such Member or any such Affiliate be prohibited from taking any action or enforcing any right entitled to it under the terms of the documentation relating to or governing the Indebtedness held by such Member or such Affiliate or to which it is entitled under law. To the fullest extent permitted by law, no holder of Indebtedness shall be liable to the Company, any of its Subsidiaries or the other Members for breach of this Agreement or any fiduciary duty by reason of any such activities of such holder, including exercising any rights of such holder under documentation relating to or governing such Indebtedness or to which such holder may be entitled under law, and the Company and each Member hereby irrevocably waive any and all rights to claim any such actions are a breach of this Agreement or the fiduciary duties (if any) of such holder. In addition, any holder of Indebtedness, in exercising its rights as a lender or creditor of the Company or any of its Subsidiaries, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (a) its status or the status of any of its Affiliates as a Member, (b) the interests of the Company, any of its Subsidiaries or any of the Members, or (c) any duty it may have to any other Member, except as may be required under the applicable financing documents relating to such Indebtedness.

Article 6
MANAGEMENT; OPERATION OF THE COMPANY BUSINESS

6.1            Management of the Company.

(a)            Subject to the terms and conditions of this Agreement, the business and affairs of the Company shall be managed by the board of managers of the Company (the “Board”), which shall direct, manage and control the business of the Company. Except where the approval of the Members (including the Majority Members, the Specified Members or the Super-Majority Members) is expressly required by this Agreement or by non-waivable provisions of applicable law, the Board shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Board or any additional powers provided by applicable law. Each Manager shall possess and may enjoy and exercise all of the rights and powers of a “manager” as provided in the Act, and each Manager shall be a “manager” as provided in the Act; provided, however, that (i) no individual Manager shall have the authority to act for or bind the Company without the requisite consent of the Board and (ii) each Manager will be subject only to the obligations, limitations and duties expressly set forth in this Agreement. Except (x) for the Company Representative acting, subject to the terms hereof, in its capacity as such (if the Company Representative is a Member), or (y) pursuant to a duly authorized delegation of authority by the Board, no Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner.

(b)            Except as expressly provided for in this Agreement or expressly required by non-waivable provisions of applicable law, the Members shall not have voting rights with respect to the management of the Company and shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company.

6.2            Board.

(a)            The Board shall consist of five (5) Managers. Managers must be natural persons at least eighteen (18) years of age but need not be Members, residents of the State of Delaware or citizens of the United States.

(b)            The Board shall be comprised of the following individuals:

(i)            (A) for so long as the Golub Members collectively own or hold a number of Class A Units that is equal to or greater than fifty percent (50.0%) of the number of Class A Units owned or held by the Golub Members on or as of the Effective Date (immediately after giving effect to the consummation of the Restructuring Transactions to occur on or as of the Effective Date, including all payments and distributions to be made on or as of the Effective Date) (subject to adjustment for splits, combinations, subdivisions, reclassifications and other events having a similar effect on the Class A Units), two (2) Managers designated by the Golub Members, and (B) for so long as the Golub Members collectively own or hold a number of Class A Units that is equal to or greater than thirty percent (30.0%) of the number of Class A Units owned or held by the Golub Members on or as of the Effective Date (immediately after giving effect to the consummation of the Restructuring Transactions to occur on or as of the Effective Date, including all payments and distributions to be made on or as of the Effective Date) (subject to adjustment for splits, combinations, subdivisions, reclassifications and other events having a similar effect on the Class A Units), but less than fifty percent (50.0%) of the number of Class A Units owned or held by the Golub Members on or as of the Effective Date (immediately after giving effect to the consummation of the Restructuring Transactions to occur on or as of the Effective Date, including all payments and distributions to be made on or as of the Effective Date) (subject to adjustment for splits, combinations, subdivisions, reclassifications and other events having a similar effect on the Class A Units), one (1) Manager designated by the Golub Members;

(ii)             for so long as the LCM Members collectively own or hold a number of Class A Units that is equal to or greater than fifty percent (50.0%) of the number of Class A Units owned or held by the LCM Members on or as of the Effective Date (immediately after giving effect to the consummation of the Restructuring Transactions to occur on or as of the Effective Date, including all payments and distributions to be made on or as of the Effective Date) (subject to adjustment for splits, combinations, subdivisions, reclassifications and other events having a similar effect on the Class A Units), one (1) Manager designated by the LCM Members;

(iii)            one (1) Independent Manager designated by the Specified Members (the “Independent Designee”); and

(iv)            one (1) Manager who shall be the individual serving as the Chief Executive Officer of the Company (the “CEO Manager”).

(c)            If at any time the Designation Right of any Designating Group terminates or is reduced (including any termination or reduction caused by the Persons included within the definition of such Designating Group ceasing to own or hold a number of Class A Units that is equal to or greater than any applicable percentage of (x) the number of Class A Units owned or held by such Designating Group on or as of the Effective Date as set forth in Section 6.2(b)(i) or Section 6.2(b)(ii), as applicable, or (y) the number of Class A Units issued and outstanding as set forth in Section 6.2(e), as applicable), then the applicable number of Holder Managers previously designated by such Designating Group pursuant to such Designation Right (if any) shall be automatically removed from the Board at the request of the Majority Members delivered to the Company in accordance with Section 19.5, without a need for any other action on the part of or notice to any Member or other Person, and the vacancy on the Board created by such removal shall be filled by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of filling any such vacancy (or by the Majority Members acting by written consent). The termination or reduction of any Designating Group’s Designation Right shall not adversely affect the Designation Right of any other Designating Group. Any reduction or termination of any Designating Group’s Designation Right shall be permanent upon the occurrence of any such reduction or termination and shall not be reversed if the Persons included within the definition of such Designating Group shall thereafter own or hold Class A Units that are equal to or greater than any applicable percentage of (A) the number of Class A Units owned or held by such Designating Group on or as of the Effective Date as set forth in Section 6.2(b)(i) or Section 6.2(b)(ii), as applicable, or (B) the number of Class A Units issued and outstanding as set forth in Section 6.2(e), as applicable. Anything herein to the contrary notwithstanding, if Additional Securities are issued or sold pursuant to Section 9.6(d), then the determination as to whether a Designating Group’s Designation Right is reduced or terminated shall not be made until after the consummation of the issuance or sale of Additional Securities to Other Preemptive Members pursuant to Section 9.6(d), if any. The right of the Specified Members set forth in Section 6.2(b)(iii) shall not be subject to termination or reduction.

For purposes of this Section 6.2(c), if at any time the Designation Right of a Designating Group is reduced to one (1) Holder Manager and two (2) Holder Managers designated by such Designating Group sit on the Board at the time of such reduction, and if the Majority Members request that one (1) such Holder Manager be removed from the Board as a result of such reduction, then the Holder Manager that should be removed from the Board pursuant to this Section 6.2(c) shall be the applicable Holder Manager specified by such Designating Group in writing to the Company or, if such Designating Group shall not so specify at or prior to the time of such request from the Majority Members, the applicable Holder Manager whose last name appears first in alphabetical sequence between both such applicable Holder Managers.

(d)            With respect to (i) any designation of a Manager by a Designating Group pursuant to the Designation Right of such Designating Group (including any such designation made following the removal of a Manager made by such Designating Group pursuant to Section 6.12), (ii) any identification by a Designating Group of a Holder Manager to be removed pursuant to Section 6.2(c) (as contemplated by the second paragraph of Section 6.2(c)) or (iii) any removal of a Manager from the Board that was previously designated by a Designating Group pursuant to the Designation Right of such Designating Group which removal is made by such Designating Group pursuant to Section 6.12, the applicable Designating Group shall execute and deliver to the Company a written notice (a “Designation Notice”) and such Designation Notice shall (A)(1) identify the individual that such Designating Group is designating or (2) specify the identity of the Manager to be removed from the Board, (B) certify to the Company that the Person(s) executing and delivering such Designation Notice own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within such Designating Group, and (C) include such additional information such that the Company can reasonably conclude that the certification in clause (B) is accurate (including the names of each Member included in such Designating Group and the number of Class A Units owned or held by each such Member). The Company shall confirm, based on the information set forth in the Register of Members that the Person(s) executing and delivering such Designation Notice own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group. If the Company confirms that a Designation Notice has been executed and delivered by the Person(s) that own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group, then the designation and/or removal specified in such Designation Notice shall be automatically effective, without a need for any action on the part of or notice to any Member or other Person, and the Company shall deliver notice thereof to the Members. If the Company confirms that a Designation Notice has not been executed and delivered by the Person(s) that own(s) or hold(s) a majority of the Class A Units owned or held by all of the Persons included within the applicable Designating Group, then such Designation Notice shall be deemed void and invalid.

(e)            The Designation Right of a Designating Group shall not be assignable, except for an assignment of such Designation Right to any Person or group of Persons that are Affiliates of one another that (i) acquires at least fifty percent (50.0%) of such Designating Group’s then-owned or held Class A Units in connection with such assignment of such Designation Right and (ii) owns or holds, individually or together with its Affiliates, immediately after giving effect to such acquisition of Class A Units, at least ten percent (10.0%) of the issued and outstanding Class A Units as of such time. A Designating Group that is assigned a Designation Right pursuant to this Section 6.2(e) shall continue to have such Designation Right (unless otherwise assigned as set forth in this Section 6.2(e)) for so long as such Designating Group owns or holds at least ten percent (10.0%) of the issued and outstanding Class A Units from time to time. For purposes of this Section 6.2(e), the Designation Right of the Golub Members shall include the rights of the Golub Members under Section 6.2(f) and the proviso in the first sentence of Section 6.8, and, if such rights are assigned to any permitted Person or group of Persons (as hereinabove provided), then the terms and provisions of Section 6.2(f), the proviso in the first sentence of Section 6.8, Section 16.1(a)(v) (as Section 16.1(a)(v) applies to the proviso in the first sentence of Section 6.8) and this sentence shall thereafter be applied by substituting the name of such Person or group of Persons in lieu of the Golub Members.

(f)             The Chairperson, if any, shall be one of the Managers, as determined by the Golub Members; provided, however, that if the Golub Members are not permitted to designate two (2) Managers pursuant to their Designation Right, then the Chairperson shall be appointed, removed and/or replaced from time to time by the Board.

(g)            None of the Members, and no officer, director, manager, stockholder, partner, member, employee or agent of any Member, makes any representation or warranty as to the fitness or competence of the designee of any party hereunder to serve as a member on the Board (or any committee thereof) or any Subsidiary Governing Body by virtue of being a party to this Agreement.

(h)            Each Manager shall execute and deliver a confidentiality agreement that is acceptable to the Board (which may be in the form of an acknowledgment by a Manager that he or she is bound by and subject to the obligations of confidentiality and disclosure set forth in Article 20 of this Agreement as if such obligations applied to such Manager).

6.3            Regular Meetings. Regular meetings of the Board shall be held at such time or times as may be determined by the Board and specified in the notice of such meetings.

6.4            Special Meetings. Special meetings of the Board may be called from time to time by (a) the Chairperson or (b) any two (2) Managers.

6.5            Place of Meetings. Any meeting of the Board may be held at such place or places as shall from time to time be determined by the Board and as shall be designated in the notice of the meeting. If no other place is designated in the notice of the meeting, such meeting shall be held at the Principal Office.

6.6            Notice of Meetings. Notwithstanding Section 19.5, notice of each meeting of the Board, whether regular or special, shall be given to each Manager (unless such notice is waived by such Manager as provided in Section 6.10) (a) if such notice is sent by overnight delivery, at least two (2) Business Days prior to such meeting or, (b) if such notice is sent by electronic mail, at least one (1) day prior to such meeting; provided, however, if a special meeting of the Board is being called due to exigent circumstances, as reasonably determined by the Chairperson or the Managers calling such meeting, then notice of such meeting may be provided to each Manager (unless such notice is waived by such Manager as provided in Section 6.10) by electronic mail at least twelve (12) hours prior to such meeting. Any such notice shall be sent to each Manager at such Manager’s usual or last known business or residence address or electronic mail address, as applicable. The notice shall state the date, time and location (if such location is not the Principal Office) of the meeting, but need not state the purposes of such meeting.

6.7            Meetings by Remote Communication. One or more, or all, members of the Board or any committee designated by the Board may participate in a meeting of the Board or such committee through the use of any means of remote communication by which all persons participating can hear each other at the same time or by any other means permitted by the Act. Any Manager or committee member participating in a meeting by any such means of remote communication or by any such other means permitted by the Act is deemed to be present in person at such meeting, except as set forth in Section 6.10.

6.8            Quorum; Acts of Managers. A quorum for any meeting of the Board will require the attendance of Managers with a majority of the votes of all Managers then in office; provided, however, that for so long as the Golub Members have the right to designate two (2) Managers pursuant to their Designation Right, a quorum for any meeting of the Board will require the attendance of at least one (1) Manager designated by the Golub Members pursuant to their Designation Right. The vote of a majority of the votes of all of the Managers present and entitled to vote at a meeting of the Board at which a quorum is present shall be the act of the Board, unless the express provisions of this Agreement (including Sections 6.18 and 6.19) or applicable non-waivable law require a different vote, in which case such express provisions shall govern and control. In the absence of a quorum at any meeting of the Board, a majority of the votes of the Managers present and entitled to vote may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present. Each Manager shall have one (1) vote on all matters submitted to the Board for the vote, consent or approval of the Board (other than matters for which such Manager is not entitled to vote, as expressly set forth in this Agreement). Decisions of the Board shall be decisions of the “manager” for all purposes of the Act.

6.9            Organization, Agenda and Procedures. The Chairperson, if any, shall preside over the meetings of the Board; provided, however, if there shall not be a Chairperson or if the Chairperson shall not be present at a meeting of the Board or shall refuse to preside over a meeting of the Board, then the Managers with a majority of the votes of all Managers that are present at such meeting shall choose a chairperson to preside over such meeting. The Secretary, any Assistant Secretary, or any other person appointed as secretary of a meeting of the Board by the Chairperson or any such other chairperson of such meeting shall act as secretary of each meeting of the Board. The agenda of and procedure for such meetings shall be as determined by the Board.

6.10          Waiver of Notice. A Manager may waive any notice of a meeting of the Board, whether before or after the date or time stated in the notice as the date or time when any action will occur or has occurred. Any such waiver shall be in writing, be signed by the Manager entitled to the notice, and be delivered to the Company in accordance with Section 19.5, but such delivery shall not be a condition of the effectiveness of the waiver. Attendance or participation by a Manager at a meeting of the Board, (a) shall be deemed a waiver of objection to lack of required notice or defective notice of the meeting, unless the Manager, at the beginning of the meeting or promptly upon his or her later arrival, expressly objects to holding the meeting or transacting business at the meeting because of lack of notice or defective notice, and does not thereafter vote for or assent to action taken at the meeting, and (b) shall be deemed a waiver of objection to consideration of a particular matter at the meeting, unless the Manager expressly objects to considering the matter when it is presented and does not thereafter vote for or assent to action taken at the meeting with respect to such matter.

6.11          Managers’ Action By Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote if the lesser of the following consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board: (a) four (4) members of the Board and (b) all members then-serving on the Board; provided, that Required Manager Approval may be provided by written consent in accordance with the definition of “Required Manager Approval”. Unless the Managers specify a different effective time in such written consent, a written consent of the Board, with respect to an action of the Board, shall become effective when the written consent to such action has been signed (and not revoked) by all requisite Managers and delivered to the Company in accordance with Section 19.5, unless before such time the Company has received a written revocation of the consent of any requisite Manager.

6.12          Removal. Except for the removal of a Holder Manager at the request of the Majority Members on account of the reduction or termination of a Designation Right (which removal shall be automatic at the time request is delivered by the Majority Members to the Company in accordance with Section 19.5 and governed by Section 6.2(c)), the Designating Group holding a Designation Right shall have the exclusive right to remove, whether with or without cause, any Holder Manager designated by such Designating Group pursuant to such Designation Right (but not any other Manager). The Specified Members shall have the exclusive right to remove, whether with or without cause, the Independent Designee (but not any other Manager). Any Manager that is not designated pursuant to a Designation Right (other than the CEO Manager and the Independent Designee) may be removed, with or without cause, by the Majority Members at the time of such removal. If for any reason the individual serving as the Chief Executive Officer of the Company shall cease to serve as the Chief Executive Officer of the Company, then such individual shall be automatically removed as the CEO Manager.

6.13          Resignation. Any Manager may resign at any time by giving written notice of such Manager’s resignation to the Company in accordance with Section 19.5. Such resignation shall take effect on the date of delivery of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation by the Company shall not be necessary to make it effective.

6.14          Vacancies. Any vacancy on the Board resulting from the resignation or removal of a Holder Manager (excluding a resignation or removal of a Holder Manager on account of the reduction or termination of a Designation Right), or resulting from a Holder Manager becoming unable to serve as a result of death, disability or otherwise, shall be filled by the Designating Group that holds the Designation Right pursuant to which such Holder Manager was designated to be a Manager. Any vacancy on the Board resulting from the resignation or removal of the Independent Designee, or resulting from the Independent Designee becoming unable to serve as a result of death, disability or otherwise, shall be filled by the Specified Members. Any vacancy on the Board resulting from the resignation or removal of any Manager that is not designated pursuant to a Designation Right (other than the CEO Manager and the Independent Designee), or resulting from any such Manager becoming unable to serve as a result of death, disability or otherwise, shall be filled by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of filling such vacancy (or by the Majority Members acting by written consent). Any vacancy on the Board resulting from the resignation or removal of a Holder Manager on account of the reduction or termination of a Designation Right shall be filled by vote of Members holding a plurality of the votes of the Class A Units present in person or represented by proxy at a meeting of Members held for purposes of filling such vacancy (or by the Majority Members acting by written consent). Any vacancy on the Board resulting from the individual serving as the Chief Executive Officer ceasing to serve as the Chief Executive Officer shall be automatically filled with the individual that is the successor Chief Executive Officer when such individual becomes the Chief Executive Officer.

6.15          Committees. The Board, by resolution or written consent, may from time to time designate from among the Managers one or more committees to exercise the powers of the Board. The Board may (and if the Board does not, a majority of the votes of the committee members may) designate a chairperson of each such committee from among its members. Each such committee, to the extent provided in such resolution or written consent, shall have and may exercise all of the authority of the Board in the management of the Company, subject to the limitations set forth in the Act and in this Agreement. Subject to the penultimate sentence of this Section 6.15, any or all members of any such committee may be removed, with or without cause, by a duly adopted resolution or written consent of the Board. Rules governing the procedures for meetings of each committee designated by the Board shall be as established by the Board from time to time (or, if the Board does not establish such procedures, as established by a majority of the votes of the committee members). Each Holder Manager and the Independent Designee shall have the right (but shall not be obligated) to serve on any committee of the Board (other than any committee that is established to evaluate, consider, approve, negotiate or otherwise deal with any contract, transaction or other matter with respect to which such Holder Manager, the Independent Designee or the Members that designated such Holder Manager or the Independent Designee (which, in the case of the Independent Designee, shall only include Specified Members that own or hold (together with their respective Affiliates) as of the time of determination at least fifteen percent (15.0%) of the issued and outstanding Class A Units owned or held by all Specified Members as of such time) has/have a conflict of interest) with at least the same proportional voting rights as such Manager has on the Board. For the avoidance of doubt, no committee of the Board shall be authorized to take any action that the Board could not take itself.

6.16          Compensation of Managers. Each Independent Manager shall be paid compensation from the Company, in such form (which may be in the form of cash fees and/or equity incentives granted under any Management Incentive Plan) and amount as approved by the Majority Members, for the performance of such Independent Manager’s duties as a Manager or a member of any committee of the Board. Managers who are not Independent Managers shall not receive compensation from the Company for the performance of such Manager’s duties as a Manager or a member of any committee of the Board. Each Manager and committee member shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Manager or committee member in connection with the performance of such Manager’s or committee member’s duties as a Manager or a member of any committee of the Board (including expenses incurred in attending meetings of the Board or any committee thereof). Nothing herein contained shall be construed to preclude any Manager or committee member from serving the Company or any of its Subsidiaries in any other capacity and receiving proper compensation therefor.

6.17           Subsidiary Governing Bodies. Each Subsidiary Governing Body of any wholly-owned Subsidiary of the Company (other than any such Subsidiary which is (a) a limited liability company that is managed by its member(s), (b) a limited partnership that is managed by its general partner or (c) required by Law or contract to have a different composition) shall be comprised of one or more executive employees of the Company or any of its Subsidiaries or other individuals selected by the Board that are not employees of any of the Members or any of their respective Affiliates (other than the Company or any of its Subsidiaries). The Company agrees to take all necessary and desirable actions to ensure that any such Subsidiary Governing Body does not adopt any resolutions, execute any consents, grant any approvals or take any other action, or otherwise cause or permit any such Subsidiary to do anything, that would be inconsistent with, or contrary to, any resolution, consent, approval or other action adopted, executed, granted or taken by the Board, or that would be in subversion of the rights of the Members under this Agreement or that would otherwise be a breach of this Agreement if the Company did the same.

6.18          Affiliate Transactions. Other than any Excepted Transaction, any transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any Member who, together with its Affiliates, owns or holds five percent (5.0%) or more of the issued and outstanding Class A Units, or any Affiliate of any such Member, on the other hand (an “Affiliate Transaction”), involving aggregate payments, fundings or other consideration in excess of $20,000,000.00 per annum shall require the approval of a majority of the votes of the Managers then in office that are disinterested with respect to such Affiliate Transaction.

6.19          Required Manager Approval and Approval of Board and Majority Members for Certain Actions. The Company shall not, and the Company shall not cause or permit any of its Subsidiaries to, take (whether by amendment, merger, consolidation, division, recapitalization or otherwise) any of the actions listed on Schedule A attached hereto without prior Required Manager Approval and the prior approval or consent of the Board and the Majority Members.

6.20          Observers.

(a)            Each Member that is a Major Member (each, an “Observer Member”) shall have the right to appoint one individual to attend each meeting of the Board and each meeting of each committee of the Board (each such meeting, a “Meeting”) as an observer in a non-voting capacity (each, an “Observer”) for so long as such Observer Member is a Major Member; provided, that an Observer Member shall not be entitled to appoint an Observer at any time when any of the Managers is an employee of such Observer Member or any of its Affiliates (other than the Company or any of its Subsidiaries). For so long as an Observer Member has the right to appoint an Observer, such Observer Member may from time to time, in its sole discretion and by providing the Company with prior written notice thereof, remove the individual serving as such Observer Member’s Observer and appoint a new individual to serve as such Observer Member’s Observer following such removal. If an Observer Member ceases to have the right to appoint an Observer (including under the circumstances described in the proviso of the first sentence of this Section 6.20(a)), then the individual then serving as such Observer Member’s Observer will not be entitled to continue serving as an Observer immediately upon the occurrence of such cessation; provided, that if an Observer Member ceases to have the right to appoint an Observer under the circumstances described in the proviso of the first sentence of this Section 6.20(a), then the individual that was serving as such Observer Member’s Observer (or any replacement individual) may resume serving as such Observer Member’s Observer when such circumstances no longer exist so long as such Observer Member is a Major Member. For the avoidance of doubt, an Observer Member shall cease to have the right to appoint an Observer at such time as such Observer Member is no longer a Major Member. Each Observer Member that is an Affiliate of any other Observer Member shall be treated as one (1) Observer Member for purposes of this Section 6.20.

(b)            The Company shall give each Observer advance notice of all Meetings and all final drafts of materials (including minutes of Meetings and written consents in lieu of Meetings) and other information given to Managers or committee members, as applicable, to be discussed at any Meeting. Notwithstanding the foregoing, an Observer shall not be entitled to observe any portion of a Meeting (or any portion of a notice of a Meeting) or to receive any materials or other information that the Board or the applicable committee, as the case may be, determines (i) would jeopardize or impair the ability of the Company or any of its Subsidiaries to take advantage of the attorney-client, work product or similar privilege if such portion of such Meeting were observed or if such portion of such notice, such materials or such other information was received by such Observer, (ii) is necessary or advisable (in the judgment of the Board or the applicable committee, as the case may be) to comply with the terms and conditions of confidentiality agreements with third parties or applicable law, or (iii) such Observer or any of the Members that appointed such Observer or any Affiliate of any of such Members has/have a conflict of interest with respect to the subject matter of such portion of the Meeting (or such portion of such notice of a Meeting) or such materials or other information. The failure of any Observer to attend any Meeting (or to receive any portion of a notice of a Meeting) or to receive any materials or other information shall not prevent any such Meeting from proceeding or otherwise affect the validity of such Meeting (or any written consent in lieu of a Meeting) or any actions taken at such Meeting (or any written consent in lieu of such Meeting). An Observer shall not be entitled to vote on any matters submitted to a vote at any Meeting. No Observer shall be entitled to any fees or other compensation for acting as an Observer. Each Observer shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Observer in connection with attending any Meeting.

(c)            The rights of each Observer Member to appoint an Observer, and to remove and replace the individual serving as such Observer Member’s Observer with a new individual appointed by such Observer Member, shall be subject to the execution and delivery by such Observer of a confidentiality agreement that is acceptable to the Board. The rights of each Observer Member under this Section 6.20 shall not be assignable or transferable to any Person. The termination of any Observer Member’s right to appoint an Observer shall not affect the right of any other Observer Member to appoint an Observer.

(d)            Any Observer shall be entitled to participate in any Meeting through the use of any means of remote communication by which all persons attending can hear each other at the same time.

Article 7
OFFICERS; POWERS OF OFFICERS

7.1            Election and Tenure. The officers of the Company may (but shall not be required to) consist of the Chairperson, the Chief Executive Officer, the Chief Financial Officer, a Secretary, a Treasurer, a Controller, and such other officers and assistant officers as the Board may deem necessary or advisable, each of whom shall be appointed by the Board. The persons holding officer positions with the Company as of the Effective Date are listed on Schedule B attached hereto. The Board may expressly delegate to any such officer the power to appoint or remove subordinate officers, agents or employees. Any two or more offices may be held by the same person. Each officer so appointed shall continue in office until a successor shall be appointed and shall qualify, or until the officer’s earlier death, resignation or removal. Each officer shall be a natural person who is eighteen (18) years of age or older.

7.2            Resignation, Removal and Vacancies. Any officer may resign at any time by giving written notice of resignation to the Company, to the attention of the Board or the Chief Executive Officer. Such resignation shall take effect when the notice is delivered in accordance with Section 19.5 unless the notice specifies a later date, and acceptance of the resignation shall not be necessary to render such resignation effective unless such resignation so states. Any officer may at any time be removed by the Board. If any office becomes vacant for any reason, the vacancy may be filled by the Board. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer’s predecessor in office (if any) and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer’s earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal or resignation of an officer shall not affect the officer’s contract rights, if any, with the Company or the Company’s contract rights, if any, with the officer.

7.3            Chairperson. The Chairperson shall preside over the meetings of the Members and the Board and have such powers and responsibilities as are incident thereto. However, the Chairperson shall not have responsibility for the day-to-day business operations of the Company. The Chairperson shall be a Manager.

7.4            Chief Executive Officer. The chief executive officer of the Company (the “Chief Executive Officer”), if any, shall (a) have general and active management of the business of the Company, and preside over the day-to-day business operations of the Company, (b) see that all orders and resolutions of the Board are carried into effect, and (c) perform all duties as may from time to time be assigned to him or her by the Board or as may be expressly set forth in this Agreement. The Chief Executive Officer shall also be the President of the Company.

7.5            Chief Financial Officer. The chief financial officer of the Company (the “Chief Financial Officer”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement, and shall perform such duties and have such powers and responsibilities as are incident to the office of Chief Financial Officer. In addition, the Chief Financial Officer shall have, along with the Chief Executive Officer, responsibility for the day-to-day business operations of the Company.

7.6            Controller. The controller of the Company (the “Controller”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board, the Chief Executive Officer or the Chief Financial Officer or as may be expressly set forth in this Agreement, and shall perform such duties and have such powers and responsibilities as are incident to the office of Controller.

7.7            Vice Presidents. The vice presidents of the Company (the “Vice Presidents”), if any, shall perform such duties and possess such powers as may from time to time be assigned to them by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of the election or appointment of the Vice Presidents) shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

7.8            Secretary. The secretary of the Company (the “Secretary”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of Secretary, including the duty and power to give notice of all meetings of Members (if any), the Board and any committee of the Board, to prepare and maintain minutes of any such meetings, to maintain other records and information of the Company, to authenticate records of the Company, to be custodian of the Company seal and to affix and attest to the Company seal on documents.

7.9            Treasurer. The treasurer of the Company (the “Treasurer”), if any, shall perform such duties and shall have such powers as may from time to time be assigned to him or her by the Board or the Chief Executive Officer or as may be expressly set forth in this Agreement. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer, including the duty and power to keep and be responsible for all funds and securities of the Company, to deposit funds of the Company in depositories selected in accordance with this Agreement, to disburse such funds as ordered by the Board, making proper accounts thereof, and to render as required by the Board statements of all such transactions and of the financial condition of the Company.

7.10          Assistant Secretaries and Assistant Treasurers. The assistant secretaries and assistant treasurers of the Company (the “Assistant Secretaries” and the “Assistant Treasurers”), if any, shall perform such duties as may from time to time be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer or the Board, or as may be expressly set forth in this Agreement. In the absence, inability or refusal to act of the Secretary or the Treasurer, the Assistant Secretaries or the Assistant Treasurers, respectively, in the order designated by the Board, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the Secretary or Treasurer, as the case may be.

7.11          Salaries. Officers of the Company shall be entitled to such salaries, emoluments, compensation or reimbursement, if any, as shall be fixed or allowed from time to time by the Board or in such manner as the Board shall provide.

7.12          Borrowing. No loan shall be contracted on behalf of the Company, and no evidence of indebtedness shall be issued, endorsed or accepted in its name, unless authorized by the Board or a committee designated by the Board so to act. Such authority may be general or confined to specific instances. When so validly authorized, an officer may (a) effect loans at any time for the Company from any bank or other Entity and for such loans may execute and deliver promissory notes or other evidences of indebtedness of the Company, and (b) mortgage, pledge or otherwise encumber any real or personal property, or any interest therein, owned or held by the Company as security for the payment of any loans or obligations (including any guarantees) of the Company, and to that end may execute and deliver for the Company such instruments as may be necessary or proper in connection with such transaction.

7.13          Checks and Endorsements. All checks, drafts or other orders for the payment of money, obligations, notes or other evidences of indebtedness, bills of lading, warehouse receipts, trade acceptances and other such instruments shall be signed or endorsed for the Company by such officers or agents of the Company as shall from time to time be determined by resolution of the Board, which resolution may provide for the use of facsimile or electronic signatures.

7.14          Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the Company’s credit in such banks or other depositories as shall from time to time be determined by resolution of the Board, which resolution may specify the officers or agents of the Company who shall have the power, and the manner in which such power shall be exercised, to make such deposits and to endorse, assign and deliver for collection and deposit checks, drafts and other orders for the payment of money payable to the Company or its order.

7.15          Proxies. Unless otherwise provided by resolution adopted by the Board, the Chief Executive Officer, the Chief Financial Officer or any Vice President: (a) may from time to time appoint one (1) or more agents of the Company, in the name and on behalf of the Company, (i) to cast the votes which the Company may be entitled to cast, as the holder of Equity Interests or other securities in any other Entity whose Equity Interests or other securities may be held by the Company, at meetings of the holders of the Equity Interests or other securities of such other Entity, or (ii) to consent in writing to any action by such other Entity; (b) may instruct the person so appointed as to the manner of casting such votes or giving such consent; and (c) may execute or cause to be executed in the name and on behalf of the Company and under the Company’s seal, or otherwise, all such written proxies or other instruments as may be deemed necessary or proper in connection with the foregoing clauses (a) and (b).

Article 8
EXCULPATION AND INDEMNIFICATION

8.1            Exculpation.

(a)            Notwithstanding any other provisions of this Agreement (whether express or implied) or obligation or duty at law or in equity, to the fullest extent permitted by applicable law, no Covered Person shall be liable to any Member, the Company or any other Person (including any creditor or claimant of the Company or any of its Subsidiaries) for any losses, claims, expenses, damages or liabilities arising from any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, by a Covered Person in connection with the Company or any of its Subsidiaries, nor shall any Covered Person be liable to any Member, the Company or any other Person for any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, by any employee or other agent of the Company or any of its Subsidiaries, except to the extent that any such losses, expenses, claims, damages or liabilities, (i) in any such case, are attributable to such Covered Person’s material breach of this Agreement, and (ii) in the case of any current or former Manager (other than any current or former Manager that is not a current or former employee of the Company or any of its Subsidiaries), or any current or former officer of the Company (other than any current or former officer that is not a current or former employee of the Company or any of its Subsidiaries), (A) are attributable to such Manager’s or officer’s acts or omissions not in good faith, (B) are attributable to such Manager’s or officer’s breach of the duty of loyalty to the Members, the Company or any of its Subsidiaries, (C) arise from a transaction in which such Manager or officer derived an improper personal benefit or (D) are attributable to acts or omissions of such Manager or officer that constitute a knowing violation of law. No amendment to or repeal of this Section 8.1 shall apply to or have any effect on the liability or alleged liability of the Covered Persons for or with respect to their acts or omissions occurring prior to such amendment or repeal.

(b)            In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article 13 or Article 15 shall be deemed a return of money or other property paid or distributed in violation of the Act or other applicable law. The return of such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of any other Member.

8.2            Indemnification.

(a)            The Company shall, to the fullest extent permitted by applicable law (as now or hereafter in effect), indemnify, defend and hold harmless each Covered Person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding (“Proceeding”), whether civil, criminal, administrative or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, (i) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (ii) by reason of the fact that such Covered Person is serving or has served in one or more of the capacities set forth in the definition of “Covered Person”, or (iii) by reason of the fact that such Covered Person, or a Person of whom such Covered Person is the legal representative, is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any other corporation, company, partnership, joint venture, trust, employee benefit plan or other Entity (an “Other Entity”), from and against any losses, claims, expenses, damages and liabilities (collectively, “Damages”) suffered or incurred by, imposed on, or to which such Covered Person may become subject in connection with such Proceeding; provided, that no right of indemnification shall be available to a Covered Person under this Article 8 (A) to the extent that it shall have been determined by a final, non-appealable decision by a court of competent jurisdiction that any such Damages are attributable to such Covered Person’s material breach of this Agreement, and, (B) in the case of any current or former Manager (other than any current or former Manager that is not a current or former employee of the Company or any of its Subsidiaries), or any current or former officer of the Company (other than any current or former officer that is not a current or former employee of the Company or any of its Subsidiaries), to the extent that any such Damages (1) are attributable to such Managers’ or officer’s acts or omissions not in good faith, (2) are attributable to such Managers’ or officer’s breach of the duty of loyalty to the Members, the Company or any of its Subsidiaries, (3) arise from a transaction in which such Manager or officer derived an improper personal benefit, (4) are attributable to acts or omissions of such Manager or officer that constitute a knowing violation of law, (5) are attributable to any Proceeding (except an action to enforce the indemnification rights set forth in this Section 8.2(a) or to enforce the rights to advancement of expenses set forth in Section 8.2(b)) initiated by such Covered Person unless if such Proceeding was authorized in the specific case by the Board, or (6) are attributable to any Proceeding by or in the right of the Company or any of its Subsidiaries unless if the Board authorizes the indemnification of any such Damages (except that, to the extent any such Covered Person has been successful on the merits or otherwise in the defense of any such Proceeding by or in the right of the Company or any of its Subsidiaries or in defense of any claim, issue or matter therein, then such Covered Person shall be indemnified against expenses actually and reasonably incurred by such Covered Person in connection therewith). If for any reason the foregoing indemnification is unavailable to a Covered Person, or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of the applicable Damages in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(b)            If a Covered Person is or was made, or threatened to be made, a party to or is involved in any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, (i) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (ii) by reason of the fact that such Covered Person is serving or has served in one or more of the capacities set forth in the definition of “Covered Person” or (iii) by reason of the fact that such Covered Person, or a Person of whom such Covered Person is the legal representative, is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any Other Entity, the Company shall pay, within a reasonable period of time following the Company’s receipt of reasonably detailed supporting documentation, to such Covered Person such Covered Person’s reasonable and documented out-of-pocket legal and other expenses (including legal and other professional fees and disbursements, and the cost of any investigation and preparation) incurred in connection therewith in advance of the final disposition of such Proceeding; provided, that such Covered Person shall promptly repay to the Company the amount of any such expenses paid to it if it shall be determined that such Covered Person is not entitled to be indemnified by the Company in connection with such Proceeding as provided in the proviso contained in Section 8.2(a); provided, further that, with respect to a Covered Person described in clause (B) of Section 8.2(a), the Company shall not be required to pay in advance or otherwise any such expenses incurred by any such Covered Person in connection with (A) any Proceeding initiated by such Covered Person unless if such Proceeding was authorized in the specific case by the Board or (B) any Proceeding by or in the right of the Company or any of its Subsidiaries unless if the Board authorizes the payment of any such expenses.

(c)            The rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall not be deemed exclusive of any other rights to which a Covered Person seeking indemnification, reimbursement or advancement of expenses, or contribution may have or hereafter be entitled under any statute, this Agreement, any other agreement (including any policy of insurance purchased or provided by the Company under which any Covered Person is covered), any vote of the Members or Managers, or otherwise. The rights conferred upon any Covered Person in Section 8.1 and Section 8.2 shall be contract rights that vest upon the occurrence or alleged occurrence of any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, or any other fact, circumstance or matter, giving rise to any losses, claims, expenses, damages or liabilities (whether or not arising out of a Proceeding) that are covered by Section 8.1 and/or Section 8.2, and such rights shall apply to a Person that was a Covered Person even after such Person ceases to be a Covered Person, but only with respect to any such losses, claims, expenses, damages or liabilities arising from any judgment, decision or action made, taken or performed, or omitted to be made, taken or performed, or any other fact, circumstance or matter that occurred, during the period in which such Person was a Covered Person.

(d)            The rights to indemnification, reimbursement and advancement of expenses, and contribution provided by, or granted pursuant to, this Section 8.2 shall inure to the benefit of the successors, heirs, executors and administrators of a Covered Person.

(e)            The Company shall have the power to purchase and maintain insurance on behalf of any Covered Person to protect such Covered Person against any Damages, whether or not the Company would have the power to indemnify such Covered Person against any such Damages under the provisions of this Section 8.2 or under any provision of law.

(f)            No amendment or repeal of any part of this Section 8.2 shall apply to or have any effect on any right to indemnification, reimbursement and advancement of expenses, and contribution provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

8.3            No Member Liability. Any indemnification, reimbursement and advancement of expenses, or contribution provided under this Article 8 shall be satisfied solely out of assets of the Company, as an expense of the Company. No Member shall be subject to personal liability by reason of the indemnification, reimbursement and advancement of expenses, or contribution provisions set forth in this Article 8.

8.4            Settlements. The Company shall not be liable for any settlement by a Covered Person of any Proceeding effected without its written consent, but if settled with such written consent, or if there is a final judgment against such Covered Person in any such Proceeding, the Company agrees to indemnify and hold harmless such Covered Person to the extent provided above from and against any Damages by reason of such settlement or judgment.

8.5            Business Opportunities; Fiduciary Duties.

(a)            The Company and each Member acknowledge that (i) each Member (other than any Member who is an employee of the Company or any of its Subsidiaries, any Member that is a Family Member of any employee of the Company or any of its Subsidiaries, or any Member that is controlled by any employee of the Company or any of its Subsidiaries or controlled by any such employee’s Family Members), (ii) each Manager (other than a Manager who is an employee of the Company or any of its Subsidiaries, including the CEO Manager, or is a Family Member of any employee of the Company or any of its Subsidiaries) (whether such Manager is serving as a member of the Board, a member of a committee of the Board or a member of any Subsidiary Governing Body), and (iii) each Affiliate, manager, director, principal, officer, employee and other representative of any Member described in clause (i) or any Manager described in clause (ii) (other than any such Person that is an employee of the Company or any of its Subsidiaries, a Family Member of any employee of the Company or any of its Subsidiaries, or controlled by any employee of the Company or any of its Subsidiaries or controlled by any such employee’s Family Members) (the foregoing Persons being referred to, collectively, as “Identified Persons” and, each individually, as an “Identified Person”) may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to, or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage (any such activity or line of business, an “Opportunity”). No Identified Person shall have any duty to refrain, directly or indirectly, from (x) engaging in any Opportunity, (y) offering or directing any Opportunity to another Person (including any Affiliate of such Identified Person) or (z) otherwise competing with the Company or any of its Subsidiaries. No Identified Person shall have any duty or obligation to refer or offer to the Company or any of its Subsidiaries any Opportunity, and the Company hereby renounces, on behalf of itself and each of its Subsidiaries, any interest or expectancy of the Company or any of its Subsidiaries in, or in being offered, an opportunity to participate in any Opportunity engaged in by any Identified Person which may be a corporate (or analogous) or business opportunity for the Company or any of its Subsidiaries.

(b)            In the event that any Identified Person acquires knowledge of an Opportunity which may be a corporate (or analogous) or business opportunity for the Company or any of its Subsidiaries, such Identified Person shall have no duty to communicate, offer or otherwise make available such Opportunity to the Company or any of its Subsidiaries and shall not be liable to the Company, any of its Subsidiaries or any of the Members for breach of any purported fiduciary duty by reason of the fact that such Identified Person pursues or acquires such Opportunity for itself, or offers or directs such Opportunity to another Person (including any Affiliate of such Identified Person).

(c)            The Company, on behalf of itself and each of its Subsidiaries, and each Member (i) acknowledge that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other Entities (each such Entity, a “Related Company” and all such Entities, collectively, “Related Companies”), including Entities that are competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person shall, by reason of such ownership, affiliation, action or omission, become subject to any fiduciary duty to the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates, (C) nothing in this Agreement and none of the duties imposed on an Identified Person, whether by contract or law, if any, do or shall limit or impair the right of any Identified Person to, directly or indirectly, purchase or sell the securities or indebtedness of any other Entity or to compete with the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates as if the Identified Persons were not a party to this Agreement and (D) the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, any of the Members or any of their respective Affiliates in any such business or as to any such opportunities.

(d)            To the fullest extent permitted by law, this Agreement is not intended to, and does not, create or impose any fiduciary or other duty on any Identified Person, other than those non-fiduciary duties that are expressly set forth in this Agreement and a duty to act in accordance with the implied contractual covenant of good faith and fair dealing to the extent required by Delaware law. Further, to the fullest extent permitted by law, the Company and each Member hereby irrevocably waives any and all fiduciary duties owed to the Company or such Member by any Identified Person (including those fiduciary duties that, absent such waiver, may be implied by law), and in doing so, the Company and each Member recognizes, acknowledges and agrees that the duties and obligations of the Identified Persons to the Company, each other Member and each other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement are only as expressly set forth in this Agreement. To the fullest extent permitted by law, no Identified Person shall owe any duty (including any fiduciary duty) to the Company or to any Member or to any other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement other than those non-fiduciary duties that are expressly set forth in this Agreement and a duty to act in accordance with the implied contractual covenant of good faith and fair dealing to the extent required by Delaware law. The parties acknowledge and agree that any Identified Person acting in accordance with this Agreement shall (i) be deemed to be acting in compliance with such implied contractual covenant, and (ii) not be liable to the Company, to any Member or to any other Person that is a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement for its reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Identified Person otherwise existing at law or in equity in respect of the Company, any of the Members or any other Person that is or becomes a party to or is otherwise bound by (or is or becomes a beneficiary of) this Agreement, are agreed (and shall be deemed to have been agreed) by the Company, the Members or all such other Persons to replace fully and completely such other duties and liabilities.

(e)            Each Manager that is an employee of the Company or any of its Subsidiaries (including the CEO Manager), in its capacity as such, shall have the same fiduciary duties as those of a member of a board of directors of a corporation organized under the laws of the State of Delaware. Each employee and officer of the Company (other than any officer of the Company that is not an employee of the Company or any of its Subsidiaries), in its capacity as such, shall have the same fiduciary duties as an employee or officer (as applicable) of a corporation organized under the laws of the State of Delaware.

(f)            Nothing in this Section 8.5 shall be deemed to limit any Member’s obligations under Section 20.1.

8.6            Subrogation. In the event that any Covered Person who is or was a partner, shareholder, member, officer, director, manager, fund adviser, investment adviser, investment manager, controlling person, employee, consultant, counsel, representative or agent of a Member or any of its Affiliates is entitled to indemnification under Section 8.2 for which such Covered Person is also entitled to indemnification from such Member or any of its Affiliates (other than the Company or any of its Subsidiaries), the Company hereby agrees that its duties to indemnify such Covered Person, whether pursuant to this Agreement or otherwise, shall be primary to those of such Member or such Affiliate, and to the extent that such Member or such Affiliate actually indemnifies any such Covered Person, such Member or such Affiliate shall be subrogated to the rights of such Covered Person against the Company for indemnification hereunder. The Company hereby acknowledges the subrogation rights of each Member and its Affiliates under such circumstances and agrees to execute and deliver such further documents and/or instruments as such Member or its Affiliate may reasonably request in order to evidence any such subrogation rights, whether before or after such Member or its Affiliate makes any such indemnification payment. The Company shall pay any amounts due under this Section 8.6, in cash, promptly, and in any event within fifteen (15) days, upon written demand therefor (accompanied by reasonably detailed supporting documentation) from a Member. The Company hereby waives any right against each of the Members and their respective Affiliates to indemnification, subrogation, or contribution. Furthermore, the Company and the Members expressly agree that each Covered Person is an intended third party beneficiary as to the indemnification provisions of this Agreement and shall be entitled to bring suit against the Company to enforce said provisions. The provisions of this Section 8.6, shall equally apply to a Covered Person’s rights to reimbursement and advancement of expenses and contribution under Section 8.2.

8.7            Insurance. The Company shall purchase and maintain, at the Company’s expense, insurance (the “Specified Insurance”) on behalf of all managers (including Managers), directors and officers of the Company and its Subsidiaries to protect any such Person against any expense, liability or loss suffered or incurred by, imposed on, or to which such Person may become subject (a) in connection with any matter arising out of or in connection with the Company’s or any of its Subsidiaries’ business or affairs, (b) by reason of the fact that such Person is serving or has served as an officer, manager or director of the Company or any of its Subsidiaries or (c) by reason of the fact that such Person is or was serving as a manager, officer, member, employee or agent or in any other capacity, at the request of the Company, for any Other Entity, in any such case based on acts, omissions, facts, circumstances or matters occurring or arising on or after the Effective Date; provided, however, that the Specified Insurance shall be subject to (i) exclusions and exceptions that are customary for such insurance, and (ii) retentions and limitations as the Board determines to be reasonable in light of the premiums to be paid for the Specified Insurance. Any Specified Insurance shall be satisfactory to the Board.

8.8            Amendments. Notwithstanding anything herein to the contrary, no amendment, repeal or modification of this Article 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Article 9
TRANSFERS

9.1            Restrictions on Transfers.

(a)            Prohibited Transfers. Without limiting any other provisions, restrictions or conditions of this Article 9, unless otherwise waived by the Board in its sole discretion, no Units shall be Transferred by any Member (regardless of the manner in which the Transferor initially acquired such Units), if:

(i)              such Transfer would, if consummated, result in any violation of the Securities Act or any state securities laws or regulations, or any other applicable federal or state laws or order of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries;

(ii)             such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers for which a notice thereof has been previously delivered to the Company, but not yet consummated), result in the Company having, in the aggregate, (A) 1,000 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act), or (B) 400 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) that are not Accredited Investors, of either (x) the class of Units proposed to be Transferred (assuming, for purposes of this clause (x), that all issued and outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, directly or indirectly, the class of Units proposed to be Transferred were exercised, exchanged or converted at the time of such Transfer) or (y) any class of Units into which the Units proposed to be Transferred are convertible (such Units, “Conversion Units”) (assuming, for purposes of this clause (y), that all issued and outstanding securities of the Company that are exercisable or exchangeable for, or convertible into, directly or indirectly, Conversion Units were exercised, exchanged or converted at the time of such Transfer), unless at the time of such Transfer the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act; provided, that the numbers 1,000 and 400 as used in this Section 9.1(a)(ii) shall be increased by the number of such holders that acquire from the Company, after the Effective Date, Units of the class proposed to be Transferred, Conversion Units, or securities of the Company that are exercisable or exchangeable for, or convertible into, Units of the class proposed to be Transferred or Conversion Units, in any such case other than any such acquisition (1) that was made by a holder who held any such Units, Conversion Units or securities prior to such acquisition (including in connection with a distribution to all holders of any such Units, Conversion Units or securities) or (2) made through a distribution under the Plan of Reorganization;

(iii)            such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers for which a notice thereof has been previously delivered to the Company, but not yet consummated), require the Company to register any class of Units or other equity securities of the Company under the Exchange Act (as a result of the number of holders of such Units or equity securities or otherwise), unless, at the time of such Transfer, the Company is already subject to the reporting obligations under Section 13 or Section 15(d) of the Exchange Act;

(iv)           such Transfer would, in the judgment of the Board, cause the Company to be required to register as an “investment company” under the Investment Company Act;

(v)            such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers for which a notice thereof has been previously delivered to the Company, but not yet consummated) in the judgment of the Board, cause the Company to be treated as a “publicly traded partnership” under Code Section 7704;

(vi)            such Transfer would, if consummated (after taking into account the consummation of any other proposed Transfers for which a notice thereof has been previously delivered to the Company, but not yet consummated), cause the underlying assets of the Company to be deemed “plan assets” as defined under and pursuant to the Plan Asset Regulation or constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

(vii)          such Transfer is not to an Accredited Investor;

(viii)         such Transfer is to any Competitor; or

(ix)            such Transfer is to any Sanctioned Person.

(b)            Certificates; Legal Opinion. In addition to the restrictions set forth in Section 9.1(a), no Units shall be Transferred by any Member unless (i) the certificates (if any) representing such Units bear legends as provided in Section 9.1(e) (or, with respect to uncertificated Units, notice of such legends is provided in accordance with applicable law), for so long as such legends are applicable; (ii) either (A) the Transferee is an Affiliate of the Transferor or (B) prior to such Transfer (1) the Transferee and the Transferor shall have delivered to the Company representation letters in such form as may be approved from time to time by the Company (including a representation from the Transferee that the Transferee is an Accredited Investor), and (2) the Transferor shall have delivered to the Company a legal opinion, reasonably acceptable to the Company, stating that the registration of the Units that are the subject of such proposed Transfer is not required under the Securities Act or any applicable state securities or “blue sky” laws; and (iii) in the case of a Transfer by a Member that is not a “United States person” within the meaning of Code Section 7701(a)(30), such Member and the Transferee shall have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Code Section 1446(f) will be done and duly remitted to the applicable Taxing Authority or duly executed certifications (prepared in accordance with Treasury Regulations Section 1.1446(f)-2(b) or other applicable authorities) of an exemption from such withholding. Any of the requirements set forth in clause (B) of the immediately preceding sentence may be waived by the Company in its sole discretion.

(c)            Notice of Transfer. Subject to Section 9.3, and unless otherwise waived by the Company, any Member proposing to effect a Transfer of Units must submit to the Company, not less than five (5) Business Days prior to such Transfer, a written notice (a “Transfer Notice”) of such Transfer. A Transfer Notice shall be delivered to the Company, to the attention of (i) the Secretary or Chief Financial Officer, or any of their designees, and (ii) the Chairperson, in each case in accordance with Section 19.5. A Transfer Notice shall include or be accompanied by (A) the name, address, e-mail address and telephone number of the Transferor and the Transferee, (B) a certification from the Transferee whether the Transferee is an Affiliate of the Transferor, (C) a certification from the Transferee that the Transferee is not a Sanctioned Person, (D) a certification from the Transferee that the Transferee is a Competitor under clause (a) or clause (c) of the definition of “Competitor”, (E) the number and class and/or series of Units proposed to be Transferred to, and acquired by, the Transferee, (F) the date on which the Transfer is proposed to take place, (G) the percentage of the Transferor’s total number of Units of the same class and/or series to be Transferred, (H) a Joinder Agreement, duly completed and executed by the Transferee to the extent such Transferee has not already signed a counterpart of this Agreement or executed a Joinder Agreement, (I) an AI Questionnaire, duly completed and executed by the Transferee, (J) an IRS Form W-9 or appropriate IRS Form W-8, as applicable, duly completed and executed by the Transferee to the extent such Transferee has not already delivered to the Company such a duly completed and executed tax form that is not obsolete, inaccurate or expired, and (K) a request that the Company instruct the Transfer Agent to register the Transfer in the Register of Members. So long as the other provisions of this Section 9.1 are satisfied and complied with, the Company shall, within five (5) Business Days after a Transfer Notice is delivered to the Company (but in no event earlier than the proposed date of Transfer specified in the Transfer Notice), instruct and use commercially reasonable efforts to cause the Transfer Agent to register the Transfer in the Register of Members unless, (I) prior to the expiration of such five (5) Business Day period, the Company requests information demonstrating that the Transfer complies with this Section 9.1 (including information demonstrating that the Transferee is not a Competitor or a Sanctioned Person) or (II) the Transferor by written notice to the Company withdraws the related Transfer Notice prior to registration of the Transfer. If any such request for information is made, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to register the Transfer in the Register of Members no later than five (5) Business Days after the Company receives such information (but in no event earlier than the proposed date of Transfer specified in the Transfer Notice), unless the Company determines during any such five (5)-Business Day period that the Transfer is not permitted pursuant to the terms of this Section 9.1, in which case the Company shall promptly inform the Transferor of such determination. Upon the closing of each Transfer that is permitted by this Agreement and the Transferee becoming a party to this Agreement, (x) such Transferee shall be admitted as, and deemed to be, a Member for purposes of this Agreement, (y) such Transferee shall be entitled to the rights (excluding any rights of a Member that are not assignable or otherwise transferable pursuant to the terms of this Agreement), and subject to the obligations, of a Member with respect to the Transferred Units and (z) the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect such Transfer.

(d)            Prohibited Transfers Void. The Company shall not instruct or cause the Transfer Agent to register the Transfer of any Units in the Register of Members except for Transfers that are consummated in accordance with the terms and provisions of this Agreement and, in the case of any Class B Units, the terms and provisions of any applicable Management Incentive Plan and/or Award Agreement. Any purported Transfer of Units in violation of such terms and provisions shall be void ab initio and shall not be recognized by the Company.

(e)            Legends.

(i)              All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units that were issued under the Plan of Reorganization shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] WERE ORIGINALLY ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), PROVIDED BY SECTION 1145 OF THE BANKRUPTCY CODE, 11 U.S.C. § 1145. THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAWS, AND TO THE EXTENT THE HOLDER OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS AN “UNDERWRITER,” AS DEFINED IN SECTION 1145(B)(1) OF THE BANKRUPTCY CODE, MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(ii)             All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units (excluding Units that were issued under the Plan of Reorganization) shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend (subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(iii)            All certificates (if any) or statements related to book-entry accounts (if any) representing or otherwise evidencing any Units shall conspicuously bear, or shall be deemed to conspicuously bear (even if such certificate or statement does not actually bear such legend), the following legend subject to Section 9.1(e)(iv) below):

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER, AS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF [●] (THE “COMPANY”) DATED AS OF [●], 2025 (AS AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “LLC AGREEMENT”) BY AND AMONG THE COMPANY AND THE MEMBERS OF THE COMPANY. NO REGISTRATION OR TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] WILL BE MADE ON THE BOOKS OF THE COMPANY OR ITS TRANSFER AGENT UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE COMPANY OR ITS TRANSFER AGENT WILL FURNISH, WITHOUT CHARGE, TO EACH HOLDER OF RECORD OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED OR OTHERWISE EVIDENCED BY THIS [CERTIFICATE] [STATEMENT] A COPY OF THE LLC AGREEMENT, CONTAINING THE ABOVE-REFERENCED TERMS, PROVISIONS AND CONDITIONS, INCLUDING RESTRICTIONS ON SALE, DISPOSITION OR TRANSFER OF LIMITED LIABILITY COMPANY INTERESTS, UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(iv)            In the event that any Units shall be registered for Transfer under the Securities Act, the Company shall, upon the written request of the holder of such Units, issue to such holder a new certificate or statement of book-entry position, as applicable, representing or otherwise evidencing such Units without the legend required by Section 9.1(e)(i) or Section 9.1(e)(ii). In the event that any Units shall cease to be subject to the restrictions on Transfer set forth in this Section 9.1, the Company shall, upon the written request of the holder of such Units, issue to such holder a new certificate or statement of book-entry position, as applicable, representing or otherwise evidencing such Units without the legend required by Section 9.1(e)(iii).

(v)             In the case of uncertificated Units, the Company shall provide notice to the Members of the applicable legends required by Sections 9.1(e)(i), 9.1(e)(ii) and 9.1(e)(iii) in accordance with applicable law.

(vi)            Each Member shall be deemed to have actual knowledge of the terms, provisions, restrictions and conditions set forth in this Agreement (including the restrictions on Transfer set forth in this Section 9.1) for all purposes of this Agreement and applicable law (including the Act and the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction), whether or not any certificate or statement of book-entry position, as applicable, representing or otherwise evidencing any Units owned or held by such Member bears the applicable legends set forth in Sections 9.1(e)(i), 9.1(e)(ii) and 9.1(e)(iii) and whether or not any such Member received a separate notice of such terms, provisions, restrictions and conditions.

(f)            Transfers of Class B Units. Anything in this Agreement to the contrary notwithstanding, Class B Units shall not be Transferred by any Member unless such Transfer also complies with any restrictions on Transfer set forth in the applicable Management Incentive Plan and/or any applicable Award Agreement (which restrictions may be in addition to, and/or more restrictive than, the restrictions on Transfer of Units set forth in this Agreement).

(g)            Certain Members. If any Member is an Entity that has no substantial assets other than Units and/or indebtedness of, or securities in, the Company or any of its Subsidiaries, then such Member agrees that no Equity Interests in such Member may be sold, transferred or otherwise disposed to any Person other than in accordance with the terms and provisions of this Section 9.1 as if such Equity Interests were Units; provided, that a sale, transfer or other disposition of Equity Interests in such Member to any Affiliate of such Member (other than to any Affiliate of such Member that is a portfolio company of such Member or any of its other Affiliates) shall not be subject to this Section 9.1(g).

(h)            No Requirement to List. The Company shall have no obligation under this Agreement to list any of the Units or other Interests on any securities exchange, automated quotation system or over-the-counter marketplace.

(i)             Transfers to the Company. A Transfer of Units to the Company shall not be subject to the requirements of this Section 9.1.

(j)             Additional Restrictions. If the Board makes a reasonable determination that additional restrictions are necessary to prevent (i) the Company from being treated as a “publicly traded partnership” under Code Section 7704 or (ii) jeopardizing the availability to The Container Store Group, Inc. or any of its subsidiaries of their net operating loss or net capital loss carryforwards or certain other tax benefits under Code Section 382, the Board may impose such additional restrictions on Transfers as the Board has reasonably determined to be so necessary.

(k)            Reimbursement of Company Expenses. The Transferor and the Transferee shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket third party costs and expenses (including legal fees) incurred by the Company in connection with any Transfer or proposed Transfer of such Transferor’s Units (excluding any Transfer or proposed Transfer pursuant to Section 9.3 or otherwise pursuant to a Sale Transaction).

(l)             Modifications to Procedural Provisions. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, waive or modify the application of any term or provision of a procedural nature set forth herein to any Transfer so long as such waiver or modification (i) is for administrative convenience purposes to facilitate the consummation of such Transfer, (ii) does not adversely affect the rights of any of the Members, (iii) does not subject any of the Members to any additional obligations or liabilities, and (iv) is approved by the Transferor and the ultimate Transferee of such Transfer (which approval may be provided by e-mail to the Company in accordance with Section 19.5). The right of the Company to make any such waiver or modification need not be uniform among Transfers and may be made by it selectively among any Transfers (whether or not such Transfers are similar in nature). Any such waiver or modification shall not require any consents or approvals of the Members under Section 16.1.

9.2            Transfer Agents; Regulations. The Company, by resolution or written consent of the Board, may from time to time appoint a Transfer Agent under such arrangements and upon such terms and conditions as the Board deems advisable. Unless the Board has appointed some other Person as its Transfer Agent (and upon the revocation of any such appointment, thereafter until a new appointment is similarly made) the Secretary, or any Person designated by the Secretary, shall be the Transfer Agent without the necessity of any formal action of the Board, and the Secretary, or any Person designated by the Secretary, shall perform all of the duties of the Transfer Agent. The Board may make such rules and regulations as it may deem expedient and as are not inconsistent with this Agreement, concerning the issue, registration and Transfer of certificates for Units.

9.3            Drag-Along Transactions.

(a)            In the event that the Majority Members at the time of the delivery of a Drag Notice (for purposes of this Section 9.3, each, a “Selling Member” and, collectively, the “Selling Members”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction (whether or not a Member vote is required) to or with any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than the Selling Members or any Affiliates thereof (a “Third Party Purchaser”) (any such Sale Transaction, a “Drag-Along Transaction”), the Company or the Selling Members (or a designated representative acting on behalf of the Selling Members) will have the right (but not the obligation) to deliver written notice thereof (a “Drag Notice”) to all other Members (each, a “Dragged Member” and, collectively, the “Dragged Members”), including any holders of Class B Units. Such written notice shall be delivered to the Dragged Members in accordance with Section 19.5 and shall contain a general description of the material terms and conditions of the Drag-Along Transaction, including the amount and form of consideration to be paid by the Third Party Purchaser, copies of any Drag-Along Transaction Documents or Investment Documents that the Dragged Members will be required to execute and deliver in connection with such Drag-Along Transaction (to the extent such documents exist and are in substantially final form at the time such Drag Notice is delivered to the Dragged Members) and the proposed date (which may be an estimated date or range of dates) for the closing of the Drag-Along Transaction; provided, that the Selling Members may elect to omit from the Drag Notice any such terms and conditions of, or information relating to, the Drag-Along Transaction if the Selling Members determine that the disclosure thereof to the Dragged Members would have an adverse effect on the Drag-Along Transaction or the consummation thereof, but the omission of any such terms, conditions or information shall not have any effect on the validity of the Drag Notice.

(b)            If a Drag Notice is delivered by the Company or by or on behalf of the Selling Members to the Dragged Members, each of the Dragged Members shall:

(i)              if such Drag-Along Transaction is structured as a Transfer of Units (including any Transfer of Units by way of a merger of the Company with any other Person), be obligated to Transfer to the Third Party Purchaser (subject to the other terms of this Section 9.3(b)), at the closing of such Drag-Along Transaction, all Units held by such Dragged Member (or the applicable portion of such Dragged Member’s Units that are required to be Transferred in connection with such Drag-Along Transaction, as determined in accordance with Section 9.3(c)) on purchase terms and conditions that are substantially the same as those purchase terms and conditions applicable to the Units of the Selling Members of the same class or series (excluding any investment or reinvestment opportunity given to management of the Company or any of its Subsidiaries), free and clear of any Liens (other than Permitted Liens); provided, that (A) each Dragged Member will receive, in respect of such Dragged Member’s Units that are Transferred in such Drag-Along Transaction, no less than the same portion of the aggregate net consideration paid in such Drag-Along Transaction that such Dragged Member would have received if such aggregate net consideration had been distributed by the Company pursuant to Section 13.1(a) (and such aggregate net consideration shall be treated as if it was distributed by the Company pursuant to Section 13.1(a)), unless otherwise approved by such Dragged Member, and (B) if the Selling Members are given an option as to the form of consideration to be received in exchange for their Units of any class or series, then each of the Dragged Members shall be given the same option with respect to their Units of the same class or series;

(ii)              if such Drag-Along Transaction is structured as a sale or transfer of assets (including by or through the sale, issuance or other disposition of the Equity Interests of, or reorganization, merger, unit or share exchange, consolidation or other business combination involving, any direct and/or indirect Subsidiary or Subsidiaries of the Company), approve any subsequent dissolution and liquidation of the Company or any of its Subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto;

(iii)            (A) be required to vote (including by written consent) such Dragged Member’s Units (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favor of such Drag-Along Transaction, and (B) not raise any objection against such Drag-Along Transaction (including objections relating to the consideration being paid in connection therewith) or the process pursuant to which it was arranged, negotiated or consummated;

(iv)            execute and deliver any applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal, release or other agreements or documents governing or relating to such Drag-Along Transaction (on terms substantially the same as those terms applicable to the Selling Members) that the Company, the Selling Members or the Third Party Purchaser may request and which are executed and delivered by the Selling Members (the “Drag-Along Transaction Documents”), and (A) agree to or provide the same covenants, obligations, indemnities and agreements as agreed to or provided by the Selling Members set forth therein and (B) make the same representations and warranties as the Selling Members, on a several and not joint basis, regarding organization, existence and good standing of such Dragged Member, the power and authority of such Dragged Member to enter into the Drag-Along Transaction, due authorization, execution and delivery by such Dragged Member of the Drag-Along Transaction Documents and the Investment Documents, enforceability against such Dragged Member of the Drag-Along Transaction Documents and the Investment Documents, good and marketable title (free and clear of all Liens) of the Units of such Dragged Member, the consents and notices required to be obtained or made by such Dragged Member in connection with such Drag-Along Transaction, no conflicts with organizational documents, contracts or law applicable to such Dragged Member, no legal proceedings against such Dragged Member, no brokers’ fees owed by such Dragged Member in connection with such Drag-Along Transaction, and other matters reasonably requested by the Third Party Purchaser with respect to such Dragged Member and related to such Drag-Along Transaction; provided, however, that (x) no Dragged Member shall be required to provide any indemnity relating to such Drag-Along Transaction that is in excess of the amount of gross proceeds payable to such Dragged Member in connection with such Drag-Along Transaction (other than on account of such Dragged Member’s own fraud), (y) any escrow arrangement or indemnity shall be allocated among each Selling Member and Dragged Member pro rata based upon the allocation among each such Member of the consideration payable in respect of Units in the Drag-Along Transaction; provided, that any indemnities on account of a Dragged Member’s representations and warranties described in clause (B) above or a Dragged Member’s own fraud or breach of covenants shall be solely the responsibility of such Dragged Member, and (z) no Dragged Member shall be required to provide any non-competition, non-solicitation or similar covenant other than customary confidentiality covenants;

(v)             if the Members will receive any Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the continuing, acquiring, resulting or surviving entity in the Drag-Along Transaction, or any Affiliate thereof (the “Surviving Entity”), execute and deliver any applicable limited liability company agreement, stockholders agreement, partnership agreement, investor rights agreement, voting agreement or similar agreement which relates to the internal governance of the Surviving Entity and/or the rights or obligations of the owners of the Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the Surviving Entity that the Company, the Selling Members or the Third Party Purchaser may request and which are executed and delivered by the Selling Members (the “Investment Documents”), and agree to or provide the same covenants, obligations and agreements as agreed to or provided by the Selling Members set forth therein;

(vi)            use commercially reasonable efforts to obtain or make any consents or filings necessary to be obtained or made by such Dragged Member to effectuate such Drag-Along Transaction;

(vii)           without limiting the provisions of Section 5.6, waive and refrain from exercising any appraisal, dissenters or similar rights with respect to such Drag-Along Transaction;

(viii)          not (A) take any action that would reasonably be expected to impede or be prejudicial to such Drag-Along Transaction, (B) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), any member of any Subsidiary Governing Body or any other Member or any of its Affiliates (including any Selling Member and any of its Affiliates) in connection with such Drag-Along Transaction, or (C) except as permitted under and pursuant to Article 20, disclose to any Person any information related to such Drag-Along Transaction (including the identity of the Third Party Purchaser, the fact that discussions or negotiations are taking place concerning such Drag-Along Transaction, or any of the terms, conditions or other information with respect to such Drag-Along Transaction); and

(ix)            take all necessary or desirable actions reasonably requested by the Selling Members, the Third Party Purchaser and/or the Company in connection with the consummation of such Drag-Along Transaction, including voting such Dragged Member’s Units (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favor of such Drag-Along Transaction and, if applicable, in favor of a Corporate Conversion in connection with such Drag-Along Transaction.

(c)            In the case of a Drag-Along Transaction pursuant to which the Selling Members are collectively Transferring less than one hundred percent (100%) of all of the Units owned or held by the Selling Members in the aggregate, each Dragged Member shall be required to Transfer a percentage of the Units owned or held by such Dragged Member equal to the quotient obtained by dividing (i) the total number of Units owned or held by the Selling Members that are proposed to be Transferred in such Drag-Along Transaction by (ii) the total number of Units owned or held by the Selling Members in the aggregate.

(d)            At the closing of any Drag-Along Transaction that is structured as a sale or other Transfer of Units in which the Selling Members have exercised their rights under this Section 9.3, each Dragged Member shall deliver at such closing, against payment of the purchase price therefor in accordance with the terms of the Drag-Along Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Third Party Purchaser) representing such Dragged Member’s Units to be sold, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by any one or more of the Selling Members, the Third Party Purchaser and/or the Company for the proper transfer of such Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens).

(e)            Each Selling Member and each Dragged Member will bear its pro rata share (based upon the allocation among each such Member of the consideration payable in respect of Units in the Drag-Along Transaction) of the costs and expenses of any Drag-Along Transaction to the extent such costs and expenses are incurred for the benefit of all Members or the Company and are not otherwise paid by the Company or the Third Party Purchaser. Costs and expenses incurred by any Member on its own behalf will not be considered costs and expenses of the Drag-Along Transaction and will be borne solely by such Member.

(f)            The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Drag-Along Transaction and not take any action which would reasonably be expected to impede or be prejudicial to any such Drag-Along Transaction. Pending the completion of any proposed Drag-Along Transaction, the Company shall use commercially reasonable efforts to operate the Company and its Subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Drag-Along Transaction Documents) and otherwise comply with the terms of the Drag-Along Transaction Documents to which it is a party.

(g)            The Company shall cooperate with the Selling Members to enter into a Drag-Along Transaction and to take any and all such further action in connection therewith as the Selling Members may deem reasonably necessary or reasonably appropriate in order to consummate (or, if directed by the Selling Members, abandon) any such Drag-Along Transaction. Neither the Company, any of its Subsidiaries nor any of the Selling Members shall have any liability if any Drag-Along Transaction is not consummated for any reason (including if the Selling Members elect to abandon such Drag-Along Transaction for any reason or for no reason). Subject to the provisions of this Section 9.3, the Selling Members, in exercising their rights under this Section 9.3, shall have complete discretion over the terms and conditions of any Drag-Along Transaction effected hereby, including price, payment terms, conditions to closing, timing of closing, representations, warranties, affirmative covenants, negative covenants, indemnification, releases, holdbacks and escrows. At the request of the Selling Members, the Board shall authorize and direct the Company and/or any now or hereafter created Subsidiary of the Company to execute such agreements, documents, applications, authorizations, registration statements and instruments as they may deem reasonably necessary or reasonably appropriate in connection with any Drag-Along Transaction.

(h)            IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED MEMBER TO VOTE SUCH DRAGGED MEMBER’S UNITS IN FAVOR OF A DRAG-ALONG TRANSACTION AND (WITHOUT LIMITING THE PROVISIONS OF SECTION 5.6) TO WAIVE ANY APPRAISAL, DISSENTERS OR SIMILAR RIGHTS THAT SUCH DRAGGED MEMBER HAS (OR MAY HAVE) WITH RESPECT TO ANY DRAG-ALONG TRANSACTION, IN EACH CASE AS SET FORTH IN SECTION 9.3(b), EACH DRAGGED MEMBER HEREBY IRREVOCABLY APPOINTS THE SELLING MEMBERS (AND EACH OF THEM) AS SUCH DRAGGED MEMBER’S TRUE AND LAWFUL PROXY AND ATTORNEY, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL UNITS OWNED OR HELD BY SUCH DRAGGED MEMBER OR OVER WHICH SUCH DRAGGED MEMBER HAS VOTING CONTROL TO EFFECTUATE SUCH VOTES AND WAIVERS FOR THE DURATION OF THE EXISTENCE OF THE COMPANY. IN ADDITION, IN ORDER TO SECURE THE OBLIGATIONS OF EACH DRAGGED MEMBER TO EXECUTE AND DELIVER THE DRAG-ALONG TRANSACTION DOCUMENTS AND, IF APPLICABLE, THE INVESTMENT DOCUMENTS, AND TO TAKE ACTIONS IN CONNECTION WITH THE CONSUMMATION OF A DRAG-ALONG TRANSACTION, IN EACH CASE AS SET FORTH IN SECTION 9.3(b), EACH DRAGGED MEMBER HEREBY IRREVOCABLY GRANTS TO THE SELLING MEMBERS (AND EACH OF THEM) A POWER-OF-ATTORNEY TO SIGN ANY AND ALL SUCH DRAG-ALONG TRANSACTION DOCUMENTS AND, IF APPLICABLE, INVESTMENT DOCUMENTS, AND TO TAKE ANY AND ALL SUCH ACTIONS, IN THE NAME AND ON BEHALF OF SUCH DRAGGED MEMBER. THE PROXIES AND POWERS OF ATTORNEY GRANTED BY EACH DRAGGED MEMBER PURSUANT TO THIS SECTION 9.3(h) ARE COUPLED WITH AN INTEREST, ARE IRREVOCABLE, AND SHALL NOT BE AFFECTED BY AND SHALL SURVIVE THE DEATH, INCOMPETENCY, INCAPACITY, DISABILITY, MERGER, CONSOLIDATION, BANKRUPTCY, INSOLVENCY, LIQUIDATION OR DISSOLUTION OF ANY DRAGGED MEMBER.

(i)            Any Class B Units Transferred in a Drag-Along Transaction by a Selling Member or a Dragged Member shall immediately and automatically convert into Class A Units upon the consummation of such Drag-Along Transaction, as determined by the Board.

(j)            A Transfer of Units in a Drag-Along Transaction by a Selling Member or a Dragged Member pursuant to this Section 9.3 shall not be subject to the requirements of (i) Section 9.1 (other than Section 9.1(a)(i)) or (ii) Section 9.7.

(k)            For the avoidance of doubt, the obligations of the Company and the Dragged Members pursuant to this Section 9.3 shall apply irrespective of the amount of consideration (if any) to be paid to each Dragged Member pursuant to the Drag-Along Transaction.

9.4            Tag-Along Transactions.

(a)            In the event that one or more Members (acting alone or with other Members) who own or hold Class A Units (each, an “Initiating Holder” and, collectively, the “Initiating Holders”) desire to effect a Tag-Along Transaction, the Initiating Holders (or a designated representative acting on their behalf) shall deliver written notice (a “Sale Notice”) to all other Members that own or hold Class A Units (each, a “Tag-Along Seller” and, collectively, the “Tag-Along Sellers”) and the Company, in accordance with Section 19.5, at least ten (10) Business Days prior to the consummation of such Tag-Along Transaction, offering the Tag-Along Sellers the opportunity to participate in such Tag-Along Transaction on the terms and conditions set forth in the Sale Notice (which terms and conditions shall be the same as those terms and conditions (including at the same price) applicable to the Initiating Holders (except that if the Initiating Holders are given an option as to the form of consideration to be received in exchange for their Class A Units, each of the Tag-Along Sellers shall only need to be given the same option with respect to their Class A Units)); provided, however, that if the consideration to be paid in such Tag-Along Transaction consists, in whole or in part, of securities or any other non-cash consideration, then any Member that is not an Accredited Investor or any Member who does not, promptly following the request of the Initiating Holders or the Transferee in such Tag-Along Transaction (but in any event within three (3) Business Days after receipt of any such request), certify to the Initiating Holders and the Transferee in such Tag-Along Transaction that such Member is an Accredited Investor shall not be offered the opportunity to participate in such Tag-Along Transaction and shall not be deemed a Tag-Along Seller for purposes of such Tag-Along Transaction. The Sale Notice shall contain a general description of the material terms and conditions of the Tag-Along Transaction, including the total number of Class A Units proposed to be Transferred, the proposed amount and form of consideration for the Class A Units proposed to be Transferred, and copies of any Tag-Along Transaction Documents that the Tag-Along Sellers will be required to execute and deliver in connection with such Tag-Along Transaction (to the extent such documents exist and are in substantially final form at the time such Sale Notice is delivered to the Tag-Along Sellers).

(b)            Each Tag-Along Seller may, by written notice (each, an “Acceptance Notice”) delivered to the Initiating Holders (or their designated representative) within five (5) Business Days after delivery of the Sale Notice to such Tag-Along Seller, elect to Transfer Class A Units in such Tag-Along Transaction, on the terms and conditions set forth in the Sale Notice; provided, however, that if the proposed Transferee in the Tag-Along Transaction desires to purchase a number of Class A Units that is less than the aggregate number of Class A Units proposed to be Transferred by the Initiating Holders and all Tag-Along Sellers electing to Transfer Class A Units in the Tag-Along Transaction, then the Initiating Holders may elect to either (i) terminate such Tag-Along Transaction with respect to the Initiating Holders and each Tag-Along Seller or (ii) consummate such Tag-Along Transaction on the basis of such lesser number of Class A Units and, upon such election to consummate the Tag-Along Transaction, each Initiating Holder and each electing Tag-Along Seller shall be permitted to Transfer to such Transferee up to that number of Class A Units owned or held by such Initiating Holder or such Tag-Along Seller, as the case may be, equal to the product of (x) the total number of Class A Units to be acquired by the Transferee in the proposed Tag-Along Transaction and (y) such Initiating Holder’s or such Tag-Along Seller’s (as applicable) proportionate percentage of the issued and outstanding Class A Units collectively owned or held by the Initiating Holders and all electing Tag-Along Sellers; provided, further, that if at any time after delivery of a Sale Notice there is a change in the price or other material change in the terms or conditions of the proposed Tag-Along Transaction described in such Sale Notice, then the Initiating Holders shall deliver a revised Sale Notice to all Tag-Along Sellers indicating such revised price and/or other material change, and each Tag-Along Seller shall have an additional five (5) Business Days after delivery of the revised Sale Notice to indicate whether or not it elects to Transfer Class A Units in such Tag-Along Transaction, on the terms and conditions set forth in the revised Sale Notice (it being understood and agreed that if a Tag-Along Seller elected to Transfer Class A Units in such Tag-Along Transaction prior to the commencement of such additional five-Business Day period, then such election will remain in effect unless such Tag-Along Seller revokes, amends or otherwise modifies such election in writing prior to the expiration of such additional five-Business Day period).

(c)            In connection with any Tag-Along Transaction in which any Tag-Along Seller elects to participate pursuant to this Section 9.4, each such Tag-Along Seller shall take all necessary or desirable actions reasonably requested by the Initiating Holders and/or the Transferee in such Tag-Along Transaction in connection with the consummation of such Tag-Along Transaction, including (A) executing and delivering the applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, letter of transmittal, release or other agreements or documents governing or relating to such Tag-Along Transaction that the Initiating Holders or the Transferee in such Tag-Along Transaction may request (the “Tag-Along Transaction Documents”), and (B) if the Initiating Holders and the Tag-Along Sellers will receive any Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in the Transferee or any other Person in connection with such Tag-Along Transaction, executing and delivering any applicable limited liability company agreement, stockholders agreement, partnership agreement, investor rights agreement, voting agreement or similar agreement which relates to the internal governance of such Transferee or such other Person and/or the rights or obligations of the owners of the Equity Interests (and/or any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests) in such Transferee or such other Person that Initiating Holders or the Transferee may request and which are executed and delivered by the Initiating Holders. In connection with any Tag-Along Transaction that complies with this Section 9.4, no Member (whether or not a Tag-Along Seller) shall (i) take any action that would reasonably be expected to impede or be prejudicial to such Tag-Along Transaction, (ii) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), any member of any Subsidiary Governing Body or any other Member or any of its Affiliates (including any Initiating Holder and any of its Affiliates) in connection with such Tag-Along Transaction, or (iii) except as permitted under and pursuant to Article 20, disclose to any Person any information related to such Tag-Along Transaction (including the identity of the Transferee, the fact that discussions or negotiations are taking place concerning such Tag-Along Transaction, or any of the terms, conditions or other information with respect to such Tag-Along Transaction).

(d)            At the closing of any Tag-Along Transaction in which any Tag-Along Seller has elected to participate under this Section 9.4, such Tag-Along Seller shall deliver at such closing, against payment of the consideration therefor in accordance with the terms of the Tag-Along Transaction Documents, certificates or other documentation (or other evidence thereof reasonably acceptable to the Transferee in such Tag-Along Transaction) representing its Class A Units to be Transferred, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Initiating Holders, the Transferee in such Tag-Along Transaction and/or the Company for the proper Transfer of such Class A Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens).

(e)            Each Initiating Holder and each Tag-Along Seller electing to participate in a Tag-Along Transaction under this Section 9.4 will bear its pro rata share (based upon the allocation among each such Member of the consideration payable in respect of Class A Units in the Tag-Along Transaction) of the costs and expenses of any such Tag-Along Transaction to the extent such costs and expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or the Transferee. Costs and expenses incurred by any such Member on its own behalf will not be considered costs of the Tag-Along Transaction and will be borne solely by such Member.

(f)            Subject to the provisions of this Section 9.4, the Initiating Holders shall have complete discretion over the terms and conditions of any Tag-Along Transaction, including price, payment terms, conditions to closing, timing of closing, representations, warranties, affirmative covenants, negative covenants, indemnification, releases, holdbacks and escrows. Neither the Company, any of its Subsidiaries nor any of the Initiating Holders shall have any liability if any Tag-Along Transaction is not consummated for any reason (including if the Initiating Holders elect to abandon such Tag-Along Transaction for any reason or for no reason).

(g)            The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag-Along Transaction and not take any action which would reasonably be expected to impede or be prejudicial to any such Tag-Along Transaction. Pending the completion of any proposed Tag-Along Transaction, the Company shall use commercially reasonable efforts to operate the Company and its Subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Tag-Along Transaction Documents) and otherwise comply with the terms of the Tag-Along Transaction Documents to which it is a party.

(h)            If any Tag-Along Seller electing to participate in a Tag-Along Transaction materially breaches any of its obligations under this Section 9.4 in respect of such Tag-Along Transaction or any of its representations or obligations under any of the Tag-Along Transaction Documents, then, (i) at the option of the Initiating Holders, such Tag-Along Seller will not be permitted to participate in such Tag-Along Transaction and the Initiating Holders can proceed to close such Tag-Along Transaction excluding the sale of such Tag-Along Seller’s Class A Units therefrom and, (ii) at the option of the Initiating Holders, the number of Class A Units to be Transferred by the Initiating Holders and the Tag-Along Sellers (excluding the breaching Tag-Along Seller) shall be recalculated pursuant to clause (ii) of Section 9.4(b) excluding the breaching Tag-Along Seller from such calculation.

(i)            The Initiating Holders shall have the right for a period of ninety (90) days after the expiration of the latest five (5) Business Day period referred to in Section 9.4(b) to consummate the Tag-Along Transaction. In the event that the Initiating Holders have not consummated the Tag-Along Transaction within such ninety-day period, the Initiating Holders shall not thereafter consummate such Tag-Along Transaction unless the Initiating Holders again comply with the terms of this Section 9.4; provided, however, that if such Tag-Along Transaction is unable to be consummated within such ninety-day period as a result of antitrust or other regulatory delay, then such ninety-day period shall be extended on account of such delay as necessary to permit the Initiating Holders to effect such Tag-Along Transaction.

(j)            The exercise or non-exercise of the rights of any of the Members under this Section 9.4 to participate in one or more Tag-Along Transactions shall not adversely affect their rights to participate in subsequent Tag-Along Transactions subject to this Section 9.4.

9.5            Appointment of Purchaser Representative. If the Selling Members enter into any negotiation or transaction for which Rule 506 of Regulation D (or any similar rule then in effect) promulgated by the SEC may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Dragged Member who is not an Accredited Investor shall, at the request of the Company or the Selling Members, appoint a “purchaser representative” (as such term is defined in Rule 501 of Regulation D) reasonably acceptable to the Company and the Selling Members in connection with such negotiation or transaction.

9.6            Preemptive Rights.

(a)            After the Effective Date, the Company shall not, and the Company shall not permit any of its Subsidiaries to, sell or issue to any Person (including any then-current Member) any (i) Equity Interests of the Company or any of its Subsidiaries, or (ii) options, warrants or other securities that are convertible into, or exchangeable or exercisable for, any Equity Interests of the Company or any of its Subsidiaries (any such Equity Interests, options, warrants or securities, collectively, the “Additional Securities”) (other than pursuant to an Excluded Issuance), unless the Company or its applicable Subsidiary first submits written notice (a “Preemptive Rights Notice”) to each Significant Member identifying the material terms of the Additional Securities (including the price, number or amount and type of Additional Securities, and all other material terms thereof) and offers to each Significant Member that also demonstrates to the Company’s reasonable satisfaction that such Significant Member is an Accredited Investor (any such Significant Member, a “Preemptive Member” and, collectively, the “Preemptive Members”) the opportunity to purchase up to a portion of the Additional Securities (a “Pro Rata Portion”) on such terms and conditions set forth in the Preemptive Rights Notice. A Preemptive Member’s Pro Rata Portion shall be equal to the product of (1) the total number or amount of Additional Securities subject to the sale or issuance and (2) a fraction, (A) the numerator of which is the number of Class A Units then owned or held by such Preemptive Member, and (B) the denominator of which is the total number of Class A Units then owned or held by all Preemptive Members collectively.

(b)            The Company’s or its applicable Subsidiary’s offer to each Preemptive Member shall remain open for a period of thirty (30) days after the Preemptive Rights Notice is delivered to such Preemptive Member in accordance with Section 19.5. A Preemptive Member may accept such offer by delivering written notice of such acceptance to the Company prior to the expiration of such thirty (30) day period, which notice shall set forth the number or amount of such Additional Securities to be purchased by such Preemptive Member (which, in any event, shall not exceed the number or amount equal to such Preemptive Member’s Pro Rata Portion). If not all Preemptive Members subscribe for their full respective Pro Rata Portions, then the Company shall notify in writing the fully-subscribing Preemptive Members of such fact and shall offer, or cause its applicable Subsidiary to offer, such fully-subscribing Preemptive Members the right to acquire such unsubscribed Additional Securities on the terms set forth in the Preemptive Rights Notice. Each fully-subscribing Preemptive Member shall have the right to elect to purchase up to its pro rata share of such unsubscribed Additional Securities (in proportion to the Pro Rata Portions of all fully-subscribing Preemptive Members), by delivering written notice to the Company within two (2) Business Days from the date such offer from the Company or its applicable Subsidiary is delivered to such Preemptive Member. To the extent the procedure described in the preceding sentence does not result in the subscription of all unsubscribed Additional Securities, such procedure shall be repeated until there are no unsubscribed Additional Securities or until no Preemptive Member has elected to purchase additional unsubscribed Additional Securities.

(c)            In the event that any Additional Securities are not subscribed for by the Preemptive Members in accordance with this Section 9.6, the Company or its applicable Subsidiary will have ninety (90) days after the expiration of the last period in which Preemptive Members are entitled to subscribe for Additional Securities to issue or sell the unsubscribed Additional Securities, at a price and upon other terms no more favorable to a purchaser of Additional Securities, in the aggregate, than those specified in the Preemptive Rights Notice delivered to the Preemptive Members pursuant to Section 9.6(a). Following the earlier to occur of (i) the date the Company or its applicable Subsidiary issues or sells all such unsubscribed Additional Securities and (ii) the date of the expiration of the ninety (90) day period referred to in the immediately preceding sentence, the Company or its applicable Subsidiary will not issue or sell any Additional Securities (other than pursuant to an Excluded Issuance) without first offering such Additional Securities to each of the Preemptive Members in the manner provided in this Section 9.6.

(d)            Notwithstanding anything to the contrary set forth herein, the Company may comply with its obligations under this Section 9.6 by first selling or issuing to (or causing its applicable Subsidiary to sell or issue to) one or more Preemptive Members and/or any of their respective Affiliates (each, a “Specified Preemptive Member” and, collectively, the “Specified Preemptive Members”) all or any portion of the Additional Securities contemplated to be issued or sold, and, promptly thereafter, offering to issue or sell to the Preemptive Members (other than the Specified Preemptive Members) (each, an “Other Preemptive Member” and, collectively, the “Other Preemptive Members”) the number or amount of such Additional Securities the Other Preemptive Members would have been entitled to purchase pursuant to this Section 9.6 by applying Sections 9.6(a) and 9.6(b) as if the Company or its applicable Subsidiary had not first issued or sold all or the applicable portion of the Additional Securities to the Specified Preemptive Members but rather had offered to issue or sell all of the Additional Securities to all Preemptive Members at the same time in accordance with the terms of those Sections; provided, however, that the Company or its applicable Subsidiary shall be permitted to pay the Specified Preemptive Members a reasonable fee or premium (which may be non-refundable) in connection with the sale of such Additional Securities to such Specified Preemptive Members, and it shall not be required that such fee or premium be shared with the Other Preemptive Members or taken into account in connection with the price to be paid by the Other Preemptive Members for such Additional Securities. In the event that any Other Preemptive Member purchases Additional Securities pursuant to any such offer referred to in the immediately preceding sentence and, as a result thereof, the Specified Preemptive Members would not have been permitted to purchase all of the Additional Securities they had purchased if all of the Additional Securities contemplated to be issued or sold had instead been offered to all Preemptive Members at the same time in accordance with Sections 9.6(a) and 9.6(b), then the Specified Preemptive Members shall sell or transfer to the Company or its applicable Subsidiary, for a price equal to the original cost thereof (plus any accrued and unpaid yield or interest thereon, if applicable, but without reducing such cost by any fee or premium received by the Specified Preemptive Members in connection therewith), the excess number or amount of Additional Securities that had been acquired by the Specified Preemptive Members.

(e)            If the Company and/or any of its Subsidiaries desires to sell or issue (other than in an Excluded Issuance) (i) any Additional Securities and (ii) any indebtedness or debt securities of the Company or any of its Subsidiaries that do not otherwise constitute Additional Securities, and the items described in clauses (i) and (ii) are to be sold or issued together in unit increments (or in any other stapled or attached form), then such unit increments shall be deemed Additional Securities for purposes of this Section 9.6 and the provisions of this Section 9.6 shall apply to such unit increments.

9.7            Right of First Offer.

(a)            If at any time a Member (such Member, the “Offering Member”) wishes to effect a ROFO Transaction, such Offering Member shall first deliver written notice (a “ROFO Notice”) to the Company and to each Major Member (each, a “ROFO Member”), in accordance with Section 19.5, of its desire to effect a ROFO Transaction. The ROFO Notice shall (i) contain a description of the material terms and conditions of the ROFO Transaction, including the number of Units proposed to be transferred (the “Offered Units”) and the purchase price (which purchase price must be exclusively in cash) (such material terms and conditions, collectively, the “Proposed Terms”), and (ii) offer the ROFO Members the right to acquire the Offered Units on the Proposed Terms in accordance with the terms of this Section 9.7.

(b)            For a period of ten (10) Business Days after delivery of the ROFO Notice to the ROFO Members (the “ROFO Period”), each ROFO Member shall have the right (the “Right of First Offer”) to elect by delivering written notice (a “Purchase Notice”) to the Offering Member to purchase, on the Proposed Terms, up to its ROFO Portion of the Offered Units; provided, however, that if any ROFO Member is a Counterparty and elects to provide Counterparty Excluded Information to the Offering Member pursuant to Section 9.8 prior to the expiration of such 10-Business Day period, then the ROFO Period shall instead be deemed to commence on such date that, following the receipt by the Offering Member of such Counterparty Excluded Information, either (i) the Offering Member has reaffirmed to the ROFO Members in writing its intention to Transfer the Offered Units or (ii) if the Offering Member has not made such reaffirmation, is three (3) Business Days after the Offering Member’s receipt of such Counterparty Excluded Information; provided, further, that if the Offering Member receives Counterparty Excluded Information from a Counterparty and the Offering Member intends to proceed with the Transfer of the Offered Units, then, within three (3) Business Days after the Offering Member’s receipt of such Counterparty Excluded Information, the Offering Member may offer to provide such Counterparty Excluded Information to any ROFO Member that does not have possession of such Counterparty Excluded Information, in which case (A) if such ROFO Member agrees to be provided with such Counterparty Excluded Information and the Offering Member provides such Counterparty Excluded Information to such ROFO Member, then the ROFO Period shall instead be deemed to commence on such date that such ROFO Member receives such Counterparty Excluded Information, or (B) if such ROFO Member refuses to receive such Counterparty Excluded Information, then such ROFO Member shall be excluded from the definition of “ROFO Member” solely with respect to the Transfer of the Offered Units (it being understood and agreed that if such ROFO Member does not agree to receive the Counterparty Excluded Information within two (2) Business Days following such ROFO Member’s receipt of the offer from the Offering Member to be provided such Counterparty Excluded Information, then such ROFO Member shall be deemed to have refused to receive such Counterparty Excluded Information). Any Counterparty Excluded Information provided to an Offering Member or a ROFO Member pursuant to this Section 9.7(b) shall be subject to the terms of Article 20. During the ROFO Period (but not after the end of the ROFO Period), any offer to purchase by the ROFO Members and the offer to sell by the Offering Member shall, in each case, be revocable.

(c)            A ROFO Member’s “ROFO Portion” shall be equal to the product of (i) the total number of Offered Units and (ii) a fraction, (A) the numerator of which is the number of Class A Units then owned or held by such ROFO Member, and (B) the denominator of which is the total number of Class A Units then owned or held by all ROFO Members collectively. If not all ROFO Members subscribe for their full respective ROFO Portions by the expiration of the ROFO Period, then the Offering Member shall notify in writing the fully-subscribing ROFO Members and the Company of such fact and offer such fully-subscribing ROFO Members the right to acquire such unsubscribed Offered Units on the Proposed Terms. Each fully-subscribing ROFO Member shall have the right to elect to purchase its pro rata share of such unsubscribed Offered Units (in proportion to the ROFO Portions of all fully-subscribing ROFO Members), by delivering written notice to the Offering Member and the Company, within two (2) Business Days from the date the notice from the Offering Member is delivered to such ROFO Members. To the extent the procedure described in the preceding sentence does not result in the subscription of all unsubscribed Offered Units, such procedure shall be repeated until either (x) there are no unsubscribed Offered Units or (y) no ROFO Member elects to purchase any unsubscribed Offered Units (as set forth in this Section 9.7(c)).

(d)            If one or more ROFO Members elect to purchase all of the Offered Units, the closing for such purchase and sale shall take place within fifteen (15) Business Days after the expiration of the ROFO Period or, if applicable, the expiration of the last period in which ROFO Members could elect to purchase Offered Units pursuant to Section 9.7(c). Anything herein to the contrary notwithstanding, if the ROFO Members do not elect to exercise the Right of First Offer with respect to all Offered Units, then Offering Member shall not have an obligation to sell any Offered Units to any of the ROFO Members.

(e)           At the closing of any purchase and sale of Offered Units under this Section 9.7, (i) the Offering Member shall deliver, against payment of the purchase price therefor, in accordance with the Proposed Terms, certificates or other documentation (or other evidence thereof reasonably acceptable to the Company and/or the ROFO Members) representing such Offered Units, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Company and/or the ROFO Members for the proper transfer of such Offered Units on the books of the Company or the Transfer Agent, free and clear of any Liens (other than Permitted Liens), and (ii) the ROFO Members that have elected to purchase Offered Units shall deliver to the Offering Member the purchase price for such Offered Units in accordance with the Proposed Terms.

(f)            In the event that the ROFO Members do not elect to exercise their Right of First Offer purchase rights under this Section 9.7 with respect to all of the Offered Units, then the Offering Member will have ninety (90) days after the expiration of the ROFO Period or, if applicable, the expiration of the last period in which ROFO Members could elect to purchase Offered Units pursuant to Section 9.7(c) to sell or Transfer all (but not less than all) of the Offered Units not sold to the ROFO Members to a third party (subject to compliance with the terms set forth in this Agreement, including Section 9.4, if applicable), at a purchase price in cash that is no lower than the purchase price specified in the ROFO Notice and upon other terms that are, in the aggregate, no more favorable to the third party than the Proposed Terms specified in the ROFO Notice. In the event the Offering Member has not sold all of such Offered Units within such ninety-day period, the Offering Member shall not thereafter sell or Transfer such Offered Units (other than in an Excluded ROFO Transfer) without first offering such Offered Units to the ROFO Members in the manner provided in this Section 9.7; provided, however, that if the ROFO Transaction with a third party is unable to be consummated within such ninety-day period as a result of antitrust or other regulatory delay, then such ninety-day period shall be extended on account of such delay as necessary to permit the Offering Member to effect such ROFO Transaction.

(g)           Any Class B Unit that is Transferred to a ROFO Member pursuant to the exercise of the Right of First Offer pursuant to this Section 9.7 will automatically convert into a Class A Unit simultaneously with the consummation of such Transfer.

(h)            Upon the delivery of any ROFO Notice, if requested by any ROFO Member, the Company shall inform such ROFO Member if the Company believes such ROFO Member possesses material non-public information regarding the Company.

9.8           Transfers Among Members. Each Member acknowledges and agrees, with respect to any Transfer by, with, to or from any Designating Member or any Observer Member (any such Member, a “Counterparty”) that (a) no Counterparty has made any representation or warranty, express or implied, regarding the Company or any of its Subsidiaries or the Units, and any such purported representations or warranties are expressly disclaimed and waived and such Member has not relied upon and expressly disclaims reliance upon any such purported representations or warranties; and (b) a Counterparty may have, or may come into possession of, information with respect to the Units, the Company or its Subsidiaries that may constitute material non-public information or information that is not known to other Members and that may be material to a decision to the purchase or sale of Units by, with, to or from such Counterparty (“Counterparty Excluded Information”). In connection with any such purchase or sale of Units by, with, to or from a Counterparty, such Counterparty may, in its sole discretion, disclose any or all Counterparty Excluded Information in such Counterparty’s possession to the applicable Member purchasing or selling Units, including any Offering Member or Tag-Along Seller, which Counterparty Excluded Information shall be subject to the terms of Article 20. Within three (3) Business Days of receiving such Counterparty Excluded Information, the applicable Member, including any applicable Offering Member, ROFO Member, Initiating Holder or Tag-Along Seller, may revoke its purchase or sale, including its ROFO Notice, Purchase Notice, Sale Notice or Acceptance Notice, as applicable. Each Member irrevocably and unconditionally waives and releases the Company, the Counterparty and their respective Affiliates from any and all claims (whether for Damages, rescission or any other relief) that it might have against the Company, any member of the Board (or any committee thereof), any member of any Subsidiary Governing Body, the Counterparty or any of their respective Affiliates, whether under applicable securities laws or otherwise, with respect to any Counterparty Excluded Information in connection with such purchase or sale, and each Member agrees not to solicit or encourage, directly or indirectly, any other Person to assert any such claim. Each Member further confirms that it understands the significance of the foregoing waiver.

Article 10
FISCAL YEAR; BOOKS OF ACCOUNT; REPORTS

10.1         Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be established by the Board.

10.2         Books and Records. The books and records of the Company may be kept at such place or places as may be from time to time designated by the Board. The Company shall keep correct and complete books and records of account, including the amount of its assets and liabilities, minutes of its proceedings of its Members and the Board (and any committee of the Board) and the names and places of residence of its officers.

10.3         Tax Information. The Company shall, as a Company expense, as soon as reasonably practicable after the end of each Fiscal Year, furnish the Members with all necessary tax reporting information required by the Members for the preparation of their respective federal, state and local income tax returns, including each Member’s Schedule K-1 or analogous schedule. The Company shall use reasonable efforts to cause all federal, state and local income and other tax returns to be timely filed by the Company, and shall supervise the Company’s accountant in the preparation of the Company’s tax returns, which returns shall be signed by an authorized Member or representative on behalf of the Company and co-signed by the Company’s accountant as preparer.

10.4         Tax Elections and Accounting. Except as otherwise provided in this Agreement, all decisions as to accounting principles, whether for the Company’s books or for income tax purposes (and such decisions may be different for each such purpose), all elections available to the Company under applicable tax law and the treatment of all transactions on the Company’s tax returns, shall be made by the Board, in consultation with the Company’s tax advisors. The Company will not undertake any activity or fail to take any action that will cause the Company to earn or to be allocated income other than qualifying income as defined in Code Section 7704(d), except to the extent permitted under Code Section 7704(c)(2). The Company will use commercially reasonable efforts to conduct its affairs in a manner so as not to be treated as engaged in a trade or business within the United States for U.S. federal income tax purposes and will use commercially reasonable efforts not to take any action that would result in the Members being allocated income that is treated as “effectively connected with the conduct or a trade or business within the United States” as defined in Code Section 864(c) (including income described in Code Section 897), “unrelated business taxable income” as defined in Code Sections 512 and 514 or “commercial activity income” as defined in Code Section 892. The Board may, at the time and in the manner provided in Treasury Regulations Section 1.754-1(b), cause the Company to elect pursuant to Code Section 754 to adjust the tax bases of the assets of the Company in the manner provided in Code Sections 734 and 743, and may make comparable elections under comparable provisions of state, local, or foreign tax law.

10.5         Company Representative.

(a)            Unless otherwise agreed by the Board, and subject to the terms of this Agreement, an officer of the Company or a Manager designated by the Board shall have full power and authority to act for the Company and the Members as the “partnership representative” (the “Company Representative”) under Code Section 6223 (as modified by the Bipartisan Budget Act of 2015, as amended (and any comparable provisions of state or local tax law), the “BB Act”), with all the rights and responsibilities of that position described in Code Sections 6222-32 and to act in any similar capacity under applicable state or local law. The Company Representative shall keep the Members reasonably informed of the progress of any tax audits or examinations. The Company shall reimburse the Company Representative for all third party costs and expenses, and any other costs and expenses, incurred by it in the exercise of the rights and/or the performance of the responsibilities referred to in this Section 10.5. The Company Representative shall, to the extent permissible, make the election contemplated by Code Section 6226 (as modified by the BB Act). The Company Representative shall take no material action with respect to any significant tax controversy matter without the authorization of the Board, other than such action as may be required by law and will take such actions as the Board may authorize and direct. Each Member shall provide to the Company Representative all information reasonably necessary to allow the Company Representative to make an election under Code Section 6226 (as modified by the BB Act). Each Member agrees that, upon request of the Company Representative, such Member shall take such reasonable actions as may be necessary or desirable (as reasonably determined by the Company Representative) to allow the Company to comply with the provisions of Code Section 6226 so that any “partnership adjustments” are taken into account by the Members rather than the Company. Notwithstanding the foregoing, and subject to other limitations expressly set forth in this Agreement, each Member agrees, upon request of the Company Representative, that such Member shall provide such information, pay such amounts, and take into account such adjustments as are required to utilize the alternative “pull-in” procedure, in accordance with Code Section 6225(c)(2)(B) relating thereto to modify an imputed underpayment.

(b)           In the event the Company incurs any liability for taxes, interest or penalties pursuant to the BB Act:

(i)             then any “imputed underpayment” (as determined in accordance with Code Section 6225) or “partnership adjustment” that does not give rise to an “imputed underpayment” shall be apportioned among the Members for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Board) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their interests in the Company for the “reviewed year”;

(ii)            the Company Representative shall request the Members (including any former Member) to whom such liability relates, as determined by the Board in its reasonable discretion, to pay, and each such Member hereby agrees to pay, such amount to the Company and such amount shall not be treated as a Capital Contribution for purposes of any provision herein that affects Distributions to the Members;

(iii)           without reduction in any Member’s (or former Member’s) obligation under the foregoing clause (ii), any amount paid by the Company that is attributable to a Member (or former Member), as determined by the Company Representative in its reasonable discretion, and that is not paid by such Member pursuant to clause (ii) shall be treated for purposes of Article 13 as a Distribution to such Member (or former Member); and

(iv)           the obligations of each Member (or former Member) under this Section 10.5 shall survive the Transfer by such Member of its Units and the dissolution of the Company.

10.6         Required Records. To the fullest extent permitted under applicable law, each Member hereby waives its rights under Section 18-305(a) of the Act to obtain the information specified therein; provided, however, that to the extent that, notwithstanding such waiver, any such Member is entitled to receive such information, the receipt thereof shall be subject to all of the limitations set forth in Section 18-305 of the Act (including the right of the Managers to keep certain information confidential from the Members pursuant to Section 18-305(c) of the Act), and shall be limited to review of the Company’s general ledger and those financial statements derived from it; provided, further, that the review of such information shall be at the sole cost and expense of such Member, during regular business hours of the Company, upon reasonable advance notice, in a manner as would not be unreasonably disruptive to the business or operations of the Company or any of its Subsidiaries, and subject to such other standards as may be established by the Board from time to time. Except as expressly required by non-waivable provisions of applicable law and except as expressly set forth in, and subject to the conditions and limitations of, Section 10.3 and Section 17.1, the Members shall have no rights to obtain, examine or inspect, or make copies or extracts of, any documents, materials or information relating to the Company or any of its Subsidiaries or any of their respective businesses, assets, operations, properties, financial and other conditions, prospects, or members, partners or shareholders.

10.7         Audits of Books and Accounts. The Company’s books and accounts shall be audited at such times and by such auditors as shall be specified and designated by vote or written consent of the Board.

Article 11
CAPITAL

11.1         Capital Contributions. The Capital Contributions of the Members made, or deemed to have been made, prior to or on the Effective Date are set forth in the Register of Members. To the extent that any Member shall make any additional Capital Contributions to the Company, the Company shall instruct and use commercially reasonable efforts to cause the Transfer Agent to amend and update the Register of Members to reflect such additional Capital Contributions.

11.2         No Right to Return of Contribution. No Member shall have the right to the withdrawal or to the return of such Member’s Capital Contributions, except upon the dissolution and liquidation of the Company pursuant to, and subject to the terms and conditions of, Article 15.

11.3         Additional Capital Contributions. After the Effective Date, no Member will be obligated to make any further Capital Contributions to the Company.

11.4         Loans to the Company; No Interest on Capital. The Members may, but are not obligated to, make loans or provide other extensions of credit to the Company from time to time (including by the purchase of debt securities issued by the Company), as authorized by the Board and to the extent permitted under applicable law. Any such loans or extensions of credit shall not be treated as Capital Contributions to the Company for any purpose under this Agreement nor entitle such Member to any increase in its share of the Profits and Losses and Distributions, but the Company shall be obligated to such Member for the amount of any such loans or extensions of credit pursuant to the terms thereof, as the same are determined by the Board and such Member. Interest with respect to the outstanding amount of any loans or other extensions of credit made or provided by a Member to the Company shall accrue and be payable at such times and at such rates as is determined by the Board and such Member. No interest shall be paid on any Capital Contribution to the Company or on any balance in any Capital Account.

11.5            Creditor’s Interest in the Company. No creditor who makes a loan or otherwise extends credit to the Company shall have or acquire at any time as a result of making the loan or providing the extension of credit any direct or indirect interest in the profits, capital or property of the Company, other than such interest as may be accorded to a secured creditor. Notwithstanding the foregoing, and subject to other limitations expressly set forth in this Agreement, this provision shall not prohibit in any manner whatsoever a secured creditor from participating in the profits of operation or gross or net sales of the Company or in the gain on sale or refinancing of the Company, all as may be provided in its loan or security agreements.

11.6            Capital Accounts.

(a)            The Company shall establish and maintain a separate Capital Account for each Member in accordance with the following provisions:

(i)             To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocable share of Profits, and any items in the nature of income or gain that are specially allocated to such Member under this Agreement, and the amount of any Company liabilities that are assumed by such Member in accordance with the terms hereof (other than liabilities that are secured by any Company property distributed to such Member that such Member is considered to assume or take subject to under Code Section 752).

(ii)            To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any items in the nature of expenses or losses that are specially allocated to such Member under this Agreement, and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company that the Company is considered to assume or take subject to under Code Section 752).

(iii)           In the event any Unit is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Unit. In the case of a sale or exchange of a Unit at a time when an election under Code Section 754 is in effect, the Capital Account of the Transferee Member shall not be adjusted to reflect the adjustments to the adjusted tax bases of Company property required under Code Sections 754 and 743, except as otherwise permitted by Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(iv)           In determining the amount of any liability for purposes of paragraphs (i) and (ii) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.

(b)           This Section 11.6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. The Board’s determination of Capital Accounts shall be binding upon all Members, except as otherwise required by law.

11.7         Return of Capital. No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from Company assets. No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise, and no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any Distributions from the Company, except as expressly provided for in this Agreement or under applicable law.

Article 12
ALLOCATION OF PROFITS AND LOSSES

12.1         Profits and Losses. Except as otherwise stated in this Article 12, Profits and Losses for each Allocation Year shall be allocated among the Members in such a manner that, as of the end of such Allocation Year, the sum of (a) the Capital Account of each Member, (b) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(g)), and (c) such Member’s Member Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts, positive or negative, which would be distributed to them, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their Gross Asset Value, and (y) distribute the proceeds of liquidation pursuant to Section 15.2.

12.2         Special Allocations.

(a)            Minimum Gain Chargeback. Notwithstanding any other provision of this Article 12, if there is a net decrease in Company Minimum Gain during any Allocation Year, the Members shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 12.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b)           Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Article 12, except Section 12.2(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 12.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in paragraphs (4), (5) and (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account deficit of such Member as quickly as possible, provided, that an allocation pursuant to this Section 12.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article 12 have been tentatively made as if this Section 12.2(c) were not in this Agreement.

(d)           Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is obligated to restore pursuant to the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section 12.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 12 have been made as if Section 12.2(c) and this Section 12.2(d) were not in this Agreement.

(e)            Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to holders of Class A Units in proportion to the number of Class A Units held by each such holder immediately prior to such allocation.

(f)            Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g)           Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

12.3         Curative Allocations. The allocations contained in each of Section 12.2 and Section 12.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Code and Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset either by other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 12.3. Therefore, notwithstanding any other provisions of this Article 12 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it reasonably determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement.

12.4         Limitation on Allocation of Losses. In no event shall Losses be allocated to a Member to the extent such allocation would result in such Member having an Adjusted Capital Account deficit at the end of any Allocation Year. All such Losses shall be allocated to the other Members in accordance with the positive balances in such Members’ Capital Accounts.

12.5         Other Allocation Rules.

(a)            Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Members pursuant to this Article 12 as of the last day of each Fiscal Year, provided, that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Company assets are adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value”.

(b)            For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as reasonably determined by the Board, using any permissible method under Code Section 706 and the Regulations thereunder.

(c)            Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members for tax purposes in the same proportions as they share Profits or Losses, as the case may be, for the applicable Allocation Year.

(d)            For purposes of Code Section 752 and the Regulations thereunder, “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated among the holders of Class A Units in proportion to the number of Class A Units held by each such holder immediately prior to such allocation.

12.6         Tax Allocations: Code Section 704(c).

(a)            Subject to Section 12.6(b), items of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner that such items are allocated to the Members’ Capital Accounts.

(b)            In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property which has a Gross Asset Value different than its adjusted tax basis, will, solely for U.S. federal income tax purposes, be allocated among the Members in accordance with Code Section 704(c) and the Treasury Regulations thereunder to take into account such difference, using any method selected in the reasonable determination of the Board.

(c)            Allocations pursuant to this Section 12.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Article 13
DISTRIBUTIONS

13.1         Distributions.

(a)            Subject to (i) the terms of Section 6.19, (ii) the terms of Section 13.2, and (iii) the then existing agreements of the Company or its Subsidiaries relating to indebtedness or debt securities of the Company or any of its Subsidiaries, the Board may (but shall not be obligated to) cause the Company to make Distributions to the Members, at such times and in such amounts as the Board may determine in its sole discretion, and each Distribution shall be made to the Members that own or hold Class A Units and to the Members that own or hold Class B Units to the extent such Members owning or holding Class B Units are entitled to Distributions in respect of such Class B Units in accordance with this Agreement, the applicable Management Incentive Plan and/or any applicable Award Agreement (ratably among such Members based on their respective ownership, immediately prior to such Distribution, of the total number of issued and outstanding Class A Units and Class B Units entitled to Distributions in accordance with this Agreement, the applicable Management Incentive Plan and/or any applicable Award Agreement).

(b)            Anything in Sections 13.1(a) and 15.2 to the contrary notwithstanding, unless the Board otherwise approves, if any Member that owns or holds Class A Units shall not have (i) actually executed and delivered to the Company (A) a counterpart of this Agreement or a Joinder Agreement or (B) a completed AI Questionnaire as required pursuant to this Agreement, or (ii) provided the Company with such Member’s Member Beneficial Ownership Information as required pursuant to this Agreement, in any such case at or prior to the time of any payment by the Company of any Distribution on account of Class A Units, then (x) such Member shall not receive, or be entitled to receive, any such Distribution on account of such Member’s Class A Units until such Member executes and delivers or provides to the Company the applicable document(s) referred to in clause (i) or clause (ii) above, subject to the additional terms and provisions of this Section 13.1(b), and (y) the Company shall hold back any Distributions that, except for this Section 13.1(b), would otherwise have been paid or distributed to such Member in respect of such Member’s Class A Units. The Company shall not be required to pay any interest in respect of any cash, assets, property, securities or other amounts held back pursuant to the immediately preceding sentence. The Company shall be free to use all such cash, assets, property, securities and other amounts as it sees fit and the Company shall not be under any obligation to pay such cash, assets, property, securities or other amounts into an escrow account (or any similar arrangement). In the event that (I) any Member that owns or holds Class A Units is not paid or distributed a Distribution on account of such Member’s Class A Units as a result of this Section 13.1(b), and (II) such Member executes and delivers or provides the applicable document(s) referred to in clause (i) or clause (ii) above subsequent to the payment or distribution by the Company of such Distribution on account of other Class A Units, then, promptly following such execution and delivery or provision by such Member, the Company shall pay or distribute such Distribution to such Member that would have otherwise been payable or distributable pursuant to Section 13.1(a) or Section 15.2 on account of such Member’s Class A Units as of the record date for such Distribution, but held back pursuant to this Section 13.1(b); provided, however, that the obligation of the Company to pay or distribute any such Distribution to such Member shall (X) terminate upon the consummation of a Sale Transaction, (Y) be subject to any limitations or restrictions under the Act or other applicable law, and (Z) be subject to any limitations or restrictions under the then existing agreements of the Company or its Subsidiaries relating to indebtedness or debt securities of the Company or any of its Subsidiaries.

(c)            Unless a different record date is established by the Board, any Distribution pursuant to or in accordance with this Section 13.1 shall be made to the Persons shown on the Register of Members as holders of Units entitled to such Distribution as of the date of such Distribution.

13.2         Limitations on Distributions. Notwithstanding any provision to the contrary in this Article 13, no Distribution shall be made if such Distribution would violate the Act or any other applicable law.

13.3         No Other Distributions. Except as set forth in this Article 13 or upon the dissolution and liquidation of the Company pursuant to, and subject to the terms and conditions of, Article 15, no Member shall have the right to demand or receive any Distribution or other return on capital in respect of its Units or Capital Contributions.

13.4         Withholding Tax. The Company will at all times be entitled to make payments with respect to each Member in amounts required to discharge any obligation of the Company to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to such Member’s interest in the Company (including U.S. federal, state or local, withholding taxes and including any withholding taxes imposed on amounts paid to the Company). Any amounts deducted, withheld or paid by reason of this Section 13.4 shall be deemed distributed or allocated to the Member in question for all purposes under this Agreement and, to the extent such withholding has not offset a Distribution, shall reduce future Distributions to which such Member is otherwise entitled pursuant to this Agreement. If the Company makes any payment to a Taxing Authority in respect of a Member or former Member hereunder that is not withheld from actual Distributions to such Member (including in connection with a Distribution in kind), then such Member or former Member shall reimburse the Company for the amount of such payment (together with interest as set forth below), on demand or as otherwise provided hereunder. In addition, if a Member has not satisfied its reimbursement obligation under this Section 13.4 by the time of any Transfer of any of such Member’s Units (including any Transfer in connection with a Sale Transaction), then the Company is authorized by the Members (including such Member) to take such steps and other actions to cause or require an amount of proceeds that would otherwise be paid or distributed to such Member (or its Affiliates) in connection with such Transfer to be paid to the Company to satisfy such reimbursement obligation in full (or to satisfy such reimbursement obligation to the maximum extent possible). The amount of a Member’s reimbursement obligation under this Section 13.4 shall bear interest on such amount at a rate equal to [9.50%] per annum, compounded quarterly, commencing from the date the Company makes the applicable payment to a Taxing Authority until such amount (together with such interest) is repaid to the Company (or deducted from a Distribution to such Member). Each Member’s reimbursement obligation under this Section 13.4 shall remain a personal liability of such Member and shall continue after such Member Transfers its Units or after a withdrawal by such Member from the Company and shall survive the termination, dissolution, liquidation, and winding up of the Company and the Company shall be treated as continuing in interest for purposes of this Section 13.4. Each Member agrees to furnish the Company with any representations, forms, certificates or other information as shall be reasonably requested by the Company to assist the Company in determining the extent of, or in fulfilling or complying with, any withholding, reporting or compliance obligations the Company may have. Each Member agrees to indemnify and hold harmless the Company, each officer, each Manager, the other Members, and any other Person who is or is deemed to be the responsible withholding agent for federal, state, local or foreign income tax purposes, from and against any liability with respect to taxes, interest and penalties which may be asserted by reason of the failure to deduct and withhold tax on amounts distributable to such Member.

Article 14
WITHDRAWALS; ACTION FOR PARTITION

14.1         Waiver of Partition. No Member shall, either directly or indirectly, take any action to require partition, file a bill for Company accounting or appraisement of the Company or of any of its assets or properties or, subject to the terms of Section 9.3, cause the sale of any Company property; and, notwithstanding any provisions of applicable law to the contrary, each Member (and each of such Member’s legal representatives, successors, or assigns) hereby irrevocably waives any and all rights it may have to maintain any action for partition or to compel any sale with respect to such Member’s Units, or with respect to any assets or properties of the Company, except as expressly provided in this Agreement.

14.2         Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Act, but except as otherwise provided in this Agreement, each Member hereby covenants and agrees that such Member has entered into this Agreement based on its mutual expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Member hereby covenants and agrees not to (a) withdraw or attempt to withdraw from the Company (other than upon the permitted Transfer of all of its Units, so long as such withdrawal does not result in a dissolution of the Company), (b) exercise any power under the Act to dissolve the Company, (c) petition for judicial dissolution of the Company, or (d) demand a return of such Member’s contributions to capital of the Company (or a bond or other security for the return of such contributions). Anything herein to the contrary notwithstanding, no Member shall be entitled to abandon or surrender such Member’s Units or other Interests.

Article 15
DISSOLUTION AND LIQUIDATION

15.1         Events Causing Dissolution. The Company shall be dissolved only upon the occurrence of any of the following events:

(a)            notwithstanding anything in Section 18-801(a)(3) of the Act to the contrary, the affirmative vote or written consent of the Board and the Majority Members;

(b)            the entry of a final decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(c)            at any time there are no Members of the Company, unless the Company is continued in accordance with the Act.

Except as otherwise set forth in this Section 15.1, the Company is intended to have perpetual existence. To the fullest extent permitted by law, any death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member (or the occurrence of any other event that terminates the continued membership of a Member in the Company) shall not, in and of itself, cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

15.2         Liquidation and Winding Up. If the Company is dissolved pursuant to Section 15.1, the Company shall be liquidated and the Managers (or other Person or Persons designated by the Board or by a decree of court) shall wind up the affairs of the Company. The Managers or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority:

(a)            First, to the payment of (or establishing reserves to pay) all debts and liabilities of the Company (including any debts or liabilities owed to any Member) in the order of priority as provided by law; and

(b)           The balance, if any, to the Members in accordance with Section 13.1(a).

Any non-cash asset will first be written up or down to its gross Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with the provisions of Article 12.

15.3         No Deficit Restoration Obligation. If any Member has a deficit balance in its Capital Account (after giving effect to all Capital Contributions, distributions and allocations for all fiscal periods including the fiscal period during which the liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

Article 16
AMENDMENTS

16.1         Amendments.

(a)            Any term, condition or provision of this Agreement may be amended, modified or waived from time to time if, and only if, such amendment, modification or waiver is in writing and signed, (x) in the case of an amendment or modification, by the Company and the Majority Members at the time of such amendment or modification, or (y) in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing sentence, in addition to the affirmative vote or written consent of the Company and the Majority Members, no amendment or modification of any term, condition or provision of this Agreement shall be made (whether by merger, consolidation or reorganization of the Company, except in connection with a Sale Transaction) relating to:

(i)             Sections 6.18, 6.19, 9.1, 9.3, 9.4, 9.5, 9.6 or 9.7, clause (c) of Section 19.12, Article 17, Schedule A attached hereto or the definition of “Super-Majority Members” (including any of the defined terms used in any such Section, clause, Article, Schedule or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of the Super-Majority Members;

(ii)            Sections 6.1, 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.12 or 6.14, the penultimate sentence of Section 6.15 or the definition of “Specified Members” (including any of the defined terms used in any such Section, sentence or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of (A) each Designating Group and (B) the Specified Members;

(iii)           Section 8.5, clause (a) of Section 19.12 or the definitions of “Designating Group”, “Designating Members”, “Designation Right” or “Holder Managers” (including any of the defined terms used in any such Section, clause or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of each Designating Group;

(iv)           Section 6.20, clause (d) of Section 19.12 or the definitions of “Observer Member” or “Major Member” (including any of the defined terms used in any such Section, clause or definition, solely to the extent such defined terms are used therein), in any such case, without the affirmative vote or written consent of each Major Member;

(v)            the proviso in the first sentence of Section 6.8 or the definition of “Golub Members” (including any of the defined terms used in such proviso or definition, solely to the extent such defined terms are used therein), in either such case, without the affirmative vote or written consent of the Golub Members;

(vi)           the definition of “LCM Members” (including any of the defined terms used in such definition, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of the LCM Members;

(vii)          the definitions of “Majority Specified Members” or “Specified Members” (including any of the defined terms used in any such definition, solely to the extent such defined terms are used therein), in either such case, without the affirmative vote or written consent of the Specified Members;

(viii)         Section 16.1(b)(i) (including any of the defined terms used in any such Section, solely to the extent such defined terms are used therein) without the affirmative vote or written consent of each Member that owns or holds Class A Units;

(ix)           Section 6.19 or Schedule A attached hereto (including any of the defined terms used in any such Section or Schedule, solely to the extent such defined terms are used therein), in any such case, without Required Manager Approval; or

(x)            any of clauses (i)-(ix) of this Section 16.1(a) without the prior written consent of the specific Member or Members, and/or the Member or Members that own or hold the requisite percentage of the Units, as applicable, that would be required to amend the underlying provision or definition of this Agreement to which such amendment or modification relates; provided, however, that no amendment or modification of this Section 16.1(a)(x) shall be made without the affirmative vote or written consent of each Member that owns or holds Class A Units.

(b)            Anything in this Agreement to the contrary notwithstanding, (i) subject to clause (ii) of this Section 16.1(b), no amendment, modification or waiver of any provision of this Agreement (whether by merger, consolidation or reorganization of the Company, except in connection with a Sale Transaction) that would materially and adversely affect the rights or materially increase the obligations of any Member that owns or holds Units of any particular series or class (in its capacity as an owner or holder of Units of such series or class) set forth in this Agreement in a manner that is disproportionate in any material respect to the comparable rights and obligations of the Members that own or hold a majority of the issued and outstanding Units of such series or class (in their capacity as owners or holders of Units of such series or class) (without regard to any effect resulting from (A) the individual circumstances of any such Member, or (B) the differences in the respective percentages of ownership of Units of the Members) shall be made without the affirmative vote or written consent of such affected Member; provided, however, that, for the avoidance of doubt, neither the authorization or creation of a new class or series of Units or other equity or equity-based securities of the Company, nor the issuance of any additional Units or any other equity or equity-based securities of the Company, in each case in accordance with Section 9.6, shall be deemed to adversely affect the rights or obligations of any Member, and, (ii) the Board is hereby authorized and empowered, acting alone and without further vote or action of any of the Members or any other Person, to amend or modify this Agreement (A) as provided in Section 5.2(b) hereof and (B) as may be required to give effect to the terms of a Management Incentive Plan or any Award Agreement, and each Member shall be deemed to have executed any such amendment to, or amendment and restatement of, this Agreement; provided, however, that if any such amendment or modification would otherwise require any vote or consent pursuant to any of clauses (i)-(x) of Section 16.1(a) (other than immaterial amendments or modifications), then such vote or consent shall be obtained as a condition to any such amendment or modification.

(c)            Anything in this Section 16.1 or elsewhere in this Agreement to the contrary notwithstanding, the holders of Class B Units (in their capacity as such) shall have no right to vote on, or right to consent to, any amendment, modification or waiver of or to this Agreement.

Article 17
INFORMATION RIGHTS

17.1         Information Rights. Subject to the obligations of the Members under Article 20, the Company shall make available to each Member (other than Members that are Competitors or that own or hold Class B Units) the following information:

(a)            within [● (●)]1 after the end of each Fiscal Year of the Company, copies of the audited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Year, including a consolidated balance sheet and consolidated statements of income or operations, members’ equity and cash flows for such Fiscal Year, prepared in accordance with GAAP, together with the auditors’ report on such audited consolidated financial statements; and

(b)            within [● (●)]2 after the end of each Fiscal Quarter in each of the Company’s first three (3) Fiscal Quarters in each Fiscal Year of the Company, copies of the unaudited consolidated financial statements of the Company and its Subsidiaries for such Fiscal Quarter, including a consolidated balance sheet and consolidated statements of income or operations and cash flows for such Fiscal Quarter, prepared in accordance with GAAP, subject to the absence of footnotes and to year-end adjustments;

1 Note to Draft: To be consistent with delivery times under the credit documents.

2 Note to Draft: To be consistent with delivery times under the credit documents.

provided, however, that if the Company does not produce consolidated financial statements required by this Section 17.1 at the Company level, but consolidated financial statements are produced at the level of one of its Subsidiaries that cover substantially the same information that would have been covered by consolidated financial statements of the Company and its Subsidiaries, then, in lieu of making available such consolidated financial statements of the Company and its Subsidiaries, the Company shall make available to each Member that owns or holds Units (other than Members that are Competitors or that own or hold Class B Units) the consolidated financial statements of its applicable Subsidiary, on the terms set forth in this Section 17.1.

17.2         Delivery of Information. The Company shall make available the information described in Section 17.1, within the specified time periods, on a password-protected website that is only available to the Members (other than Members that are Competitors or that own or hold Class B Units) and any actual or prospective Transferees of Units (other than actual or prospective Transferees of Class B Units). The Company shall provide any password or other login information to the Members (other than Members that are Competitors or that own or hold Class B Units) and, upon request of any Member, any actual or prospective Transferees of Units (other than actual or prospective Transferees of Class B Units) so that any such Person shall be able to access such website.

As a condition to gaining access to the information posted on such website, each Person may be required to (a) “click through” certain confidentiality provisions or take other affirmative action pursuant to which such Person shall acknowledge its confidentiality obligations in respect of such information, and (b) in the case of any Person that is a Member, (i) confirm and ratify that it is a party to, and bound by all of the terms and provisions of, this Agreement, and (ii) certify its status as a Member that holds Class A Units.

17.3         Termination of Information Rights. The requirements of this Article 17 shall cease to apply at such time as the Company becomes obligated to file reports under Section 13 or Section 15(d) of the Exchange Act or as a voluntary filer pursuant to contractual obligations (so long as the Company makes such filings). Nothing in this Agreement shall require, or shall be deemed or construed to require, the Company to file reports under Section 13 or Section 15(d) of the Exchange Act.

Article 18
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

18.1         Representations and Warranties of the Members. Each Member (including each Person, if any, admitted as a Member after the Effective Date) hereby represents, warrants and acknowledges to the Company and to each other Member on the Effective Date (or the date on which such Member executes and delivers a Joinder Agreement) as follows:

(a)            Such Member (if such Member is an Entity) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to conduct its business as it is now being conducted and as proposed to be conducted.

(b)            Such Member has the full power, authority and legal right to execute, deliver and perform this Agreement, and, if such Member is an Entity, the execution, delivery and performance by such Member of this Agreement have been duly authorized by all necessary action of such Member. This Agreement constitutes such Member’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws relating to or affecting creditors’ rights generally and the effect and application of general principles of equity and the availability of equitable remedies).

(c)            Such Member is not subject to, or obligated under, any provision of (i) its organizational documents (if such Member is an Entity), (ii) any agreement, contract, arrangement or understanding, (iii) any license, franchise or permit, or (iv) any law, regulation, order, judgment or decree, in any such case that would be breached or violated, or in respect of which a right of termination or acceleration or any Lien on any of such Member’s assets (including its Units) would be created, by such Member’s execution, delivery and/or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)            No authorization, consent or approval of, waiver or exemption by, or filing or registration with, any Governmental Authority or any other Person is necessary on such Member’s part for such Member’s execution, delivery and/or performance of this Agreement or the consummation of the transactions contemplated hereby, in any such case that has not previously been obtained by such Member.

(e)            No Person has or will have, as a result of any act or omission by such Member, any right, interest or valid claim against the Company or any other Member for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with any of the transactions contemplated by this Agreement.

(f)            Neither such Member nor any of its Affiliates (other than Related Funds) is, nor will the Company as a result of such Member holding an Interest be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

(g)            If such Member is a partnership, a limited liability company treated as a partnership for U.S. federal income tax purposes, a grantor trust (within the meaning of Code Sections 671-679) or an S corporation (within the meaning of Code Section 1361) (each, a “flow-through entity”), then either: (i) no Person will own, directly or indirectly through one or more flow-through entities, an interest in such Member such that more than fifty percent (50.0%) of the value of such Person’s interest in such Member is attributable to the Member’s investment in the Company; or (ii) if one or more Persons will own, directly or indirectly through one or more flow-through entities, an interest in such Member such that more than fifty percent (50.0%) of the value of any such Person’s interest in such Member is attributable to such Member’s investment in the Company, neither such Member nor any such Person has or had any intent or purpose to cause such Person to invest in the Company indirectly through such Member in order to enable the Company to qualify for the private placement safe harbor under Treasury Regulations Section 1.7704-1(h).

(h)            Except as expressly set forth in this Agreement, neither the Company, any Manager, any Observer nor any other Member shall have any duty or responsibility to provide such Member with any documents, materials or other information concerning the business, operations, assets, properties, financial and other conditions, or prospects of the Company or any of its Subsidiaries which may come into the possession of the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, employees, agents, other representatives or Affiliates.

(i)             Except as expressly set forth in this Section 18.1, neither the Company, any Manager, any Observer, any other Member nor any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates has made any representations or warranties to such Member regarding the business, assets, operations, properties, financial and other conditions, or prospects of the Company or any of its Subsidiaries, or otherwise, and no act by the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates hereinafter taken, including any review of the affairs of the Company or any of its Subsidiaries, shall be deemed to constitute any such representation or warranty by the Company, any Manager, any Observer, any other Member or any of their respective officers, directors, managers, employees, agents, other representatives or Affiliates.

(j)            The Units acquired by such Member have been, or are being, acquired by such Member for its own account and not with a view to the sale or distribution of any part thereof (or any fractional or beneficial interest therein), and such Member has no present intention of selling, granting any participation in, or otherwise distributing any of the Units (or any fractional or beneficial interest therein). Such Member does not have any contract, agreement or understanding with any Person to sell or Transfer any of the Units (or any fractional or beneficial interest therein), or grant any participation in any of the Units (or any fractional or beneficial interest therein), to such Person.

(k)            (i) Such Member must bear the economic risk of such Member’s investment in the Units acquired by such Member indefinitely unless the disposition of such Units is registered or qualified under the Securities Act and applicable state securities laws or an exemption from such registration or qualification is available, and that the Company has no obligation or intention of so registering or qualifying such Units, (ii) there is no assurance that any exemption from the Securities Act or applicable state securities laws will be available, or, if available, that such exemption will allow such Member to dispose of or otherwise Transfer any or all of such Member’s Units in the amounts or at the times such Member might desire and (iii) the Company is not presently under any obligation to register the Units under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 under the Securities Act and that it may never be required to do so.

(l)            Such Member: (i) is an Accredited Investor, (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Units acquired by such Member, (iii) has received all of the information about the Company and its Subsidiaries that it has requested and considers necessary or appropriate for deciding whether to acquire the Units acquired by such Member, (iv) is acquiring Units based upon such Member’s own investigation, and the exercise by such Member of such Member’s rights and the performance of such Member’s obligations under this Agreement will be based upon such Member’s own investigation, analysis and expertise, (v) has the ability to bear the economic risks inherent in its investment of the Units acquired by such Member, (vi) is able, without materially impairing its financial condition, to hold the Units acquired by such Member for an indefinite period of time and to suffer a complete loss of its investment, and (vii) understands and has fully considered for purposes of its investment in the Units acquired by such Member the risks of this investment and understands that: (A) the Units represent an extremely speculative investment that involves a high degree of risk of loss, (B) it may not be possible for such Member to liquidate its investment in any of the Units because of substantial restrictions on the transferability of the Units, (C) no public market exists for the Units, and no representation has been made to such Member that any such public market will exist in the future, and (D) there have been no representations as to the possible future value, if any, of any of the Units.

18.2         Survival of Representations and Warranties. Each of the representations, warranties and acknowledgements of each Member in Section 18.1 shall survive the Effective Date (or the date on which such Member executes and delivers a Joinder Agreement).

Article 19
MISCELLANEOUS

19.1         Entire Agreement. This Agreement (including the exhibits and schedules to this Agreement) amends and restates the Initial LLC Agreement in its entirety and contains the entire understanding among the Members and the Company with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter of this Agreement among the Members and the Company.

19.2         Counterparts. For the convenience of the parties hereto, this Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of this Agreement by portable document format (PDF) or other electronic transmission will be effective as delivery of a manually executed counterpart of this Agreement.

19.3         Severability. In the event that any provision hereof would be invalid or unenforceable in any respect under applicable law, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

19.4         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns.

19.5         Notices. All notices, requests, waivers, document deliveries and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given, sent, provided, delivered or received (a) when personally delivered to the party to be notified, (b) when sent by electronic mail (“e-mail”) to the party to be notified, (c) three (3) Business Days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified, or (d) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-Business Day delivery guaranteed, in each case as follows: (i) in the case of any Member, to such Member at its address or e-mail address set forth in the Register of Members and (ii) in the case of the Company, to the Company at the Principal Office, Attention: [●] ([●]) (or to another officer of the Company that is required to be provided with such notice, request, waiver, document or other communication pursuant to the terms of this Agreement). A party may change its address or e-mail address for purposes of notice hereunder by (x) in the case of the Company, giving notice of such change to all of the Members in the manner provided in this Section 19.5 and (y) in the case of any Member, giving notice of such change to the Company in the manner provided in this Section 19.5.

19.6         Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

19.7         Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine. EACH OF The COMPANY and each MEMBER hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware), and any judicial proceeding brought against the COMPANY or any MEMBER with respect to any dispute arising out of this Agreement or any matter related hereto shall be brought only in such courts. EACH OF The COMPANY and each MEMBER hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH OF The COMPANY and each MEMBER hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 19.5, or in any other manner permitted by law. EACH OF THE COMPANY and each MEMBER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING.

19.8         No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its legal representatives, heirs, administrators, executors, successors and permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other Person other than (x) the Covered Persons (solely with respect to Sections 8.1 and 8.2), (y) the Identified Persons (solely with respect to Section 8.5), and (z) to the extent not already a party hereto, each Affiliate of any of the Members for purposes of Section 8.6.

19.9         Binding Effect. By virtue of the Plan of Reorganization and the order of the Bankruptcy Court that confirmed the Plan of Reorganization, on the Effective Date, without any further action on the part of, or notice to, any Person, each of the Persons that received Class A Units under, or as contemplated by, the Plan of Reorganization on or as of the Effective Date became a party to this Agreement as a “Member” hereunder, became fully bound by, and subject to, all of the covenants, terms, conditions and provisions of this Agreement as a “Member” party hereto, and is deemed to have signed this Agreement. This Agreement shall apply to, and be binding upon, all holders of Units and Interests, whether or not such holder has executed a counterpart of this Agreement or a Joinder Agreement, and shall also apply to all Units and Interests no matter when acquired, and by acceptance of Units or Interests each holder agrees to be so bound. This Agreement shall become effective on the Effective Date.

19.10       Additional Actions and Documents. The parties agree to execute and deliver any further instruments and perform any additional acts that are or may become reasonably necessary to carry on the Company or to effectuate its purposes.

19.11       Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, a non-breaching party hereto will be irreparably damaged and will not have an adequate remedy at law. Any such non-breaching party shall, therefore, be entitled to injunctive relief, specific performance or other equitable remedies to enforce such obligations, this being in addition to any other remedy to which such Person is entitled at law or in equity. Each of the parties hereto hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. Each of the parties hereto hereby agrees not to assert that specific performance, injunctive relief and other equitable remedies are unenforceable, violate public policy, invalid, contrary to law or inequitable for any reason. The right of specific performance, injunctive relief and other equitable remedies is an integral part of the transactions contemplated by this Agreement.

19.12       Assignment. No rights, interests or obligations of any Member herein may be assigned without the prior approval of the Board and the Majority Members, except assignments to Transferees of Units in connection with Transfers of Units that strictly comply with Article 9; provided, however, that (a) the Designation Right of a Designating Group shall not be assignable except as set forth in Section 6.2(e), (b) the rights of each Observer Member under Section 6.20 shall not be assignable, (c) the rights of each Preemptive Member under Section 9.6 shall not be assignable except to any Person that is an Affiliate of such Preemptive Member and an Accredited Investor at the time of such assignment (and any such assignment may be made in connection with, or not in connection with, a Transfer of Units to such Person); provided, that the assignment of such rights under Section 9.6 to any such Person that is not then a Member shall only be permitted if the conditions set forth in Section 4.2(b) are satisfied in connection with the related purchase of Additional Securities by such Person, and (d) the rights of each ROFO Member under Section 9.7 shall not be assignable except to any Person that is an Affiliate of such ROFO Member and an Accredited Investor at the time of such assignment (and any such assignment may be made in connection with, or not in connection with, a Transfer of Units to such Person); provided, that the assignment of such rights under Section 9.7 to any such Person that is not then a Member shall only be permitted if the conditions set forth in Section 9.1(a) are satisfied in connection with the related purchase of Offered Units by such Person.

19.13       Redaction. Anything herein to the contrary notwithstanding, any copy of the Register of Members that is provided to a Member that holds Class B Units shall be redacted to remove all information relating to each other Member, including the class or series and number of Units held by each other Member (and, if applicable, any hurdles, participation thresholds, vesting schedules, forfeiture provisions or other terms and conditions applicable thereto) and each other Member’s Capital Contributions and contact information, and Members that hold Class B Units shall not be entitled to such information.

19.14       Spousal Consent. Unless waived by the Company, each married Member, and each Member who, subsequent to the Effective Date, marries or remarries, will concurrently with his or her execution hereof, or the consummation of such marriage, as applicable, deliver to the Company the written consent of his or her spouse in a form that is acceptable to the Company in its sole discretion; provided, however, that the failure of any such Member to do so will not affect the validity or enforceability of this Agreement.

19.15       Financial Crimes Matters. The Company shall conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

19.16       Termination. This Agreement shall terminate automatically upon the occurrence of an IPO and, to the extent applicable, (a) the entry into of a stockholders agreement pursuant to, and as described in, Section 21.2 by the Reorganized Issuer and the Members, and/or (b) the entry into of registration rights agreement pursuant to, and as described in, Section 21.3 by the Company or the Reorganized Issuer, as applicable, and the Members; provided, however, that (i) any liability of any current or former Member for any breach of this Agreement prior to such termination shall survive any such termination, and (ii) the terms and provisions of the following Sections and Articles of this Agreement shall survive any such termination: Section 4.4(b), Section 4.5, Article 8 (other than Section 8.7), Section 11.3, Section 11.7, Section 15.3, Section 19.7, Article 20 and Article 21.

Article 20
CONFIDENTIALITY

20.1         Confidentiality. Each Member hereby agrees that, during the period commencing on the Effective Date (or, with respect to any Member that becomes a party hereto after the Effective Date, the date any such Member executes and delivers a Joinder Agreement) and ending on the second anniversary of the date on which such Member no longer beneficially owns or holds any Units (such period, the “Confidentiality Period”), such Member will keep strictly confidential and will not disclose or divulge to any other Person (other than as permitted by Section 20.2) any (x) confidential, business, financial or proprietary information regarding the Company or any of its Subsidiaries, or any confidential, business, financial or proprietary information regarding the business or affairs of any other Member in respect of the Company or any of its Subsidiaries (in any such case, whether in written, oral or electronic form), that is obtained by, or on behalf of, such Member from the Company or any of its Subsidiaries (including, for all purposes of this Article 20, any such information obtained by such Member from any Manager or Observer), from the Company’s or any such Subsidiary’s legal or financial advisors or any other agents or advisors engaged by the Company or any of its Subsidiaries, from any other Member, or through the ownership of Interests and (y) notes, analyses, compilations, studies, interpretations or other documents prepared by such Member or any of its Representatives which contain, reflect or are based upon the information referred to in clause (x) above (collectively, “Confidential Information”). Confidential Information shall not include information which (A) is known or becomes known to the public in general (other than as a result of a breach of this Section 20.1 by a Member or any of its Representatives), (B) is or becomes available to a Member on a non-confidential basis from a source other than the Company, any other Member or any of their respective Affiliates or Representatives (provided, that such Member is not aware that such source is under an obligation to keep such information confidential) prior to such information being provided to such Member by (or obtained from) the Company or any of its Subsidiaries, any other Member or any of their respective Affiliates or Representatives or (C) is independently developed by such Member or its Representatives without reference to the Confidential Information.

20.2         Permitted Disclosure of Confidential Information.

(a)            Notwithstanding Section 20.1, Confidential Information may be disclosed as follows:

(i)             Confidential Information may be provided by a Member, on a confidential basis, to such Member’s Affiliates and the respective managers, officers, directors, employees, partners, investors, members, representatives, attorneys, accountants, auditors, trustees, insurers, other professional advisors and financing sources of such Member and such Member’s Affiliates (collectively, “Representatives”), to the extent reasonably necessary in connection with such Member’s investment in the Company; provided, however, that such Member shall direct its Representatives to comply with the restrictions in this Article 20 as if such Representatives were a party hereto and bound by such restrictions, and such Member shall be responsible for ensuring that its Representatives comply with such restrictions and shall be responsible and liable for any breach of any such restrictions by any of its Representatives.

(ii)            Confidential Information may be provided by a Member, on a confidential basis, to an actual or potential Transferee of all or a portion of the Units owned or held by such Member, to the extent reasonably necessary to consummate a sale or other Transfer of such Units permitted under this Agreement; provided, however, that (x) prior to such Member’s delivery of Confidential Information to an actual or potential Transferee of Units pursuant to this clause (ii), such actual or potential Transferee shall have executed and delivered to such Member and the Company a Transferee confidentiality agreement substantially in the form attached hereto as Exhibit C, and (y) in no event shall Confidential Information be provided to any Competitor.

(iii)           Confidential Information constituting Counterparty Excluded Information may be provided by (x) an Offering Member to a ROFO Member pursuant to Section 9.7(b) and (y) a Counterparty to another Member pursuant to Section 9.8.

(iv)           In the event that a Member or any of its Representatives determines, in good faith upon the advice of counsel (including internal counsel), that disclosure of Confidential Information is required under applicable law or regulation, or by any Governmental Authority having jurisdiction over such Member or such Representative, such Member or such Representative will (x) use commercially reasonable efforts to preserve the confidentiality of the Confidential Information sought to be disclosed; and (y) to the extent legally permitted, promptly provide the Company with written notice so that the Company may seek (at the Company’s expense) an appropriate protective order or other remedy and/or waive compliance with this Agreement and, if requested by the Company, assist the Company (at the Company’s expense) to seek such a protective order or other remedy. Provided that such notice (to the extent legally permitted) is furnished, if, in the absence of a protective order or other remedy, such Member or any applicable Representative is, in the opinion of its counsel, legally compelled to disclose Confidential Information or else be held liable for contempt or suffer other censure or penalty, such Member or such Representative may disclose pursuant to this Section 20.2(a)(iv) only that portion of such Confidential Information, and only to those parties, that such counsel has advised is compelled or required to be disclosed, without liability under this Agreement. In addition, any Member and any applicable Representative shall be entitled to share Confidential Information with Governmental Authorities in connection with routine regulatory audits and examinations that are conducted by such Governmental Authorities of such Member or any of its Affiliates, in each case, without providing the Company with notice of such sharing or disclosure.

(v)            With the prior consent of the Company, any Member may provide Confidential Information of the Company (but not Confidential Information of any other Member in respect of the Company or any of its Subsidiaries) to any Person in connection with a potential Sale Transaction with such Person; provided that such Person has an obligation to the Company to keep such Confidential Information confidential.

(vi)           Any Member that is an employee, consultant or other service provider of the Company or any of its Subsidiaries may disclose Confidential Information in the performance of such employment duties or services to the extent authorized by the Company’s policies in respect thereof.

(b)            Termination. All the rights and obligations of a Member set forth in this Article 20 shall terminate automatically upon the expiration of the Confidentiality Period applicable to such Member; provided, however, that no such termination shall relieve any Member from any liability relating to any breach of this Article 20.

Article 21
IPO

21.1         IPO Approval. The Company shall not initiate or undertake an IPO or effect a Corporate Conversion in connection therewith without prior Required Manager Approval and the prior approval or written consent of the Board and the Majority Members. The parties hereto agree that any IPO may be effected at the Company level or at a Subsidiary of the Company or by or through a successor Entity, and that in the event of a planned IPO, the Company shall convert all (or the appropriate portion) of the Units then held by any Members into an economically equivalent number of shares of the common stock of the Company or its applicable Subsidiary or successor Entity effecting such IPO. If an IPO has been approved in accordance with this Section 21.1 and Section 6.19, each Member hereby consents to such IPO and shall vote for (to the extent it has any voting right) and raise no objections against such IPO, and each Member shall take all reasonable actions in connection with the consummation of such IPO as requested by the Company; provided, that no Member shall be required to agree to any lock-up or other restrictions on the conversion of Units in connection with an IPO unless a substantial portion of the Members are required to agree to such lock-up or other restrictions.

21.2         Required Actions. In connection with an IPO, subject to the requisite approval set forth in Section 21.1, the Board may either (a) cause the Company to contribute all or substantially all of its assets to a corporation in a transaction qualified under Code Section 351(a), and thereupon liquidate and dissolve the Company, (b) elect to have all Members contribute their Units to a corporation, in a transaction qualifying under Code Section 351(a), as long as the Fair Market Value of the shares of the corporation received by all Members, as determined by the Board, is equal to the Fair Market Value of the Units Transferred, as reasonably determined by the Board, (c) cause the Company to distribute some or all of the shares of capital stock of one or more Subsidiaries of the Company to the Members, (d) cause the Company to transfer its assets, liabilities and operations to a corporation in exchange for any combination of cash, debt or capital stock in such corporation, (e) cause a corporation to be admitted as a Member of the Company, with such corporation purchasing interests in the Company from the Company or Members (as determined by the Board) with the proceeds of a public offering of the corporation’s stock, or (f) otherwise cause the Company to convert into a corporation, by way of merger, consolidation or otherwise. Each Member hereby consents to such actions and shall vote for (to the extent it has any voting right) and raise no objections against such actions, and each Member shall, at the request of the Board, take all actions reasonably necessary or desirable to effect such actions (including whether by conversion into a corporation, merger or consolidation into a corporation, recapitalization or reorganization, sale of securities, or otherwise), giving effect to the same economic (other than any tax effects resulting therefrom), voting and corporate governance provisions contained herein (any such transaction contemplated by this Section 21.2, a “Corporate Conversion”). In connection with such Corporate Conversion, at the request of the Board, each Member hereby agrees to enter into a stockholders agreement (or equivalent) with the corporate successor (the “Reorganized Issuer”) and each other Member which contains restrictions on the Transfer of such capital stock and other provisions (including with respect to the governance and control of such Reorganized Issuer) in form and substance (including with respect to the termination thereof) similar to the provisions and restrictions set forth herein to the extent reasonably requested by the Board.

21.3         Registration Rights Agreement. In connection with (but prior to the consummation of) an IPO, the Company or any Reorganized Issuer, as applicable, shall enter into a registration rights agreement with, or for the benefit of, each of the Significant Members, in form and substance reasonably satisfactory to the Majority Members, with respect to the registration of its common equity securities (“Company Securities”) following the consummation of an IPO; provided, that such registration rights agreement shall provide that (a) any Significant Member or group of Significant Members party to such registration rights agreement (any such holder, a “Registered Holder”) that own or hold at least ten percent (10.0%) of all of the Company Securities that are issued and outstanding at the time of any such request may request that the Company or such Reorganized Issuer, as applicable, effect the registration under the Securities Act of a specified number of Company Securities held by such Registered Holder(s), provided, that, subject to certain exceptions, the Company or such Reorganized Issuer, as applicable, will not be required to effect any such demand right more than three times, and (b) the Registered Holders shall be entitled to reasonable and customary piggyback registration rights.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned are a party to, bound by and subject to, and shall be deemed to have signed this Agreement as of the Effective Date.

COMPANY:

[●]

By:
Name:
Title:

[Signature Page to Amended & Restated LLC Agreement]

Schedule A

Actions Requiring Required Manager Approval and Approval of the Board and the Majority Members

1.	Distributions or dividends made by the Company or any of its Subsidiaries to Members that own or hold Class A Units that are not made to such Members (a) on a pro rata basis (based on the number of Class A Units owned or held by such Members immediately prior to any such distribution or dividend), except as provided or contemplated by Section 13.1(b) or Section 13.4, or (b) in the same form.

2.	Repurchases or redemptions of Class A Units made by the Company or any of its Subsidiaries that are not made (a) on a pro rata basis (based on the number of Class A Units owned or held by all Members immediately prior to any such repurchase or redemption), or (b) in the same form of consideration.

3.	Transfer the Company to, or domesticate or continue the Company in, any jurisdiction other than the State of Delaware.

4.	Consummate any IPO.

5.	List any securities on any securities exchange, or register any securities with the SEC.

6.	Convert the Company or any of its Subsidiaries to a corporation, a statutory trust, a business trust, an association, a real estate investment trust, a common-law trust or any other incorporated or unincorporated business or entity or make any change in the Company’s or any of its Subsidiaries’ entity classification for U.S. federal income tax purposes.

7.	Any of the following: (a) merge with, or consolidate into, another Entity, regardless of whether the Company or the applicable Subsidiary is the survivor, (b) sell, lease or exchange all or substantially all of its property and assets, including its goodwill, or (c) consummate any Sale Transaction, in any such case, other than (i) any such transaction that is consummated as an internal restructuring transaction (including the dissolution or merger of any immaterial or dormant Subsidiary of the Company) or that is consummated as part of a financing transaction, in any such case that is not material to the businesses or operations of the Company and its Subsidiaries, taken as a whole, and (ii) a Drag-Along Transaction in which the Selling Members have exercised their rights under Section 9.3.

Schedule A

Schedule B

Officers

Name	Title
[●]	[●]
[●]	[●]
[●]	[●]

Schedule B

Exhibit A

FORM OF ACCREDITED INVESTOR QUESTIONNAIRE

Reference is hereby made to that certain Amended and Restated Limited Liability Company Agreement of [●] (the “Company”), dated as of [●], 2025 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “LLC Agreement”), by and among the Company and the members of the Company from time to time party thereto. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the LLC Agreement.

This Accredited Investor Questionnaire is being completed, executed and delivered by the undersigned pursuant to (a) Section 4.2(b) of the LLC Agreement in connection with the issuance of Units to the undersigned, (b) Section 4.6 of the LLC Agreement as required by, or in response to a request made by the Company to the undersigned pursuant to, Section 4.6 of the LLC Agreement, or (c) Section 9.1(c) of the LLC Agreement in connection with a Transfer of Units to the undersigned.

For purposes of this Accredited Investor Questionnaire, the term “Accredited Investor” (pursuant to clause (a) of Rule 501 promulgated under the Securities Act) means any Person who comes within any of the following categories:

(1)	Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the SEC under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of the Investment Company Act of 1940; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

Exhibit A

(3)	Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000 (provided, for purposes of calculating net worth under this paragraph (5), that (A) the person’s primary residence shall not be included as an asset, (B) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability) and (C) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability);

(6)	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act;

(8)	Any entity in which all of the equity owners are Accredited Investors;

(9)	Any entity, of a type not listed in paragraph (1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

(10)	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

(11)	Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

Exhibit A

(12)	Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1): (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13)	Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (12) above and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii) above.

The undersigned hereby certifies to the Company that, as of the date of this Accredited Investor Questionnaire, the undersigned is an Accredited Investor under the following category set forth above (e.g., (1) through (13) of the definition of “Accredited Investor” above): __________.

[Remainder of Page Intentionally Left Blank]

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Questionnaire on the date set forth above.

[ ]

By:
Name:
Title:

Exhibit A

Exhibit B

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of [●], is executed by the undersigned pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of [●] (the “Company”), dated as of [●], 2025 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “LLC Agreement”), by and among the Company and the members of the Company from time to time party thereto. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the LLC Agreement.

(1)	Acknowledgements. The undersigned hereby acknowledges and agrees that (a) it has received and reviewed a complete copy of the LLC Agreement, (b) by executing and delivering this Joinder Agreement, it is agreeing to become a party to the LLC Agreement as a “Member” thereunder and shall be fully bound by, and subject to, all of the covenants, terms, conditions and provisions of the LLC Agreement as a “Member” party thereto, (c) it has had sufficient time to consider the LLC Agreement and to consult with an attorney if it wished to do so, or to consult with any other Person of its choosing, before signing this Joinder Agreement and (d) it has willingly executed and delivered this Joinder Agreement with full understanding of the legal and financial consequences of this Joinder Agreement and the LLC Agreement.

(2)	Agreements. The undersigned hereby agrees that, upon execution and delivery to the Company of this Joinder Agreement, the undersigned (a) shall become a party to the LLC Agreement as a “Member” thereunder and shall be fully bound by, and subject to, all of the covenants, terms, conditions and provisions of the LLC Agreement as a “Member” party thereto, and (ii) makes the representations, warranties and acknowledgments set forth in Section 18.1 of the LLC Agreement to the Company and to each other Member as of the date of this Joinder Agreement.

(3)	Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

(4)	Counterparts. This Joinder Agreement may be executed and delivered in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of this Joinder Agreement by portable document format (PDF) or other electronic transmission will be effective as delivery of a manually executed counterpart of this Joinder Agreement.

(5)	Headings. The headings of the various sections of this Joinder Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Joinder Agreement.

(6)	Register of Members. For purposes of the Register of Members, the undersigned’s address and e-mail address are as follows:

Exhibit B

Address:

E-mail Address:

[__________]

Date:
By:
Title:

Exhibit B

Exhibit C

FORM OF TRANSFEREE CONFIDENTIALITY AGREEMENT

[NAME OF POTENTIAL TRANSFEREE]

[ADDRESS]

Attention:

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible transaction (the “Transaction”) involving the sale or transfer of limited liability company interests of [●] (the “Company”) owned, held or controlled by [INSERT NAME OF TRANSFEROR] (the “Transferor”) to [INSERT NAME OF POTENTIAL TRANSFEREE] (the “Potential Transferee”), the Transferor is prepared to make available to the Potential Transferee certain Confidential Information (as defined below). As a condition to such Confidential Information being furnished to the Potential Transferee, the Potential Transferee hereby agrees that it will comply with the following terms of this letter agreement (this “Confidentiality Agreement”):

1.            Confidential Information. (a) “Confidential Information” means any (x) confidential, business, financial or proprietary information regarding the Company or any of its subsidiaries, or any confidential, business, financial or proprietary information regarding the business or affairs of any member of the Company in respect of the Company or any of its subsidiaries (in any such case, whether in written, oral or electronic form), that has been obtained by, or on behalf of, the Potential Transferee or any of its Representatives from the Company or any of its subsidiaries, from the Transferor, or from any of their respective Representatives and (y) notes, analyses, compilations, studies, interpretations or other documents prepared by the Potential Transferee or any of its managers, officers, directors, employees, partners, investors, members, representatives, attorneys, accountants, auditors, trustees, insurers, other professional advisors and financing sources (collectively, “Representatives”), which contain, reflect or are based upon the information referred to in clause (x) above. Confidential Information shall not include information which (A) is known or becomes known to the public in general (other than as a result of a breach of the confidentiality obligations hereunder or otherwise by the Transferor, the Potential Transferee or any of their respective Representatives), (B) is or becomes available to the Potential Transferee on a non-confidential basis from a source other than the Company or any of its subsidiaries, the Transferor or any of their respective Representatives (provided, that the Potential Transferee is not aware that such source is under an obligation to keep such Confidential Information confidential) prior to such information being provided to the Potential Transferee by or on behalf of (or obtained from) the Company, any of its subsidiaries, the Transferor or any of their respective Representatives or (C) is independently developed by the Potential Transferee or any of its Representatives without reference to the Confidential Information.

Exhibit C

(b)          The Potential Transferee recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that could result to the Company, the Transferor and any other member of the Company if any Confidential Information is disclosed to a third party, and hereby agrees that it will keep strictly confidential and will not disclose, divulge or use for any purpose, other than to evaluate the Transaction, any of the Confidential Information; provided, however, that any of the Confidential Information may be disclosed, on a confidential basis, to any of the Potential Transferee’s Representatives that need to know such information for the purpose of evaluating the Transaction. The Potential Transferee shall cause its Representatives to comply, and the Potential Transferee shall be responsible for ensuring that its Representatives comply, with the restrictions set forth in this Confidentiality Agreement as if such Representatives were a party hereto and bound by such restrictions, and shall be responsible and liable for any breach of any such restrictions by any of its Representatives.

2.            Disclosure of Confidential Information. In the event that the Potential Transferee or any of its Representatives determines, in good faith upon the advice of counsel, that disclosure of Confidential Information is required under applicable law or regulation, or is required by governmental or by regulatory authorities having jurisdiction over the Potential Transferee or such Representative, the Potential Transferee or such Representative will, to the extent legally permitted and practicable under the circumstances, promptly provide the Transferor and the Company with written notice so that they may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Confidentiality Agreement and, if requested by the Transferor or the Company, assist the Transferor or the Company to seek such a protective order or other remedy. Provided that such foregoing notice (to the extent legally permitted and practicable under the circumstances) is furnished, if, in the absence of a protective order or other remedy, the Potential Transferee or any of its applicable Representatives is, in the opinion of its counsel, required to disclose Confidential Information, the Potential Transferee or such Representative may disclose pursuant to this Section 2 only that portion of such Confidential Information, and only to those parties, that such counsel has advised is required to be disclosed, without liability under this Confidentiality Agreement.

3.            Return and Destruction of Confidential Information. In the event that the Potential Transferee decides not to proceed with the Transaction, the Potential Transferee will promptly inform the Transferor of that decision. In that case, or at any time upon the request of the Transferor for any reason, the Potential Transferee will, as directed by the Transferor, promptly deliver to the Transferor or the Company all Confidential Information (and any copies thereof). Upon the Transferor’s request, the Potential Transferee shall provide the Transferor with prompt written confirmation of the Potential Transferee’s compliance with this Section 3. Notwithstanding the return or destruction of the Confidential Information, the Potential Transferee and its Representatives shall continue to be bound by the obligations of confidentiality and other obligations and agreements hereunder.

4.            No Representations or Warranties. The Potential Transferee understands, acknowledges and agrees that neither the Company nor any of its subsidiaries, the Transferor nor any other member of the Company makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and neither the Company nor any of its subsidiaries, the Transferor nor any other member of the Company shall have any liability to the Potential Transferee or to any of its Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any Transaction, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

Exhibit C

5.            Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered by the Company and the Transferor if the Potential Transferee fails to comply with any of the obligations imposed on it by this Confidentiality Agreement and that in the event of any such failure, the Transferor and the Company will be irreparably damaged and will not have an adequate remedy at law. The Transferor and the Company shall, therefore, be entitled to injunctive relief, specific performance or other equitable remedies to enforce such obligations, this being in addition to any other remedy to which either the Transferor or the Company is entitled at law or in equity. The Potential Transferee hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies. The Potential Transferee hereby agrees not to assert that specific performance, injunctive relief and other equitable remedies are unenforceable, violate public policy, invalid, contrary to law or inequitable for any reason. The right of specific performance, injunctive relief and other equitable remedies is an integral part of the transactions contemplated by this Confidentiality Agreement.

6.            Governing Law. THIS CONFIDENTIALITY AGREEMENT AND ANY CONFLICTS ARISING HEREUNDER OR RELATED HERETO SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND ANY JUDICIAL PROCEEDING BROUGHT AGAINST THE TRANSFEROR OR THE POTENTIAL TRANSFEREE WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS CONFIDENTIALITY AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT ONLY IN SUCH COURTS. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUCH PROCEEDING BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SPECIFIED BELOW, OR IN ANY OTHER MANNER PERMITTED BY LAW. EACH OF THE TRANSFEROR AND THE POTENTIAL TRANSFEREE HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Exhibit C

7.            Term. This Confidentiality Agreement will terminate on the earlier of (a) two (2) years from the date hereof and (b) the Potential Transferee executing a Joinder Agreement to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of [ ● ], 2025, among the Company and its members, as amended, supplemented, amended and restated or otherwise modified from time to time; provided, however, that no such termination of this Confidentiality Agreement shall relieve the Potential Transferee from any liability relating to any breach of this Confidentiality Agreement.

8.            Notices. All notices, requests, waivers and other communications made pursuant to this Confidentiality Agreement shall be in writing and shall be deemed to have been effectively given, delivered, provided or received (a) when personally delivered to the party to be notified; (b) when sent by electronic mail (“e-mail”) to the party to be notified; (c) three (3) business days after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, addressed to the party to be notified; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified with next-business day delivery guaranteed, in each case as follows:

to the Transferor, at: [ ]

to the Potential Transferee, at: [ ]

A party may change its address or e-mail address for purposes of notice hereunder by giving notice of such change to the other party in the manner provided in this Section 8.

9.            Miscellaneous. This Confidentiality Agreement contains the entire agreement between the Transferor and the Potential Transferee regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Transferor and the Potential Transferee regarding such subject matter. It is understood and agreed that no failure or delay by the Transferor or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No provision in this Confidentiality Agreement can be waived or amended except by written consent of the Transferor, the Potential Transferee and the Company, which consent shall specifically refer to the provision to be waived or amended and shall explicitly make such waiver or amendment. This Confidentiality Agreement may be signed by electronic transmission and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. If any provision of this Confidentiality Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Confidentiality Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation. The provisions of this Confidentiality Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns. The Potential Transferee may not assign this Confidentiality Agreement without the prior written consent of the Transferor and the Company. The Potential Transferee agrees and acknowledges that the Company shall be an express third party beneficiary hereof, having all rights to enforce this Confidentiality Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit C

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Confidentiality Agreement as of this __ day of ________, 20__.

Very truly yours,

TRANSFEROR

[ ]

By:
Name:
Title:

CONFIRMED AND AGREED as of the date written above:

POTENTIAL TRANSFEREE

[ ]

By:
Name:
Title:

Exhibit C

EXHIBIT E

Governance Term Sheet

EXECUTION VERSION

Summary of Terms of Governance Documents

Capitalized terms used in this Summary of Terms of Governance Documents (this “Governance Term Sheet”) and not otherwise defined herein shall have the meanings given to such terms in the Transaction Support Agreement, dated as of December 21, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “TSA”) to which this Governance Term Sheet is attached as Exhibit 4.

New TopCo:	New TopCo will be a newly formed Delaware limited liability company that will be treated as a partnership for U.S. federal income tax purposes. New TopCo and its subsidiaries shall be referred to herein, individually, as a Company” and, collectively, the “Companies”.

Parties to New LLC Agreement:	On the Plan Effective Date, New TopCo will enter into a limited liability company agreement (the “New LLC Agreement”) with each Person that receives New Common Units (as defined below) in connection with the Transactions.

Persons that own or hold New Common Units from time to time are referred to herein, each as a “Unitholder” and, collectively, the “Unitholders”.

New Common Units:	The New LLC Agreement shall provide for the following two classes of limited liability company interests: (i) Class A Voting Common Units (“Class A Common Units”), and (ii) Class B Limited-Voting Common Units (“Class B Common Units”). The Class A Common Units and the Class B Common Units are collectively referred to in this Governance Term Sheet as the “New Common Units”. Class A Common Units will be voting units and will be issued on the Plan Effective Date in accordance with the TSA. Class B Common Units will be limited-voting units and may be issued from time to time pursuant to awards granted to directors, managers, officers and employees of any of the Companies under a management incentive plan to be adopted by the New Board (as defined below), as determined by the New Board in its sole discretion.

None of the New Common Units will be listed for trading on a securities exchange, and none of the Companies will be required to file reports with the United States Securities and Exchange Commission unless it is required to do so pursuant to the Exchange Act.

The New Board shall decide whether the New Common Units will be certificated or uncertificated and the identity of the transfer agent, if any, for the New Common Units.

References herein to any class or series of New Common Units shall apply to limited liability company interests or other equity securities of New TopCo issued to Unitholders in respect of, in exchange for, or in substitution of, such class or series of New Common Units by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, unit dividend, split-up, sale of assets, distribution to unitholders or combination of such class or series of New Common Units or any other change in New TopCo’s capital structure.

Board of Managers:	The New Board shall consist of five (5) managers on the Plan Effective Date (each manager on the New Board, a “Manager” and, collectively, the “Managers”). The Managers are to be appointed or elected as follows:

(i)	the following number of individuals designated by Unitholders that are Affiliates of Golub Capital LLC (collectively, “Golub Unitholders”): (x) two (2) individuals for so long as the Golub Unitholders own or hold a number of Class A Units that is equal to or greater than fifty percent (50.0%) of the number of Class A Common Units owned or held by the Golub Unitholders on the Plan Effective Date and (y) one (1) individual for so long as the Golub Unitholders own or hold a number of Class A Units that is equal to or greater than thirty percent (30.0%) of the number of Class A Common Units owned or held by the Golub Unitholders on the Plan Effective Date, but less than fifty percent (50.0%) of the number of Class A Common Units owned or held by the Golub Unitholders on the Plan Effective Date (such individuals, the “Golub Managers” and each, a “Golub Manager”);

(ii)	one (1) individual designated by Unitholders that are Affiliates of LCM Asset Management LLC (collectively, “LCM Unitholders”) for so long as the LCM Unitholders own or hold a number of Class A Units that is equal to or greater than fifty percent (50.0%) of the number of Class A Common Units owned or held by the LCM Unitholders on the Plan Effective Date;

(iii)	one (1) individual who is not employed by (A) any of the Companies or (B) any of the Unitholders or any of their respective Affiliates as of the time that such person is designated to be a Manager or at any time three (3) months prior to such time (an “Independent Designee”) designated by vote of Specified Unitholders (as defined below) holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Specified Unitholders held for purposes of electing such individual (or by the Majority Specified Unitholders (as defined below) acting by written consent); and

(iv)	the individual serving as the Chief Executive Officer of New TopCo (the “Chief Executive Officer” and as a Manager, the “CEO Manager”).

If at any time (A) a designation right of Unitholder(s) set forth in clause (i) or clause (ii) above or (B) any designation right that is transferred pursuant to the fourth paragraph of this “Board of Managers” section of this Governance Term Sheet (any such designation right described in clause (A) or clause (B), together with the designation right set forth in clause (iii) above, a “Designation Right”) terminates or is reduced, the Manager(s) serving on the New Board as a result of such terminated or reduced Designation Right shall be removed from the New Board at the request of the Majority Unitholders (as defined below), the vacancy created thereby shall be filled by vote of Unitholders holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Unitholders held for purposes of filling such vacancy (or by the Majority Unitholders acting by written consent), and the reduction or termination of such Designation Right shall be permanent and shall not be reversed if the applicable Unitholder(s) shall thereafter own or hold Class A Common Units equal to or greater than the applicable specified threshold. The Designation Right set forth in clause (iii) above shall not be subject to termination or reduction.

The term “Majority Unitholders” means, as of any time of determination, Unitholders that collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Common Units as of such time of determination. The term “Majority Specified Unitholders” means, as of any time of determination, Specified Unitholders as of such time of determination who collectively own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Common Units owned or held by all Specified Unitholders as of such time of determination. The term “Specified Unitholders” means Unitholders that, as of the time of determination, do not have a Designation Right pursuant to clause (i) or clause (ii) above.

Designation Rights of a Designating Group (as defined below) shall be transferable to any Person or group of Persons that are Affiliates of one another that (i) acquires at least fifty percent (50.0%) of the Designating Group’s Class A Common Units in such transfer and (ii) owns, individually or together with its Affiliates, immediately after giving effect to such transfer, at least ten percent (10.0%) of the issued and outstanding Class A Common Units as of such time. A Designating Group that is transferred a Designation Right pursuant to this paragraph shall continue to have such Designation Right for so long as such Designating Group owns or holds at least ten percent (10.0%) of the issued and outstanding Class A Common Units.

The term “Designating Group” means any of the following groups of Unitholders: (a) the Golub Unitholders, (b) the LCM Unitholders and (c) any group of Unitholders that acquires a Designation Right pursuant to the fourth paragraph of this “Board of Managers” section of this Governance Term Sheet; provided, that a group of Unitholders will cease to be a “Designating Group” once the Unitholders in such group do not have a Designation Right.

Each Major Unitholder (as defined below) (each, an “Observer Unitholder”) shall have the right to appoint one (1) observer to the New Board (a “Board Observer”); provided, that an Observer Unitholder shall not be entitled to have a Board Observer at any time when any of the Managers is an employee of such Observer Unitholder or any of its Affiliates (other than any of the Companies). Each Board Observer shall be reimbursed for the reasonable and documented out-of-pocket costs and expenses incurred by such Board Observer in connection with attending any Meeting (as defined below).

The term “Major Unitholder” means each Unitholder that owns or holds (together with its Affiliates) at least five percent (5.0%) of the issued and outstanding Class A Common Units as of the Plan Effective Date (immediately after giving effect to the consummation of the Transactions, including all payments and distributions to be made on or as of the Plan Effective Date); provided, that a Unitholder will permanently cease to be a “Major Unitholder” once such Unitholder owns or holds (together with its Affiliates) less than five percent (5.0%) of the issued and outstanding Class A Common Units.

The chairperson of the New Board (the “Chairperson”) shall be one of the Golub Managers, as determined by the Golub Unitholders; provided, however, that if the Golub Unitholders are not permitted to designate two (2) Golub Managers pursuant to their Designation Right, then the Chairperson shall be a Manager elected by the New Board.

Managers not employed by any of the Companies, any of the Unitholders or any Affiliates of any of the Unitholders shall receive market-rate compensation from New TopCo, such market-rate compensation to be determined by the Majority Unitholders. Each Manager shall be reimbursed for reasonable and documented out-of-pocket costs and expenses incurred in the performance of his or her duties as a Manager.

The New Board may, by majority vote, establish one or more committees of the New Board to exercise the powers of the New Board, subject to the limitations set forth in the Delaware Limited Liability Company Act (the “DLLCA”). Each Manager that is elected pursuant to a Designation Right shall have the right to serve on any such committee of the New Board (other than any committee that is established to evaluate, consider, approve, negotiate or otherwise deal with a contract, transaction or other matter with respect to which such Manager, or the Unitholders that designated such Manager (which, in the case of an Independent Designee, shall only include Specified Unitholders that own or hold (together with their respective Affiliates), as of the time of determination, at least fifteen percent (15.0%) of the issued and outstanding Class A Common Units owned or held by all Specified Unitholders as of such time), has/have a conflict of interest) with at least the same proportional voting rights as such Manager has on the New Board. The provisions of this paragraph shall be deemed to be included in a Designation Right. For the avoidance of doubt, no committee shall be authorized to take any action that the New Board could not take itself.

None of (A) the Unitholders (except any Unitholder that is an employee of any of the Companies, any Unitholder that is a family member of an employee of any of the Companies, or any Unitholder that is controlled by an employee of any of the Companies or any such employee’s family members), (B) the Managers (except any Manager that is employed by any of the Companies (including the Chief Executive Officer) or is a family member of any employee of any of the Companies), or (C) the Affiliates of any Unitholders described in clause (A) or the Affiliates of any of the Managers described in clause (B) (except any such Affiliate that is an employee of any of the Companies, any such Affiliate that is a family member of any employee of any of the Companies, or any such Affiliate that is controlled by any employee of any of the Companies or any such employee’s family members) (the foregoing Persons, the “Identified Persons”) will be subject to any fiduciary or other duty, including any duty relating to the doctrine of corporate (or analogous) opportunity or any other similar doctrines and the New LLC Agreement will provide for a broad corporate (or analogous) opportunity waiver in favor of all Identified Persons. The New LLC Agreement shall provide that the fiduciary duties of the Identified Persons shall be eliminated or limited to the fullest extent permitted by the DLLCA.

Nothing contained in the New LLC Agreement shall limit or otherwise impact the ability of any Identified Person (i) to, directly or indirectly, sell or purchase the debt or equity securities of any Person (other than New TopCo) or (ii) from engaging or competing in any line of business.

Quorum and Voting:	A quorum for meetings of the New Board will require the attendance of a majority of the Managers then in office; provided, however, that for so long as the Golub Unitholders have the right to designate two (2) Golub Managers pursuant to their Designation Right, a quorum for any meeting of the New Board will require the attendance of at least one Golub Manager. Except with respect to the actions listed on Schedule A, the vote of a majority of the Managers present and entitled to vote at a meeting at which a quorum is present shall be the act of the New Board, unless the express provision of a statute requires a different vote, in which case such express provision shall govern and control. Any Manager or member of any committee of the New Board may participate in any meeting of the New Board or any committee of the New Board (each such meeting, a “Meeting”) through the use of any means of communication by which all persons participating can hear each other at the same time or by any other means permitted by the DLLCA. Any Manager or member of any committee of the New Board participating in any such Meeting by any such means of communication is deemed to be present in person at such Meeting.

Any action required or permitted to be taken at any meeting of the New Board may be taken without a meeting, without prior notice and without a vote if the lesser of the following consent thereto in writing: (a) four (4) members of the New Board and (b) all members then-serving on the New Board; provided, that Required Managers (as defined below) may act by written consent as set forth in the “Certain Transactions Requiring Approval of Majority Unitholders and Required Managers” section of this Governance Term Sheet.

Removal of Managers:	Except for any removal of a Manager on account of the termination or reduction of a Designation Right, the Unitholder(s) entitled to designate a Manager pursuant to a Designation Right (including the Majority Specified Unitholders in the case of the Independent Designee) shall have the exclusive right to require removal, whether with or without cause, of the Manager(s) that has/have been designated by such Unitholder(s). If for any reason the individual serving as the Chief Executive Officer shall cease to serve as the Chief Executive Officer, then (x) such individual shall be automatically removed as a Manager, and (y) the successor Chief Executive Officer shall be automatically appointed as a Manager when such person becomes the Chief Executive Officer. Any Manager that is not designated pursuant to a Designation Right and is not the Chief Executive Officer may be removed, with or without cause, by the Majority Unitholders.

Vacancies on the New Board:	Except for any vacancy on the New Board created as a result of the resignation or removal of a Manager on account of the termination or reduction of a Designation Right, any vacancy on the New Board resulting from the resignation or removal of a Manager that was designated pursuant to a Designation Right, or resulting from any such Manager becoming unable to serve on the New Board as a result of death, disability or otherwise, shall be filled by the Unitholder(s) then entitled to designate such Manager pursuant to such Designation Right (including the Majority Specified Unitholders in the case of the Independent Designee). Any vacancy on the New Board resulting from the resignation or removal of a Manager that is not designated pursuant to a Designation Right (other than the Chief Executive Officer), or resulting from any such Manager becoming unable to serve on the New Board as a result of death, disability or otherwise, shall be filled by vote of Unitholders holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Unitholders held for purposes of filling such vacancy (or by the Majority Unitholders acting by written consent). Any vacancy on the New Board resulting from the resignation or removal of a Manager on account of the termination or reduction of a Designation Right, shall be filled by vote of Unitholders holding a plurality of the votes of the Class A Common Units present in person or represented by proxy at a meeting of Unitholders held for purposes of filling such vacancy (or by the Majority Unitholders acting by written consent).

Board Meetings:	Regular meetings of the New Board shall be held at such time or times as may be determined by the New Board. In addition, the Chairperson or any two (2) Managers may call a special meeting of the New Board. Any such regular or special meeting may be done in person or by remote communication.

Subsidiaries:	The composition of the board of directors, board of managers or other governing body of any direct or indirect wholly-owned subsidiary of New TopCo (including any committee thereof) (each, a “Subsidiary Governing Body”) shall be comprised of one or more executive employees of any of the Companies or other individuals selected or approved by the New Board that are not employees of any of the Unitholders or any of their respective Affiliates (other than the Companies), except for any direct or indirect wholly-owned subsidiary of New TopCo which is either (i) a limited liability company that is managed by its members, (ii) a limited partnership that is managed by its general partner, or (iii) required by Law or contract to have a different composition.

Special Meetings of Unitholders:	Special meetings of the Unitholders may be called by the New Board or at the written request of the Unitholders or group of Unitholders who collectively own or hold at least twenty percent (20.0%) of the issued and outstanding Class A Common Units.

Action by written consent of the Unitholders without a meeting shall be permitted. Action by written consent shall require the consent of the Unitholders that own or hold the same percentage of New Common Units that would be required to take the same action at a Unitholder meeting at which all then-issued and outstanding New Common Units entitled to vote thereon were present and voted.

Certain Transactions Requiring Approval of Majority Unitholders and Required Managers:	None of the Companies shall take any of the actions listed on Schedule A attached hereto without the approval of the New Board and the Majority Unitholders and the Required Managers.

The term “Required Managers” means the vote of 66 2/3% of the votes of all of the Managers present and entitled to vote at a meeting of the New Board at which a quorum is present; provided, that the votes of the CEO Manager shall be excluded for all purposes of this calculation. For the avoidance of doubt, if there is a meeting of the New Board and (i) five (5) Managers are present and entitled to vote at such meeting, then Required Managers shall require the vote of three (3) Managers (excluding the CEO Manager), and (ii) four (4) Managers (including the CEO Manager) are present and entitled to vote at such meeting, then Required Managers shall require the vote of two (2) Managers (excluding the CEO Manager). The Required Managers may also act by written consent if Managers holding not less than the total number of votes that would be necessary to authorize the action by Required Managers at a meeting of the New Board at which all Managers then in office were present and voted.

Amendments:	Any amendments to the New LLC Agreement will require the approval of the Majority Unitholders.

Notwithstanding the foregoing, no amendment or modification of any provision of the New LLC Agreement (including any amendments made pursuant to or in connection with a merger, consolidation or reorganization of New TopCo, except in connection with a Sale Transaction (as defined below)) relating to:

(i) “Transfers”, “Right of First Offer”, “Tag-Along Rights”, “Drag-Along Rights”, “Preemptive Rights”, “Information Rights” or “Limitations on Affiliate Transactions” shall, in any such case, be made without the affirmative vote or written consent of the Super-Majority Unitholders (as defined below);

(ii) any decrease or increase in the size of the New Board, the Designation Right of any Unitholder or group of Unitholders (including the right to transfer any Designation Right, to the extent applicable), the right of any Unitholder or group of Unitholders to remove any Manager that was designated pursuant to the Designation Right of such Unitholder or group of Unitholders, the right of any Manager that was elected pursuant to the Designation Right of any Unitholder or group of Unitholders to serve on any committee of the New Board, the right of any Unitholder or group of Unitholders to fill the vacancy on the New Board created by the resignation, removal or inability to serve on the New Board of any Manager that was designated pursuant to the Designation Right of such Unitholder or group of Unitholders, or the appointment or removal and replacement of the Chairperson, shall, in any such case, be made without the affirmative vote or written consent of (A) each Designating Group and (B) the Majority Specified Unitholders;

(iii) the elimination or limitation of fiduciary duties of the Identified Persons, including any duty relating to the doctrine of corporate (or analogous) opportunity or any other similar doctrines, shall be made without the affirmative vote or written consent of each Designating Group;

(iv) the right of any Observer Unitholder to appoint, remove and/or replace a Board Observer or any of the rights of such Board Observer shall be made without the affirmative vote or written consent of each Major Unitholder;

(v) the definition of “Super-Majority Unitholders” shall be made without the affirmative vote or written consent of the Super-Majority Unitholders;

(vi) the definitions of “Majority Specified Unitholders” or “Specified Unitholders” shall, in either such case, be made without the affirmative vote or written consent of the Majority Specified Unitholders;

(vii) the proviso in the first sentence of the “Quorum and Voting” section of this Governance Term Sheet or the definitions of “Golub Unitholders” or “Designating Group” shall, in any such case, be made without the affirmative vote or written consent of the Golub Unitholders;

(viii) the definitions of “LCM Unitholders” or “Designating Group” shall, in either such case, be made without the affirmative vote or written consent of the LCM Unitholders; and

(ix) the amendments section of the New LLC Agreement shall be made without the affirmative vote or written consent of the Unitholder(s) or requisite percentage or number of Unitholders that would be required to amend the underlying provision of such New LLC Agreement to which such amendment or modification relates.

In addition, no amendment or modification of any provision of the New LLC Agreement (including any amendments made pursuant to or in connection with a merger, consolidation or reorganization of New TopCo, except in connection with a Sale Transaction) that would materially and adversely affect the rights or materially increase the obligations of any Unitholder set forth in the New LLC Agreement in a manner that is disproportionate in any material respect to the comparable rights and obligations of the Majority Unitholders (without regard to any effect resulting from (x) the individual circumstances of any such Unitholder, (y) the differences in the respective percentages of ownership of New Common Units of the Unitholders or (z) the different classes or series of New Common Units owned by the Unitholders) shall be made without the affirmative vote or written consent of such affected Unitholder; provided, however, that, for the avoidance of doubt, neither the creation of a new class or series of equity interests of New TopCo, nor the issuance of any additional New Common Units or other equity interests of New TopCo, shall be deemed to adversely affect the rights or obligations of any Unitholder.

The term “Super-Majority Unitholders” means, as of any time of determination, Unitholders that collectively own or hold at least 66.0% of the issued and outstanding Class A Common Units as of such time.

Transfers:	New Common Units will be transferable by the holders thereof (a) only in transactions exempt from the registration requirements of the Securities Act and (b) subject to the satisfaction of the following conditions precedent: (i) delivery to New TopCo of a written notice of such transfer not less than five (5) Business Days prior to such transfer, (ii) delivery to New TopCo of representation letters from the transferor and the transferee (including a representation from the transferee that the transferee is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act (an “Accredited Investor”)), (iii) delivery to New TopCo of an opinion of counsel to the transferor to the effect that such transfer complies with applicable federal and state securities laws, and (iv) the transferee’s execution of a joinder to the New LLC Agreement (unless the transferee is already a party to the New LLC Agreement). Transfers that do not satisfy the foregoing conditions prior to the consummation thereof shall be void ab initio and will not be recognized by New TopCo. Any conditions set forth in clause (b) above may be waived by New TopCo.

Any transfer, or series of transfers, of New Common Units (w) that, if consummated, would (1) result in any violation of applicable Law, (2) result in New TopCo having, in the aggregate, 1,000 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of any class of New Common Units, or 400 or more holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act) of any class of New Common Units that are not Accredited Investors, (3) require New TopCo to register any equity interests of New TopCo under the Exchange Act, (4) cause New Topco to register as an “investment company” under the Investment Company Act of 1940, as amended, or (5) cause the underlying assets of New Topco to be deemed “plan assets” as defined under certain labor regulations or constitute or result in a non-exempt prohibited transaction under Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, (x) to a Person that is not an Accredited Investor, (y) to a Competitor (as defined below), or (z) to any Person that is the target of any sanctions or is a controlled Affiliate of any such Person, in any such case, will be void ab initio and will not be recognized by New TopCo. Nothing contained in the New LLC Agreement shall prevent the Unitholders from transferring, hypothecating, pledging or otherwise disposing of New Common Units or their ownership rights in New Common Units for the purpose of effecting margin transactions or in connection with any financing activity or arrangement undertaken by the Unitholders or their Affiliates in the ordinary course of business.

A transfer of New Common Units in a Sale Transaction by a Selling Unitholder (as defined below) or a Dragged Unitholder (as defined below) shall not be subject to the requirements of this “Transfers” section, other than clause (a) above.

In addition to the foregoing, Class B Common Units will be subject to additional transfer restrictions and risks of forfeiture to be set forth in a management incentive plan to be adopted by the New Board and/or any agreement, contract or other instrument or document evidencing or governing an award issued under any such management incentive plan.

The term “Competitor” means, as of any time of determination, (A) any Person that is identified by name on the Restricted List (as defined below) as of such time of determination, which may include one or more Investment Funds (as defined below), (B) any Person that is engaged in competition with any of the Companies as of such time, as reasonably determined by the New Board, and (C) any Person that is an Affiliate of any Person referred to in clause (A) or clause (B) that is reasonably identifiable as an Affiliate of any such Person on the basis of such Affiliate’s name; provided, that, solely with respect to clause (B), a Competitor shall not include (I) any Investment Fund or (II) any entity that is formed by an Investment Fund and whose only assets are or will be (after giving effect to any proposed or contemplated transfer), directly or indirectly, New Common Units or other securities or indebtedness of any of the Companies (it being understood that a Person described in clause (I) or clause (II) may be a Competitor under clause (A) or clause (B)).

The term “Restricted List” means a schedule or list of disqualified transferees as determined by the New Board, as such schedule or list may be amended, supplemented, updated or modified from time to time by the New Board.

The term “Investment Fund” means a bona fide investment fund or other investment vehicle, such as a hedge fund, private equity fund, an account, a share trust, an investment trust, an investment company, a pension fund, or an insurance company, in each case, the business, operations or assets of which are held for investment purposes and the investments in which are professionally managed.

Right of First Offer:	If any Unitholder (the “Transferring Unitholder”) desires to transfer all or any portion of its New Common Units to any Person (or group of Persons) in any transaction (or series of related transactions) (excluding (a) any transfer of New Common Units by a Transferring Unitholder to one or more of its Affiliates and certain other permitted transferees and (b) any transfer of New Common Units by a Transferring Unitholder that does not exceed, taken together with all other New Common Units transferred by such Transferring Unitholder and all of its Affiliates at any time during the twelve (12) month period ending on the date of such transfer (excluding transfers made pursuant to the “Tag-Along Rights” or “Drag-Along Rights” sections of this Governance Term Sheet and transfers otherwise made in compliance with this “Right of First Offer” section (without giving effect to this clause (b)), one percent (1.0%) of the issued and outstanding Class A Common Units as of the date of such transfer) (a “ROFO Transaction”), the Transferring Unitholder must give notice (a “ROFO Notice”) to each Major Unitholder (each, a “ROFO Unitholder”), setting forth the material terms and conditions of such ROFO Transaction (the “Proposed Terms”), including the number of New Common Units proposed to be transferred (the “Offered Units”) and the purchase price (which purchase price must be exclusively in cash). Each ROFO Unitholder shall have ten (10) business days following receipt of the ROFO Notice to elect to purchase, on the Proposed Terms, up to its full pro rata share of the Offered Units. If any of the ROFO Unitholders do not elect to purchase their respective full pro rata portions of the Offered Units, then the ROFO Unitholders that have elected to purchase their full pro rata portions of the Offered Units shall be offered the right to purchase such unpurchased Offered Units (and such procedure of offering and purchasing Offered Units shall be repeated until either (x) there are no unpurchased Offered Units or (y) no ROFO Unitholders elect to purchase any such unpurchased Offered Units). If the ROFO Unitholders do not elect to purchase all of the Offered Units, then the Transferred Unitholder shall not be obligated to sell any of the Offered Units to the ROFO Unitholders and the Transferring Unitholder shall have the right, for a period of ninety (90) days, to sell all (but not less than all) of the Offered Units not sold to the ROFO Unitholders to a third party at a purchase price in cash that is no lower than the purchase price specified in the ROFO Notice and upon other terms that are, in the aggregate, no more favorable to the third party than the other Proposed Terms specified in the ROFO Notice.

Preemptive Rights:	New TopCo shall not, and New TopCo shall not cause or permit any of its subsidiaries to, sell or issue additional equity interests (including, for the avoidance of doubt, any options, warrants or other securities that are convertible into, or exchangeable or exercisable for, New Common Units, limited liability company interests or shares of capital stock) (collectively, “Additional Securities”) to any Person (including any then-current Unitholder), other than in a pro rata distribution to all Unitholders that own or hold New Common Units of a particular class or series and certain other customary exceptions, unless New TopCo or its applicable subsidiary offers to permit each Significant Unitholder (as defined below) that is an Accredited Investor (any such Significant Unitholder, a “Preemptive Unitholder”) to purchase its pro rata portion (calculated on the basis of the Class A Common Units owned or held by such Preemptive Unitholder relative to the Class A Common Units owned or held by all Preemptive Unitholders) of such Additional Securities on the same terms and conditions as each other Preemptive Unitholder. If any of the Preemptive Unitholders do not elect to purchase their respective full pro rata portions of the Additional Securities, then the Preemptive Unitholders that have elected to purchase their full pro rata portions of the Additional Securities shall be offered the right to purchase any such unpurchased Additional Securities (and such procedure of offering and purchasing Additional Securities shall be repeated until either (x) there are no unpurchased Additional Securities or (y) no Preemptive Unitholders elect to purchase any such unpurchased Additional Securities).

The term “Significant Unitholders” means, as of any time of determination, any Unitholder that owns or holds (together with its Affiliates) at least five percent (5.0%) of the issued and outstanding Class A Common Units as of such time.

Tag-Along Rights:	If one or more Unitholders (the “Initiating Unitholders”) desires to transfer Class A Common Units representing forty percent (40.0%) or more of the issued and outstanding Class A Common Units to any Person (or group of Persons) (the “Transferee”) in any transaction (or series of related transactions) (excluding any transfer of Class A Common Units by an Initiating Unitholder to one or more of its Affiliates and certain other permitted transferees) (a “Tag-Along Transaction”), the Initiating Unitholders must give notice to each other holder of Class A Common Units (the “Tag-Along Sellers”) at least ten (10) business days prior to the consummation of such Tag-Along Transaction, setting forth the material terms and conditions of such Tag-Along Transaction, and arrange for each Tag-Along Seller to have the opportunity to include in such Tag-Along Transaction at least a corresponding percentage of Class A Common Units owned or held by such Tag-Along Seller. The tag- along right may be exercised by any Tag-Along Seller delivering a written notice to the Initiating Unitholders (or a designated representative of the Initiating Unitholders) within five (5) business days following receipt of written notice of the proposed Tag-Along Transaction by the Initiating Unitholders.

Tag-Along Sellers shall receive the same form and amount of consideration per Class A Common Unit that is being paid to the Initiating Unitholders in connection with the Tag-Along Transaction, except that if the Initiating Unitholders are given an option as to the form of consideration to be received in exchange for their Class A Common Units, each of the Tag-Along Sellers shall only need to be given the same option with respect to their Class A Common Units.

Notwithstanding anything to the contrary contained in this Governance Term Sheet, holders of Class B Common Units shall not be entitled to tag-along rights in respect of Class B Common Units held by any such holder.

Drag-Along Rights:	If one or more Unitholders that own or hold greater than fifty percent (50.0%) of the issued and outstanding Class A Common Units (the “Selling Unitholders”) decide to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction to or with any Person other than the Selling Unitholders or any Affiliates thereof, then New TopCo or the Selling Unitholders will have the right to require all other Unitholders (the “Dragged Unitholders”) to, among other things, (i) sell a percentage of their New Common Units corresponding to the aggregate percentage of the New Common Units owned or held by the Selling Unitholders that are proposed to be included in such Sale Transaction; (ii) vote such Dragged Unitholders’ New Common Units, whether by proxy, voting agreement or otherwise, in favor of the Sale Transaction and not raise any objection thereto; (iii) enter into agreements with the purchaser in the Sale Transaction on terms and conditions substantially identical to those applicable to the Selling Unitholders; (iv) obtain any required consents; (v) waive and refrain from exercising any appraisal, dissenters or similar rights; (vi) not assert any claim against any of the Companies, any Manager, any member of any committee of the New Board, any member of any Subsidiary Governing Body or any other Unitholder or any Affiliates of any of the foregoing in connection with the Sale Transaction; and (vii) take any and all reasonably necessary action in furtherance of the consummation of the Sale Transaction.

Each Unitholder shall receive, in respect of each New Common Unit to be sold by such Unitholder in the Sale Transaction, the same form and amount of consideration paid in such Sale Transaction that is being paid to each other Unitholder in respect of New Common Units of the same class or series, except that if any Unitholder is given an option as to the form of consideration to be received in exchange for each New Common Unit of any class or series held by such Unitholder, each other Unitholder holding New Common Units of the same class or series need only be given the same option.

Any Class B Common Units transferred in a Sale Transaction by a Selling Unitholder or a Dragged Unitholder shall immediately and automatically convert into Class A Common Units upon the consummation of such Sale Transaction.

“Sale Transaction” means the sale, lease, transfer, issuance or other disposition, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Companies (including by or through the issuance, sale, contribution, transfer or other disposition (including by way of reorganization, merger, share or unit exchange, consolidation or other business combination) of at least a majority of the aggregate voting power of the voting securities of any direct and/or indirect subsidiary or subsidiaries of New TopCo if substantially all of the consolidated assets of the Companies are held by such subsidiary or subsidiaries) or (ii) at least a majority of the issued and outstanding Class A Common Units (whether directly or indirectly or by way of any merger, share or unit exchange, recapitalization, sale or contribution of equity, tender offer, reclassification, consolidation or other business combination transaction or purchase of beneficial ownership), to (in either case of clause (i) or clause (ii)) any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

Confidentiality:	Subject to certain permitted disclosures (including (i) disclosures to a Unitholder’s advisors and representatives and (ii) disclosures to a prospective transferee of Class A Common Units who executes and delivers to New TopCo a confidentiality agreement substantially in the form of confidentiality agreement attached as an exhibit to the New LLC Agreement), each Unitholder will be required to hold in strict confidence any confidential, business, financial or proprietary information such Unitholder receives regarding any of the Companies, or any confidential, business, financial or proprietary information of any other Unitholder in respect of any of the Companies (“Confidential Information”), whether such Confidential Information is received from any of the Companies, any Manager, any Board Observer, another Unitholder, any Affiliate of New TopCo or another Unitholder, or any agents or advisors of any thereof. Such confidentiality obligations shall commence on the Plan Effective Date and end on the second anniversary of the date such Unitholder no longer owns any New Common Units.

In the event that any Unitholder proposes to sell or otherwise transfer any New Common Units to a third party in compliance with the transfer restrictions described in this Governance Term Sheet, such Unitholder may make available to the potential transferee Confidential Information relating to the Companies (including Confidential Information obtained by such Unitholder from any Manager or Board Observer), subject to the prior execution by such potential transferee of a confidentiality agreement substantially in the form of confidentiality agreement attached as an exhibit to the New LLC Agreement.

Information Rights:	Prior to New TopCo becoming obligated to file reports under the Exchange Act, subject to the confidentiality provisions referred to above, each Unitholder that holds Class A Common Units shall be entitled to receive (a) annual audited consolidated financial statements of New TopCo, and (b) quarterly unaudited consolidated financial statements of New TopCo for each of New TopCo’s first three fiscal quarters during each fiscal year, in any such case within the time frames required for the delivery of such financial statements under the Companies’ credit documents as of the Plan Effective Date. If New Topco does not produce consolidated financial statements at the New Topco level, but does produce consolidated financial statements at the level of one of its subsidiaries, then, in lieu of making available such consolidated financial statements of New Topco, New Topco shall make available to each Unitholder that holds Class A Common Units the consolidated financial statements of its applicable subsidiary.

At the option of New TopCo, New TopCo may make available the information described above on a password-protected website that is only available to Unitholders that hold Class A Common Units. As a condition to gaining access to the information posted on such website, a Unitholder may be required to “click through” or take other affirmative action pursuant to which such Unitholder shall (i) confirm and ratify that it is a party to, and bound by all of the terms and provisions of, the New LLC Agreement, (ii) acknowledge its confidentiality obligations in respect of such information and (iii) certify its status as a Unitholder that holds Class A Common Units.

Limitations on Affiliate Transactions:	Any transaction or series of related transactions between any of the Companies, on the one hand, and any Person who, together with its Affiliates, owns or holds five percent (5.0%) or more of the issued and outstanding Class A Common Units or is an Affiliate of any such Person (other than any of the Companies), on the other hand (an “Affiliate Transaction”), involving aggregate payments or other consideration in excess of an agreed amount per annum shall require the approval of a majority of the Managers that are disinterested with respect to such Affiliate Transaction.

Registration Rights:	If New TopCo (or any successor or subsidiary of New TopCo) consummates an underwritten public offering pursuant to an effective registration statement covering the common equity of New TopCo (or any successor or subsidiary of New TopCo) (“Company Securities”) that results in such Company Securities being listed on a national securities exchange or quoted on the Nasdaq Stock Market (an “IPO”), then the Significant Unitholders shall be entitled to the following registration rights:

Demand Rights: Any Significant Unitholder or group of Significant Unitholders (acting together) that own or hold at least ten percent (10.0%) of all of the Company Securities that are issued and outstanding as of such time may request that New TopCo effect the registration under the Securities Act of a specified number of registrable securities held by such Significant Unitholder(s). Subject to certain exceptions, New TopCo will not be required to effect the demand right more than three times.

Piggyback Registration: Any Significant Unitholder shall be entitled to reasonable and customary piggyback registration rights.

Termination of Rights:	The rights of the Unitholders under the New LLC Agreement (other than “Registration Rights” set forth above) shall terminate upon the consummation of an IPO.

Governing Law and Forum:	Delaware.

EXECUTION VERSION

Schedule A

Actions Requiring Majority Unitholder and Required Managers Approval

1.	Distributions or dividends made by any of the Companies to Unitholders that own or hold Class A Common Units that are not made to such Unitholders (a) on a pro rata basis (based on the number of Class A Common Units owned or held by such Unitholders immediately prior to such distribution or dividend), or (b) in the same form.

2.	Repurchases or redemptions of Class A Common Units made by any of the Companies that are not made (a) on a pro rata basis (based on the number of Class A Common Units owned or held by all Unitholders immediately prior to such repurchases or redemptions), or (b) in the same form of consideration.

3.	Transfer New TopCo to or domesticate or continue New TopCo in any jurisdiction other than the State of Delaware.

4.	Consummate any initial public offering of securities.

5.	List any securities on any securities exchange, or register any securities with the United States Securities and Exchange Commission.

6.	Convert any Company to a corporation, a statutory trust, a business trust, an association, a real estate investment trust, a common-law trust or any other incorporated or unincorporated business or entity or make any change in any Company’s entity classification for U.S. federal income tax purposes.

7.	Any of the following: (a) merging with, or consolidating into, another entity, regardless of whether the applicable Company is the survivor, (b) selling, leasing or exchanging all or substantially all of a Company’s property and assets, including its goodwill, or (c) consummating any Sale Transaction, in any such case, other than (i) any such transaction that is consummated as an internal restructuring transaction (including the dissolution or merger of any immaterial or dormant Company) or that is consummated as part of a financing transaction, in any such case that is not material to the businesses or operations of the Companies, taken as a whole, and (ii) as set forth in the provision entitled “Drag-Along Rights”.

EXHIBIT F

Schedule of Retained Causes of Action

Pursuant to the Plan, the Debtors previously disclosed their intention to retain Causes of Action in Article IV.N therein, as set forth below:

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases and exculpation set forth in this section and in Article IX of the Plan, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date, including each Cause of Action set forth in the schedule of retained Causes of Action included in the Plan Supplement. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or the Reorganized Debtors shall not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant, or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, in no instance shall any Cause of Action preserved pursuant to Article IV.N of the Plan include any Claim or Cause of Action released or exculpated under the Plan (including, without limitation, by the Debtors).

Notwithstanding and without limiting the generality of Article IV.N of the Plan, included herein are certain specific types of Causes of Action that are expressly preserved by the Debtors and/or Reorganized Debtors.

In addition, pursuant to the Order (I) Authorizing the Debtors to File a Consolidated Creditor Matrix and List of the 30 Largest Unsecured Creditors; (II) Waiving the Requirement to File a List of Equity Security Holders; (III) Authorizing the Debtors to Redact Certain Personally Identifiable Information; and (IV) Granting Related Relief [Docket No. 73], the Debtors prepared and filed with the Court a consolidated creditor matrix [Docket No. 90]. To the extent not released pursuant to the Plan, the Debtors expressly retain all Causes of Action against any entity listed in the creditor matrix, regardless of whether such entity is expressly identified herein, to the extent such entity or entities owe or may in the future owe money to the Debtors or the Reorganized Debtors.

The below includes certain entities that are party to or that the Debtors believe may become party to litigation, arbitration, or any other type of adversarial proceeding or dispute resolution proceeding, whether formal or informal, judicial or non-judicial. Unless otherwise released by the Plan, the Debtors expressly reserve all Causes of Action against or related to all entities that are party to or that may in the future become party to litigation, arbitration, or any other type of adversarial proceeding or dispute resolution proceeding, whether formal or informal, judicial or non-judicial, including, without limitation, dealers, creditors, customers, employees, utilities, suppliers, vendors, insurers, sureties, factors, lenders, bondholders, lessors, carriers, or any other parties, regardless of whether such entity is expressly identified herein.

1.	Causes of Action, potential counterclaims, and defenses that may be asserted against lien claimants in connection with lien disposition, including, without limitation, Causes of Action related to rights of setoff and contractual breaches.

2.	Causes of Action, potential counterclaims, and defenses that may be asserted against vendors, customers, carriers, and property owners related to payment shortfalls, past due payments, and contractual breaches, including, without limitation, Causes of Action related to rights of setoff, contractual breaches, and lease defaults.

3.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units related to, among other things, sales and other tax refunds and attributes, and tax audits, investigations, or other similar reviews including, without limitation, Causes of Action related to rights of setoff, and all Causes of Action against or related to all entities that assert or may assert that the Debtors or Reorganized Debtors owe taxes to them.

4.	Causes of Action, potential counterclaims, and defenses that may be asserted in relation to Insurance Contracts.

5.	Causes of Action, potential counterclaims, and defenses based in whole or in part upon any and all postings of security deposits, adequate assurance payments, or any other type of deposit, prepayment, or collateral.

6.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units related to, among other things, the importing of goods into the United States, and the exporting of goods from the United States, including, without limitation, customs regulations, entries and liquidations, duties and tariffs (including payments, protests, and related), inspections and certifications; and other import and export activities.

7.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units related to, among other things, product safety and compliance, including, without limitation, regulations relating to the packaging, transportation and shipment of consumer goods, regulations relating to consumer product safety laws, regulations, certifications, inspections, and testing, and California Proposition 65.

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8.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units, employees, customers, and other individuals related to, among other things, store operations, site health, customer and employee safety, and code compliance including, without limitation occupational safety and health citations, building code violations, and store and website accessibility claims.

9.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units, customers, and other individuals related to, among other things, product pricing and promotions.

10.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units, customers, and other individuals related to, among other things, product warranties.

11.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units, employees, customers, and other individuals related to, among other things, environmental regulations.

12.	Causes of Action, potential counterclaims, and defenses that may be asserted against customers, and other individuals related to, among other things, store experiences and team member interaction.

13.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units, employees, and other individuals related to privacy, including, but not limited to, matters initiated under the Telephone and Consumer Protection Act (TCPA) or the California Invasion of Privacy Act.

14.	Causes of Action, potential counterclaims, and defenses based in whole or in part upon intellectual property or any and all contracts, leases, and licenses to which the Debtors are a party or pursuant to which any of the Debtors have any rights whatsoever.

15.	Causes of Action, potential counterclaims, and defenses that may be asserted against Governmental Units, employees, and other individuals related to, among other things, investigations or similar reviews of employment matters, including, without limitation, various matters pending before the equal opportunity commissions of several states including, but not limited to, Delaware and Texas.

16.	Causes of Action, potential counterclaims, and defenses that may be asserted under Chapter 5 of the Bankruptcy Code, except, for the avoidance of doubt, any claims which are released under the Plan.

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17.	Causes of Action, potential counterclaims, and defenses, among other things, that may be asserted in the following cases, proceedings, and/or threatened cases and proceedings:

a.	Anne Heiting v. The Container Store, Inc., Case No. 23STCVC20250, stayed in the Superior Court of the State of California, County of Los Angeles.

b.	Cantwell v. The Container Store, Inc., Case No. 24-cv-06920-BMC, administratively closed pending further Order of the Bankruptcy Court in the U.S. District Court for the Eastern District of New York.

c.	Gravel Rating Systems LLC v. The Container Store, Inc., Case No. 4:22-cv-01000, stayed in the U.S. District Court for the Eastern District of Texas Sherman Division.

d.	Hayes v. The Container Store, Inc., Case No. 20CV363825, pending in the Superior Court of the State of California, County of Santa Clara.

e.	Hernandez v. The Container Store, Inc., Case No. 1:24-cv-24519-RNS, pending in the U.S. District Court for the Southern District of Florida.

f.	Lisa Irving v. The Container Store, Inc., Case No. CGC-20-586616, pending in the Superior Court of the State of California, County of San Francisco.

g.	Mark Cadigan and Mika Pyyhkala, on behalf of themselves and all others similarly situated v. The Container Store, Inc., Case No. 20-2119B, pending in the Suffolk County Superior Court.

h.	The Container Store v. United States et al, Case No. 1:20-cv-01880, stayed in the Court of International Trade.

i.	Various third-party subpoenas, civil investigative demands, and discovery requests received by the Debtors in matters not against or including the Debtors from various parties.

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EXHIBIT G

Directors and Officers of the Reorganized Debtors1

The members of the Reorganized Board shall consist of a number of members determined by the Required Consenting Lenders in their sole discretion, which shall consist of members appointed in a manner determined by the Required Consenting Lenders in their sole discretion and set forth in the New Organizational Documents for Reorganized Parent.

The identity and affiliations of Persons presently proposed to serve on the Reorganized Board are as follows:

1.	Satish Malhotra

2.	TBD

3.	TBD

4.	TBD

5.	TBD

The Debtors shall disclose the identity and affiliations of any other Person proposed to serve on the Reorganized Board or as a director, manager, or officer of a Reorganized Debtor as soon as such Persons are known and determined, to the extent determined prior to confirmation of the Plan. To the extent not so determined, such directors, managers, or officers will be appointed in accordance with the New Organizational Documents.

The composition of the board of directors, board of managers or other governing body of any direct or indirect wholly-owned subsidiary of the Reorganized Parent (each, a “Subsidiary Governing Body”) shall be comprised of one or more executive employees of any of the Companies or other individuals selected or approved by the Reorganized Board in accordance with the New Organizational Documents.

Each of the directors, managers, sole managers and officers of each of the Reorganized Debtors and Reorganized Parent shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor or Reorganized Parent, as applicable, and may be designated, replaced, or removed in accordance with such New Organizational Documents.

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Organizational Documents and any applicable employment agreements that are assumed pursuant to the Plan.

Except to the extent that a member of the board of directors of the Parent is designated in this exhibit to serve as a manager of the Reorganized Board on the Effective Date, the members of the board of directors of the Parent prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such director shall be deemed to have resigned or shall otherwise cease to be a director of the Reorganized Parent on the Effective Date.

[1]	Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The selection process for the Reorganized Board is still ongoing and the contents of this exhibit may be supplemented or revised in an amended Plan Supplement.

EXHIBIT H

Rejected Executory Contract/Unexpired Lease List

The Debtors hereby provide notice that, pursuant to section 365 of the Bankruptcy Code, the Debtors propose to reject the Executory Contract listed on the rejection schedule below (the “Rejection Schedule”) as of the Petition Date.

The Plan Supplement Documents, or portions thereof, remain subject to continuing negotiations among the Debtors and interested parties with respect thereto. Subject to the terms and conditions set forth in the Prepackaged Joint Plan of Reorganization of the Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 19] (including any exhibits and schedules thereto and as may be modified, amended, or supplemented, the “Plan”),1 the Debtors reserve the right to amend or supplement this Exhibit H, and any of the documents and designations contained herein, as provided for by the Plan or by order of the Court.

The Debtors’ listing of an Executory Contract or Unexpired Lease on the Rejection Schedule shall not be deemed or construed as (a) a promise by the Debtors to seek the rejection of such contract or lease, (b) a limitation or waiver on the Debtors’ ability to amend, modify or supplement the Rejection Schedule, (c) a limitation or waiver on the Debtors’ ability to seek to assume or reject any Executory Contract or Unexpired Lease, or (d) an admission that any potential Executory Contract or Unexpired Lease is, in fact, an Executory Contract or Unexpired Lease under section 365 of the Bankruptcy Code. Moreover, the Debtors explicitly reserve their rights, in their sole discretion, to reject or assume each Executory Contract or Unexpired Lease pursuant to section 365(a) of the Bankruptcy Code and nothing herein (a) alters in any way the prepetition nature of such agreements or the validity, priority, or amount of any claims of a counterparty such agreements against the Debtors that may arise under such agreements, (b) creates a postpetition contract or agreement, or (c) elevates to administrative expense priority any claims of a counterparty to an Executory Contract or Unexpired Lease against the Debtors that may arise under such agreements. Any Rejection Damages Claims for Executory Contracts or Unexpired Leases that the Debtors, with the consent of the Required Consenting Term Lenders, elect to reject shall be treated in accordance with the Plan and applicable provisions of the Bankruptcy Code; provided, that if such Claim is a Subordinated Claim, such Claim shall not be paid in full on the Effective Date and instead shall be treated as a Subordinated Claim pursuant to the terms of this Plan.

The Debtors reserve all their rights, claims and causes of action with respect to the Executory Contracts listed on the Rejection Schedule, including the right to amend, revise, or supplement the Rejection Schedule for any reason whatsoever, including based on objections received to Article V of the Plan or otherwise.

[1]	Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Plan.

Rejection Schedule

Debtor	Counterparty Name	Description of Rejected Executory Contract
The Container Store Group, Inc.	Beyond, Inc.	Securities Purchase Agreement dated as of October 15, 2024, and any and all executory agreements ancillary thereto
The Container Store Group, Inc.	Beyond, Inc.	Collaboration Agreement dated as of October 15, 2024, and any and all executory agreements ancillary thereto

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

------------------------------------------------------------	x
:
In re:	:	Chapter 11
:
THE CONTAINER STORE GROUP, INC., et al.,	:	Case No. 24-90627 (ARP)
Debtors.[1]	:
	:	(Jointly Administered)
:
------------------------------------------------------------	x

NOTICE OF FILING OF SECOND AMENDED

PLAN SUPPLEMENT TO THE FIRST AMENDED PREPACKAGED JOINT
PLAN OF REORGANIZATION OF THE CONTAINER STORE GROUP, INC. AND
ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

On January 14, 2025, in connection with the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 19] (as may be amended, supplemented, or modified from time to time, including Docket No. 165, the “Plan”),2 the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed the Notice of Filing of Plan Supplement to the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 132] (the including any exhibits and schedules thereto and as may be further amended, modified, or supplemented from time to time, the “Plan Supplement”).

On January 23, 2025, the Debtors filed the Notice of Filing of First Amended Plan Supplement to the Prepackaged Joint Plan of Reorganization of The Container Store Group, Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 170].

The Debtors hereby file the following amended document as part of the Plan Supplement, which replaces and supersedes all prior-filed versions of such document (which remain subject to ongoing negotiations among the Debtors and interested parties in accordance with the Plan and Transaction Support Agreement):

Exhibit	Plan Supplement Document
G	Directors and Officers of the Reorganized Debtors

[1]	The Debtors in these cases, together with the last four digits of each Debtor’s taxpayer identification number, are: The Container Store Group, Inc. (5401); The Container Store, Inc. (6981); C Studio Manufacturing Inc. (4763); C Studio Manufacturing LLC (5770); and TCS Gift Card Services, LLC (7975). The Debtors’ mailing address is 500 Freeport Parkway, Coppell, TX 75019.

[2]	Capitalized terms used but not otherwise defined herein have the meanings given to them in the Plan.

Attached hereto as Attachment 1 is a redline to reflect any amendments or modifications made to the document contained in this Plan Supplement since the prior-filed version.

On January 24, 2025, the Court entered the Order (I) Approving Debtors’ Disclosure Statement and (II) Confirming First Amended Prepackaged Joint Plan of Reorganization of the Container Store Group, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code

[Docket No. 181] confirming the Plan. The Plan Supplement has been deemed incorporated into and part of the Plan as if set forth therein in full. The documents and designations contained in this Plan Supplement are integral to, and considered part of, the Plan.

Subject to the terms and conditions of the Plan and the Transaction Support Agreement, the Debtors reserve the right to alter, modify, or supplement any document that is part of, or add any document to, the Plan Supplement. To the extent that the Debtors make any additional amendments or modifications to any documents that are part of the Plan Supplement (each, a “Revised Plan Supplement Document”), the Debtors shall file with the Court a redline comparing the Revised Plan Supplement Document against the relevant Plan Supplement document attached hereto for the convenience of the Court and all parties in interest. None of the information contained herein or in any Revised Plan Supplement Document shall be deemed final or binding on the Debtors prior to the Effective Date of the Plan.

The Plan Supplement, the Plan, the Disclosure Statement, and related materials can be obtained free of charge at the Debtors’ public restructuring website maintained by Kurtzman Carson Consultants, LLC d/b/a Verita Global (the “Solicitation Agent”) at www.veritaglobal.net/thecontainerstore or by contacting the Solicitation Agent at (888) 251-3046 (U.S. / Canada, toll-free), (310) 751-2615 (International, toll), or www.veritaglobal.net/thecontainerstore/inquiry. In addition, such documents are available for inspection for a fee on the Court’s electronic case filing system at www.txs.uscourts.gov using a PACER password (to obtain a PACER password, go to the PACER website at http://pacer.psc.uscourts.gov).

THIS NOTICE IS BEING SENT TO YOU FOR INFORMATIONAL PURPOSES ONLY. IF YOU HAVE QUESTIONS WITH RESPECT TO YOUR RIGHTS UNDER THE PLAN OR ABOUT ANYTHING STATED HEREIN, OR IF YOU WOULD LIKE TO OBTAIN ADDITIONAL INFORMATION, PLEASE CONTACT THE SOLICITATION AGENT AT THE NUMBER OR EMAIL ADDRESS SPECIFIED ABOVE. PLEASE NOTE THAT THE SOLICITATION AGENT CANNOT PROVIDE LEGAL ADVICE.

2

Dated:	January 27, 2025	Respectfully submitted,
Houston, Texas
/s/ Timothy A. (“Tad”) Davidson II
HUNTON ANDREWS KURTH LLP
Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)
Ashley L. Harper (Texas Bar No. 24065272)
Philip M. Guffy (Texas Bar No. 24113705)
600 Travis Street, Suite 4200
Houston, TX 77002
Telephone: (713) 220-4200
Email:	taddavidson@HuntonAK.com
ashleyharper@HuntonAK.com
pguffy@HuntonAK.com

- and -

LATHAM & WATKINS LLP
George A. Davis (NY Bar No. 2401214)
Hugh Murtagh (NY Bar No. 5002498)
Tianjiao (TJ) Li (NY Bar No. 5689567)
Jonathan J. Weichselbaum (NY Bar No. 5676143)
1271 Avenue of the Americas
New York, NY 10020
Telephone: (212) 906-1200
Email:	george.davis@lw.com
hugh.murtagh@lw.com
tj.li@lw.com
jon.weichselbaum@lw.com

Ted A. Dillman (CA Bar No. 258499)
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Telephone: (213) 485-1234
Email:	ted.dillman@lw.com

Proposed Co-Counsel for the Debtors and
Debtors in Possession

Certificate of Service

I certify that on January 27, 2025, a true and correct copy of the foregoing document was served by the Electronic Case Filing System for the United States Bankruptcy Court for the Southern District of Texas on those parties registered to receive electronic notices.

/s/ Timothy A. (“Tad”) Davidson II
Timothy A. (“Tad”) Davidson II

3

EXHIBIT G

Directors and Officers of the Reorganized Debtors1

The members of the Reorganized Board shall consist of a number of members determined by the Required Consenting Lenders in their sole discretion, which shall consist of members appointed in a manner determined by the Required Consenting Lenders in their sole discretion and set forth in the New Organizational Documents for Reorganized Parent.

The identity and affiliations of Persons presently proposed to serve on the Reorganized Board are as follows:

1.	Satish Malhotra: A seasoned retail executive with decades of diverse experience, Satish Malhotra joined The Container Store in February 2021 as Chief Executive Officer and President. Satish has led the company through its articulation of a new brand purpose, the launch of the Organized Insider loyalty program and The Container Store App, the opening of its first small-format stores, significant eCommerce improvements, a renewed focus on the customer experience and Custom Spaces business, including an in-home design service, key additions to The Container Store leadership team, and the release of the company’s first-ever sustainability report. In 2022, Satish led The Container Store through its strategic acquisition of ClosetWorks, and the launch of a premium, wood-based custom space line, Preston, alongside a new Custom Spaces brand architecture that pushes beyond custom closets. In 2024, the company’s modular, Elfa Custom Spaces offering expanded with his oversight into key categories with the launch of Elfa Garage and enhanced functionalities with the launch of Decor+. In parallel, his focus on innovation and whole-home solutions drove the launch of The Everything Organizer, a private label collection of general merchandise products that complement The Container Store’s Custom Spaces lines and can work in any area of the home. All these developments enable The Container Store to transform lives through the power of organization and address nearly any customer need. Under his leadership, initiatives like in-store mobile checkout, efficiencies in web order processing, and implementation of a new store communication tool led to the company being recognized as a 2023 Forbes Customer Experience All Star, further demonstrated by a consistent, strong net promoter score. Additionally, The Container Store App reached a 4.7 App Store rating, ranking within the top 200 apps in shopping. In 2022, The Container Store’s branding campaign won Grand Prize and Strategy of the Year in the PR Daily Content Marketing Awards and Best Use of TikTok in Digiday’s Content Marketing Awards. Before joining The Container Store, Satish held various leadership roles at prestige beauty retailer Sephora Americas for more than 20 years. He served most recently as Chief Retail Officer and Chief Operating Officer, responsible for leading Sephora’s retail growth by expanding its in-store services and experiences, developing digitally enabled solutions, and by growing its off-mall store locations. In prior roles, he was responsible for Technology, Supply Chain, Store Development, Legal, Strategy and Partnerships, including the Sephora inside JCPenney (SiJCP) business, which now operates in over 600 stores. He also spent several years overseeing Sephora’s expansion into Canada and Latin America. Highlights of his career at Sephora include: transforming Sephora’s IT department to a Center of Excellence within parent company LVMH, launching all of Sephora’s digital commerce properties (including website, mobile, social and CRM), strengthening Sephora’s supply chain to enable 98% of online orders to be received by consumers within two business days, developing an off-mall store concept which dramatically improved Sephora’s accessibility to its consumers, and led the efforts in creating Sephora’s purpose of “inspiring fearlessness”. Before joining Sephora, Satish was a Transaction Services Senior Associate at PwC. He is a Certified Public Accountant (inactive). Throughout his career, Satish has excelled at developing and growing new sales channels, solving complex “back of the house” problems with innovative solutions, and attracting and developing high-performing talent. Leveraging this expertise, he serves on the BigCommerce Board of Directors on the compensation committee. In 2020, the World Retail Forum presented him with the Innovation Leadership Award and D CEO recognized him as one of the most influential North Texas CEOs in 2023 and 2024. A graduate of the University of California, Berkeley, Walter A. Haas School of Business with a Bachelor of Science in Business Administration, Satish has also completed the LVMH Inspiring Entrepreneurs Senior Executive Leadership Program. Malhotra currently resides in Flower Mound, Texas, with his wife, two children and their Coton du Tulear.

[1]	Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The selection process for the Reorganized Board is still ongoing and the contents of this exhibit may be supplemented or revised in an amended Plan Supplement.

2.	Joel Bines: Mr. Bines is the Founder and Managing Partner of Spruce Advisory, a boutique advisory firm serving ambitious investors, boards and executives. For nearly two-decades prior, Mr. Bines led the global retail practice at the business consultancy AlixPartners, where he served as a highly respected performance-improvement change agent for a wide-range of retailers, brands and consumer businesses, including multiple domestic and international department stores. Mr. Bines is also the author of the 2022 bestselling retail strategy book, “The Metail Economy”. Mr. Bines currently serves on the boards of Belk, Grocery Holdings, and the Martin Luther King Jr. Memorial Foundation.

3.	Ian Greenhaus: Mr. Greenhaus joined Golub Capital in 2023 and is the Head of BSL Workout. Prior to joining Golub Capital, Mr. Greenhaus was a Managing Director on the Opportunistic Credit team at CIFC Asset Management, where he focused on credit and equity opportunities across stressed and distressed issuers. Prior to this position, he worked at Logen Asset Management as a Vice President, where he focused on distressed, event-driven, and leveraged credit and equity opportunities. Prior to that, Mr. Greenhaus worked at Whippoorwill Associates as a Senior Research Analyst, where he focused on middle market distressed situations. Mr. Greenhaus earned his BBA from the Emory University Goizueta Business School and he received an MBA from the NYU Stern School of Business.

4.	Andrew Wadhams: Mr. Wadhams is the founder of The Wadhams Group, a consumer products consulting practice. Mr. Wadhams began his career in the Gap organization, where he led field operations and expansion within the Gap, GapKids, and Banana Republic brands both domestically and internationally. He ultimately was responsible for 800 locations generating $1.4B in sales. After Gap, he specialized in taking PE-backed, distressed retail concepts, and improving both sales and profitability. He created 3 successful exits; two were acquired, while one launched a successful IPO. In addition, as COO of California Closets, Mr. Wadhams was tasked with creating a “Company Owned” division. His team assessed, (re)purchased, and integrated over 30 franchisees into a centralizing entity, successfully leveraging sales, manufacturing, and operational support to drive profitability. Mr. Wadhams attended Cal Poly, San Luis Obispo, and studied Social Sciences with a concentration in Industrial Relations. He is currently a Board Advisor the University of San Francisco’s School of Business Management, and on the Board of the Boy & Girls Clubs, San Leandro.

5.	Michael Nicholson: Mr. Nicholson is currently President and Chief Operating Officer of J.Crew Group, Inc. He held the title of Interim Chief Executive Officer from April 11, 2019 until February 2, 2020 and served as Chief Financial Officer from January 2016 to August 2017. Previously, he was Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of ANN, Inc. from December 2012 until August 2015. From 2007 to 2012, he served as Executive Vice President, Chief Financial Officer and Treasurer of ANN, Inc. Prior to that, he spent seven years at Limited Brands, Inc. holding various executive positions including Executive Vice President, Chief Operating Officer and Chief Financial Officer for Victoria’s Secret Beauty Company. Earlier in his career, Mr. Nicholson held senior positions at Colgate Palmolive and Altria Group, Inc. Mr. Nicholson received his bachelor's degree in accounting from Niagara University and his master's degree in business administration from St. John's University. Mr. Nicholson is also a Certified Public Accountant.

The composition of the board of directors, board of managers or other governing body of any direct or indirect wholly-owned subsidiary of the Reorganized Parent (each, a “Subsidiary Governing Body”) shall be comprised of one or more executive employees of any of the Companies or other individuals selected or approved by the Reorganized Board in accordance with the New Organizational Documents.

The identity and affiliations of Persons presently proposed to serve on the board of the Reorganized The Container Store Group, Inc. are as follows:

1.	Jeff Miller: Jeff Miller has been with The Container Store since August 2013 and has served as our Chief Financial Officer since August 2020. Jeff is responsible for the business areas of Finance, Accounting, Real Estate, Information Security, Procurement and Internal Audit. Previously, Jeff served as our Vice President and Chief Accounting Officer. Prior to joining The Container Store, Jeff was at FedEx Office for over 10 years and served in a variety of roles with increasing responsibility, progressing to Vice President and Controller from 2008 until his departure. Jeff began his career as an auditor with Arthur Andersen and Ernst & Young. He brings over 25 years of accounting and finance experience to the Chief Financial Officer role.

2.	Satish Malhotra: See bio above.

The identity and affiliations of Persons presently proposed to serve on the board of the Reorganized The Container Store, Inc. are as follows:

1.	Jeff Miller: See bio above.

2.	Satish Malhotra: See bio above.

Each of the directors, managers, sole managers and officers of each of the Reorganized Debtors and Reorganized Parent shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor or Reorganized Parent, as applicable, and may be designated, replaced, or removed in accordance with such New Organizational Documents.

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Organizational Documents and any applicable employment agreements that are assumed pursuant to the Plan.

Except to the extent that a member of the board of directors of the Parent is designated in this exhibit to serve as a manager of the Reorganized Board on the Effective Date, the members of the board of directors of the Parent prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such director shall be deemed to have resigned or shall otherwise cease to be a director of the Reorganized Parent on the Effective Date.

ATTACHMENT 1

Redline of Directors and Officers of the Reorganized Debtors

EXHIBIT G

Directors and Officers of the Reorganized Debtors1

The members of the Reorganized Board shall consist of a number of members determined by the Required Consenting Lenders in their sole discretion, which shall consist of members appointed in a manner determined by the Required Consenting Lenders in their sole discretion and set forth in the New Organizational Documents for Reorganized Parent.

The identity and affiliations of Persons presently proposed to serve on the Reorganized Board are as follows:

1.	Satish Malhotra: A seasoned retail executive with decades of diverse experience, Satish Malhotra joined The Container Store in February 2021 as Chief Executive Officer and President. Satish has led the company through its articulation of a new brand purpose, the launch of the Organized Insider loyalty program and The Container Store App, the opening of its first small-format stores, significant eCommerce improvements, a renewed focus on the customer experience and Custom Spaces business, including an in-home design service, key additions to The Container Store leadership team, and the release of the company’s first-ever sustainability report. In 2022, Satish led The Container Store through its strategic acquisition of ClosetWorks, and the launch of a premium, wood-based custom space line, Preston, alongside a new Custom Spaces brand architecture that pushes beyond custom closets. In 2024, the company’s modular, Elfa Custom Spaces offering expanded with his oversight into key categories with the launch of Elfa Garage and enhanced functionalities with the launch of Decor+. In parallel, his focus on innovation and whole-home solutions drove the launch of The Everything Organizer, a private label collection of general merchandise products that complement The Container Store’s Custom Spaces lines and can work in any area of the home. All these developments enable The Container Store to transform lives through the power of organization and address nearly any customer need. Under his leadership, initiatives like in-store mobile checkout, efficiencies in web order processing, and implementation of a new store communication tool led to the company being recognized as a 2023 Forbes Customer Experience All Star, further demonstrated by a consistent, strong net promoter score. Additionally, The Container Store App reached a 4.7 App Store rating, ranking within the top 200 apps in shopping. In 2022, The Container Store’s branding campaign won Grand Prize and Strategy of the Year in the PR Daily Content Marketing Awards and Best Use of TikTok in Digiday’s Content Marketing Awards. Before joining The Container Store, Satish held various leadership roles at prestige beauty retailer Sephora Americas for more than 20 years. He served most recently as Chief Retail Officer and Chief Operating Officer, responsible for leading Sephora’s retail growth by expanding its in-store services and experiences, developing digitally enabled solutions, and by growing its off-mall store locations. In prior roles, he was responsible for Technology, Supply Chain, Store Development, Legal, Strategy and Partnerships, including the Sephora inside JCPenney (SiJCP) business, which now operates in over 600 stores. He also spent several years overseeing Sephora’s expansion into Canada and Latin America. Highlights of his career at Sephora include: transforming Sephora’s IT department to a Center of Excellence within parent company LVMH, launching all of Sephora’s digital commerce properties (including website, mobile, social and CRM), strengthening Sephora’s supply chain to enable 98% of online orders to be received by consumers within two business days, developing an off-mall store concept which dramatically improved Sephora’s accessibility to its consumers, and led the efforts in creating Sephora’s purpose of “inspiring fearlessness”. Before joining Sephora, Satish was a Transaction Services Senior Associate at PwC. He is a Certified Public Accountant (inactive). Throughout his career, Satish has excelled at developing and growing new sales channels, solving complex “back of the house” problems with innovative solutions, and attracting and developing high-performing talent. Leveraging this expertise, he serves on the BigCommerce Board of Directors on the compensation committee. In 2020, the World Retail Forum presented him with the Innovation Leadership Award and D CEO recognized him as one of the most influential North Texas CEOs in 2023 and 2024. A graduate of the University of California, Berkeley, Walter A. Haas School of Business with a Bachelor of Science in Business Administration, Satish has also completed the LVMH Inspiring Entrepreneurs Senior Executive Leadership Program. Malhotra currently resides in Flower Mound, Texas, with his wife, two children and their Coton du Tulear.

[1]	Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The selection process for the Reorganized Board is still ongoing and the contents of this exhibit may be supplemented or revised in an amended Plan Supplement.

2.	Joel Bines: Mr. Bines is the Founder and Managing Partner of Spruce Advisory, a boutique advisory firm serving ambitious investors, boards and executives. For nearly two-decades prior, Mr. Bines led the global retail practice at the business consultancy AlixPartners, where he served as a highly respected performance-improvement change agent for a wide-range of retailers, brands and consumer businesses, including multiple domestic and international department stores. Mr. Bines is also the author of the 2022 bestselling retail strategy book, “The Metail Economy”. Mr. Bines currently serves on the boards of Belk, Grocery Holdings, and the Martin Luther King Jr. Memorial Foundation.

3.	Ian Greenhaus: Mr. Greenhaus joined Golub Capital in 2023 and is the Head of BSL Workout. Prior to joining Golub Capital, Mr. Greenhaus was a Managing Director on the Opportunistic Credit team at CIFC Asset Management, where he focused on credit and equity opportunities across stressed and distressed issuers. Prior to this position, he worked at Logen Asset Management as a Vice President, where he focused on distressed, event-driven, and leveraged credit and equity opportunities. Prior to that, Mr. Greenhaus worked at Whippoorwill Associates as a Senior Research Analyst, where he focused on middle market distressed situations. Mr. Greenhaus earned his BBA from the Emory University Goizueta Business School and he received an MBA from the NYU Stern School of Business.

4.	Andrew Wadhams: Mr. Wadhams is the founder of The Wadhams Group, a consumer products consulting practice. Mr. Wadhams began his career in the Gap organization, where he led field operations and expansion within the Gap, GapKids, and Banana Republic brands both domestically and internationally. He ultimately was responsible for 800 locations generating $1.4B in sales. After Gap, he specialized in taking PE-backed, distressed retail concepts, and improving both sales and profitability. He created 3 successful exits; two were acquired, while one launched a successful IPO. In addition, as COO of California Closets, Mr. Wadhams was tasked with creating a “Company Owned” division. His team assessed, (re)purchased, and integrated over 30 franchisees into a centralizing entity, successfully leveraging sales, manufacturing, and operational support to drive profitability. Mr. Wadhams attended Cal Poly, San Luis Obispo, and studied Social Sciences with a concentration in Industrial Relations. He is currently a Board Advisor the University of San Francisco’s School of Business Management, and on the Board of the Boy & Girls Clubs, San Leandro.

5.	Michael Nicholson: Mr. Nicholson is currently President and Chief Operating Officer of J.Crew Group, Inc. He held the title of Interim Chief Executive Officer from April 11, 2019 until February 2, 2020 and served as Chief Financial Officer from January 2016 to August 2017. Previously, he was Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of ANN, Inc. from December 2012 until August 2015. From 2007 to 2012, he served as Executive Vice President, Chief Financial Officer and Treasurer of ANN, Inc. Prior to that, he spent seven years at Limited Brands, Inc. holding various executive positions including Executive Vice President, Chief Operating Officer and Chief Financial Officer for Victoria’s Secret Beauty Company. Earlier in his career, Mr. Nicholson held senior positions at Colgate Palmolive and Altria Group, Inc. Mr. Nicholson received his bachelor's degree in accounting from Niagara University and his master's degree in business administration from St. John's University. Mr. Nicholson is also a Certified Public Accountant.

~~5. To be appointed in accordance with the New Organizational Documents.~~

~~The Debtors shall disclose the identity and affiliations of any other Person proposed to serve on the Reorganized Board or as a director, manager, or officer of a Reorganized Debtor as soon as such Persons are known and determined, to the extent determined prior to confirmation of the Plan. To the extent not so determined, such directors, managers, or officers will be appointed in accordance with the New Organizational Documents.~~

The composition of the board of directors, board of managers or other governing body of any direct or indirect wholly-owned subsidiary of the Reorganized Parent (each, a “Subsidiary Governing Body”) shall be comprised of one or more executive employees of any of the Companies or other individuals selected or approved by the Reorganized Board in accordance with the New Organizational Documents.

The identity and affiliations of Persons presently proposed to serve on the board of the Reorganized The Container Store Group, Inc. are as follows:

1.	Jeff Miller: Jeff Miller has been with The Container Store since August 2013 and has served as our Chief Financial Officer since August 2020. Jeff is responsible for the business areas of Finance, Accounting, Real Estate, Information Security, Procurement and Internal Audit. Previously, Jeff served as our Vice President and Chief Accounting Officer. Prior to joining The Container Store, Jeff was at FedEx Office for over 10 years and served in a variety of roles with increasing responsibility, progressing to Vice President and Controller from 2008 until his departure. Jeff began his career as an auditor with Arthur Andersen and Ernst & Young. He brings over 25 years of accounting and finance experience to the Chief Financial Officer role.

2.	Satish Malhotra: See bio above.

The identity and affiliations of Persons presently proposed to serve on the board of the Reorganized The Container Store, Inc. are as follows:

1.	Jeff Miller: See bio above.

2.	Satish Malhotra: See bio above.

Each of the directors, managers, sole managers and officers of each of the Reorganized Debtors and Reorganized Parent shall serve pursuant to the terms of the applicable New Organizational Documents of such Reorganized Debtor or Reorganized Parent, as applicable, and may be designated, replaced, or removed in accordance with such New Organizational Documents.

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Organizational Documents and any applicable employment agreements that are assumed pursuant to the Plan.

Except to the extent that a member of the board of directors of the Parent is designated in this exhibit to serve as a manager of the Reorganized Board on the Effective Date, the members of the board of directors of the Parent prior to the Effective Date shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date, and each such director shall be deemed to have resigned or shall otherwise cease to be a director of the Reorganized Parent on the Effective Date.